Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

by and among

MAPLE PARENT HOLDINGS CORP.,

DR PEPPER SNAPPLE GROUP, INC.

and

SALT MERGER SUB, INC.

Dated as of January 29, 2018

TABLE OF CONTENTS

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 29, 2018, by and among Maple Parent Holdings Corp., a Delaware corporation (“Maple Parent”), Dr Pepper Snapple Group, Inc., a Delaware corporation (“DPSG”), and Salt Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of DPSG (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Maple Parent and DPSG have determined that, subject to the terms and conditions herein, it would be advisable and in the best interests of each party’s respective shareholders to combine the businesses of DPSG and Maple Parent, such that, following the transactions contemplated herein, (i) Maple Parent shall become a wholly owned Subsidiary of DPSG and (ii) the holders of the Equity Interests of Maple Parent as of immediately prior to the Effective Time will collectively own 87% of the shares of DPSG Common Stock, on a fully diluted basis, immediately after the Effective Time and the holders of the Equity Interests of DPSG as of immediately prior to the Effective Time will collectively own 13% of the shares of DPSG Common Stock, on a fully diluted basis, immediately after the Effective Time;

WHEREAS, subject to the terms and conditions herein, Merger Sub shall be merged with and into Maple Parent, with Maple Parent surviving the Merger as a wholly owned Subsidiary of DPSG;

WHEREAS, in consideration for the Merger, DPSG shall issue shares of DPSG Common Stock constituting the Merger Consideration to the stockholders of Maple Parent;

WHEREAS, in connection with the transactions contemplated herein, DPSG intends to declare and pay a special dividend of one hundred and three dollars and seventy five cents ($103.75) per share to holders of record of DPSG Common Stock as of the Dividend Record Time;

WHEREAS, the respective boards of directors of each of Maple Parent and Merger Sub have authorized, approved and declared advisable this Agreement and the Merger, in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each stockholder of Maple Parent has executed a written consent (the “Maple Parent Stockholder Consent”), which Maple Parent Stockholder Consent will be effective immediately following execution of this Agreement, adopting and approving this Agreement and the Merger, in accordance with the DGCL, and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, DPSG, as sole stockholder of Merger Sub, has executed a written consent (the “Merger Sub Stockholder Consent”), which Merger Sub Stockholder Consent will be effective immediately following execution of this Agreement, adopting and approving this

Agreement and the Merger, in accordance with the DGCL, and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of DPSG has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of DPSG and its stockholders, (b) authorized, approved and declared advisable this Agreement, the Merger and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) resolved to recommend that the stockholders of DPSG approve the DPSG Charter Amendment and the issuance of DPSG Common Stock in connection with the Merger (the “DPSG Stock Issuance”, and such recommendation, the “DPSG Recommendation”) (clauses (a), (b) and (c) above together, the “Board Actions”);

WHEREAS, the parties hereto intend that (a) the Merger qualify as (i) a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or (ii) a tax-free exchange pursuant to Section 351(a) of the Code (such tax treatment, the “Intended Tax Treatment”) and (b) this Agreement be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 354 and 361 of the Code; and

WHEREAS, Maple Parent, DPSG and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01                             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, Merger Sub shall be merged with and into Maple Parent (the “Merger”).  At the Effective Time, the separate corporate existence of Merger Sub shall cease and Maple Parent shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).  As a result of the Merger, Maple Parent shall become a wholly owned Subsidiary of DPSG.

Section 1.02                             Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 am (Eastern Time), on the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Maple Parent and DPSG.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03                             Effective Time.  Concurrently with the Closing, (a) DPSG will cause the DPSG Charter Amendment to be filed with the Secretary of State of the State of

Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the DPSG Charter Amendment with the Secretary of State of the State of Delaware, or such later date and time as is specified in the DPSG Charter Amendment and as is agreed to by DPSG and Maple Parent in writing, being the “Charter Amendment Effective Time”), (b) Maple Parent will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the Certificate of Merger and as is agreed to by DPSG and Maple Parent in writing, being the “Effective Time”; provided, that the parties hereto shall take all necessary action such that the Effective Time shall occur one minute after the Charter Amendment Effective Time) and (c) and each of DPSG, Merger Sub and Maple Parent shall make all other filings or recordings required under the DGCL (if any).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 2.01                             Certificates of Incorporation.  (a) At the Effective Time, the Certificate of Incorporation of Maple Parent shall be amended and restated to be in the form set forth in Exhibit B to this Agreement and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “A&R Maple Parent Charter”), until thereafter amended as provided therein or in accordance with applicable Law and (b) at the Charter Amendment Effective Time, the Certificate of Incorporation of DPSG shall be amended pursuant to an amendment in the form attached as Exhibit C to this Agreement (the “DPSG Charter Amendment”), and, as so amended, shall be the certificate of incorporation of DPSG,until thereafter amended as provided therein or in accordance with applicable Law (subject to Section 7.09).

Section 2.02                             The By-laws.  At the Effective Time, the By-laws of Maple Parent as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “Maple Parent By-laws”), until thereafter amended as provided therein or in accordance with applicable Law.

Section 2.03                             Directors.  The directors of Maple Parent immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the A&R Maple Parent Charter and the Maple Parent By-laws.

Section 2.04                             Officers.  The officers of Maple Parent immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the A&R Maple Parent Charter and the Maple Parent By-laws.

ARTICLE III

EFFECT ON CAPITAL STOCK

Section 3.01                             Effect on Capital Stock of Maple Parent.  At the Effective Time, by virtue of the Merger and without any action on the part of DPSG, Maple Parent or Merger Sub:

(a)                                 Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.

(b)                                 Each share of Class A common stock, $0.01 par value, of Maple Parent ( the “Maple Parent Class A Shares”) and each share of Class B common stock, $0.01 par value, of Maple Parent (the “Maple Parent Class B Shares” and collectively with the Maple Parent Class A Shares, the “Maple Parent Shares”)  issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of fully paid and nonassessable shares of DPSG Common Stock equal to the Exchange Ratio (collectively, the “Merger Consideration”), subject to adjustment in accordance with Section 3.01(c), and subject to any withholding of Taxes required by applicable Laws in accordance with Section 3.04, upon delivery of duly executed letters of transmittal in accordance with Section 3.02, and each record holder of such Maple Parent Shares immediately prior to the Effective Time shall thereafter cease to have any rights with respect thereto except the right to receive the Merger Consideration, in consideration therefor pursuant to the terms of this Agreement.  The Merger Consideration issued (and paid) in accordance with the terms of this Article III upon conversion of any Maple Parent Shares and delivery of duly executed letters of transmittal in accordance with Section 3.02 will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Maple Parent Shares, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of Maple Parent Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any duly executed letters of transmittal with respect to former Maple Parent Shares are presented to the Surviving Corporation or the Transfer Agent for any reason, they will be treated in accordance with this Article III.  “Exchange Ratio” means a number equal to the product of (i) 6.6923 and (ii) the quotient obtained by dividing the number of Fully Diluted DPSG Shares by the number of Fully Diluted Maple Parent Shares (each as set forth in the applicable certificate delivered pursuant to Section 3.01(e)).

(c)                                  Certain Adjustments.  If, between the date of this Agreement and the Effective Time (and as permitted by Article VI), the number of Fully Diluted DPSG Shares or the number of Fully Diluted Maple Parent Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration and the Special Dividend Per Share Amount shall be appropriately and proportionately adjusted to provide to the holders of the shares of DPSG Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that no adjustment under this Section 3.01(c) shall be made with respect to any change in the number of Fully Diluted DPSG Shares resulting from issuances permitted by Section 6.02.

(d)                                 Cancellation of Certain Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Maple Parent or the holders of the Maple Parent Shares, each Maple Parent Share held in the treasury of Maple Parent shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(e)                                  Fully Diluted DPSG Shares; Fully Diluted Maple Parent Shares.  Prior to the Closing, (i) DPSG shall deliver to Maple Parent a certificate signed on behalf of DPSG by the Chief Financial Officer of DPSG setting forth the total number of Fully Diluted DPSG Shares as of the close of business on the Business Day immediately preceding the Closing Date (after giving effect to the transactions contemplated in Section 7.05), and (ii) Maple Parent shall deliver to DPSG a certificate signed on behalf of Maple Parent by the Chief Financial Officer of Maple Parent setting forth the total number of Fully Diluted Maple Parent Shares as of the close of business on the Business Day immediately preceding the Closing Date (after giving effect to the transactions contemplated in Section 7.06 and the Maple Parent Restructuring).  Absent manifest error or fraud, each certificate delivered pursuant to the preceding sentence shall be final and binding on the parties and all holders of Equity Interests in any of the parties.

Section 3.02                             Exchange of Shares.

(a)                                 Transfer Agent.  At or prior to the Effective Time, DPSG shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A.  (“Transfer Agent”), in trust for the benefit of holders of the Maple Parent Shares, a number of shares of DPSG Common Stock, in book-entry or certificated form, equal to the aggregate Merger Consideration issuable pursuant to Section 3.01(b) for the purpose of exchanging Maple Parent Shares for the Merger Consideration.

(b)                                 Exchange Procedures.  Prior to the Effective Time, Maple Parent will provide to each Person who is or will be, as of immediately prior to the Effective Time, a holder of record of Maple Parent Shares (for the avoidance of doubt, after giving effect to the Maple Parent Restructuring contemplated by Section 7.15), a letter of transmittal (which shall contain customary representations and warranties of the type commensurate with a private placement of securities exempt from registration under the Securities Act and such other provisions as DPSG may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal).  Upon delivery to the Transfer Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent or DPSG, the holder of such Maple Parent Shares will be entitled to receive (following the Effective Time) in exchange therefor the Merger Consideration (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article III, and the respective Maple Parent Shares will forthwith be canceled.  Until exchanged as contemplated by this Section 3.02, any Maple Parent Shares will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 3.02.  No interest will be paid or accrue on any cash payable upon exchange of any Maple Parent Shares.

Section 3.03                             No Fractional Shares.

(a)                                 No certificates or scrip representing fractional shares of DPSG Common Stock will be issued upon the conversion of Maple Parent Shares pursuant to Section 3.02, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of DPSG Common Stock.  For purposes of this Section 3.03, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded up to three decimal places.

(b)                                 Fractional shares of DPSG Common Stock that would otherwise be allocable to any former holders of Maple Parent Shares in the Merger will be aggregated, and no holder of Maple Parent Shares will receive cash in exchange therefor equal to or greater than the value of one full share of DPSG Common Stock.  The Transfer Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by DPSG, and in no case later than 20 Business Days after the Effective Time (assuming all Maple Parent Shares have been surrendered pursuant to Section 3.02 by such date).  The Transfer Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Maple Parent Shares entitled to receive such cash.  Payment of cash in lieu of fractional shares of DPSG Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to DPSG of issuing fractional shares of DPSG Common Stock and will not represent separately bargained-for consideration.

Section 3.04                             Withholding Rights.  DPSG, the Surviving Corporation, and the Transfer Agent, as the case may be, will deduct and withhold from the consideration otherwise required to be distributed pursuant to this Agreement (including the Special Dividend) such amounts as may be required to be deducted and withheld under the Code or any provision of state, local or foreign Tax Law.  Any withheld amounts will be treated for all purposes of this Agreement as having been distributed to the Persons otherwise entitled hereto.

Section 3.05                             No Liability.  None of the parties hereto, the Surviving Corporation or the Transfer Agent will be liable to any Person in respect of any shares of DPSG Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat, or similar Law.

Section 3.06                             Further Action.  If, at any time after the Effective Time, any further action is determined by DPSG or Maple Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession, and to all rights and property, of Merger Sub and Maple Parent, the officers and directors of the Surviving Corporation and DPSG shall be fully authorized (in the name of Merger Sub, in the name of Maple Parent, and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MAPLE PARENT

Except as disclosed in the disclosure letter (the “Maple Parent Disclosure Letter”) delivered to DPSG by Maple Parent prior to the execution of this Agreement, Maple Parent hereby represents and warrants to DPSG, as follows:

Section 4.01                             Corporate Organization.  (a)  Maple Parent is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably be expected to have a Maple Parent Material Adverse Effect.

(b)                                 True and complete copies of the certificate of incorporation and by-laws of Maple Parent, each as in effect as of the date of this Agreement, have previously been made available to DPSG.

(c)                                  Each Maple Parent Subsidiary is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and, to the extent such concept is applicable, in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably be expected to have a Maple Parent Material Adverse Effect.

Section 4.02                             Capitalization.  (a)  As of the date of this Agreement, the authorized Maple Parent capital stock consists of 20,000,000 Maple Parent Shares, 10,000,000 of which are Maple Parent Class A Shares, and 10,000,000 of which are Maple Parent Class B Shares.  As of the date of this Agreement, 8,200,000 Maple Parent Shares were issued and outstanding, 6,212,120 of which were Maple Parent Class A Shares and 1,987,880 of which were Maple Parent Class B Shares.  As of the date of this Agreement, no Equity Interests in Maple Parent were issued, reserved for issuance or outstanding except as set forth in this Section 4.02.  The issuance of Maple Parent Shares pursuant to the Maple Parent Restructuring will not obligate Maple Parent or any of its Subsidiaries to issue other Maple Parent Shares or other Equity Interests of Maple Parent or any Maple Parent Subsidiary to any Person and will not result in a right of any holder of Maple Parent’s Equity Interests to adjust the exercise, conversion, exchange or reset price under any of such securities.

(b)                                 All of the issued and outstanding Maple Parent Shares are, and all of the Maple Parent Shares to be issued in connection with the Maple Parent Restructuring will be, duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable Laws governing the issuance of securities, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Maple Parent certificate of incorporation, the Maple Parent by-laws or any Contract to which Maple Parent is a party.

(c)                                  As of the date of this Agreement, the authorized Maple Parent Corp., a Delaware corporation (“Maple”), capital stock consists of 8,571,130 shares of common stock, par value $0.01 per share (“Maple Common Stock”).  As of the date of this Agreement, (i) 8,290,151 shares of Maple Common Stock were issued and outstanding and (ii) Maple RSUs entitling the holders thereof to receive an aggregate of 164,012 shares of Maple Common Stock were outstanding.  As of the date of this Agreement, no Equity Interests in Maple were issued, reserved for issuance or outstanding except as set forth in this Section 4.02.

(d)                                 All of the issued and outstanding shares of Maple Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free and clear of all Liens, other than restrictions on transfer under applicable securities Laws, and issued in compliance with all applicable Laws governing the issuance of securities, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Maple certificate of incorporation, the Maple by-laws or any Contract to which Maple is a party.

(e)                                  Except as set forth in Section 4.02(b) of the Maple Parent Disclosure Letter, all of the issued and outstanding Equity Interests of each Maple Parent Subsidiary are owned by Maple Parent, directly or indirectly, free and clear of any Liens, other than Liens for Taxes that are not yet due and immaterial Liens or Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Interests (other than restrictions under applicable securities Laws), and all of such Equity Interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for the Equity Interests of the Maple Parent Subsidiaries, as of the date of this Agreement, Maple Parent does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any Person.

Section 4.03                             Authority; No Violation.  (a) Prior to the execution of this Agreement, every holder of record of Maple Parent Shares duly executed and delivered to Maple Parent the Maple Parent Stockholder Consent pursuant to Section 228 of the DGCL. Maple Parent has delivered to DPSG a copy of the Maple Parent Stockholder Consent, which Maple Parent Stockholder Consent is currently in effect and has not been rescinded. The Maple Parent Stockholder Consent will be effective immediately following the execution of this Agreement. Maple Parent has all necessary corporate power and authority to execute and deliver this Agreement, and, upon the effectiveness of the Maple Parent Stockholder Consent, to consummate the Merger and the other Transactions, and to perform its other obligations hereunder.  The execution, delivery and, upon the effectiveness of the Maple Parent Stockholder Consent, performance of this Agreement by Maple Parent and the consummation by Maple Parent of the Merger and the other Transactions, has been duly and validly authorized by all necessary corporate action, including the receipt of all necessary stockholder approvals, and, upon the effectiveness of the Maple Parent Stockholder Consent, no other corporate proceedings on the part of Maple Parent are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other Transactions.  This Agreement has been duly and validly executed and delivered by Maple Parent and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Maple Parent, enforceable against Maple Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (collectively, the “Enforceability Limitations”)).

(b)                                 Neither the execution and delivery of this Agreement by Maple Parent nor the consummation by Maple Parent of the Merger or the other Transactions, nor compliance by Maple Parent with any of the terms or provisions of this Agreement, will (i) constitute a breach or violation of, or a default under, the certificate of incorporation, or by-laws of Maple Parent, or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Maple Parent or any Maple Parent Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Maple Parent or any Maple Parent Subsidiary under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Maple Parent or any of the Maple Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, (1) in the case of clause (ii)(A), for such violations that would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect and (2) in the case of clause (ii)(B), for any such violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens that would not individually and not in the aggregate with any such other violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens, reasonably be expected to have a Maple Parent Material Adverse Effect.  As used in this Agreement, (x) “Subsidiary,” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries and (y) the terms “Maple Parent Subsidiary” or “DPSG Subsidiary” will mean any direct or indirect Subsidiary of Maple Parent or DPSG, respectively.

Section 4.04                             Consents and Approvals.  Except for (a) the filing with the SEC of a proxy statement in definitive form relating to the DPSG Stockholders Meeting (the “Proxy Statement”) and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (b) the filing with the Secretary of State of the State of

Delaware of the Certificate of Merger as required by the DGCL, (c) compliance with notices and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and all other applicable domestic or foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of DPSG Common Stock constituting the Merger Consideration, (e) any notices, applications and filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), including the application to the NYSE for the acquisition and issuance of the shares of DPSG Common Stock constituting Merger Consideration for trading thereon, (f) any consents, approvals, orders, authorizations, registrations, transfers, waivers, disclaimers, and filings required solely by reason of DPSG’s or Merger Sub’s (as opposed to any third party’s) participation in the Merger or the other Transactions, and (g) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Maple Parent of this Agreement or (ii) the consummation by Maple Parent of the Transactions.

Section 4.05                             Financial Statements.

(a)                                 Maple Parent has heretofore made available to DPSG true, complete and correct copies of (i) the unaudited balance sheet and related unaudited statement of income of Maple Parent and the Maple Parent Subsidiaries at and for the quarters ended September 24, 2016 through December 31, 2017 (collectively, the “Maple Parent Financial Statements” and December 31, 2017, the “Maple Statement Date”), and (ii) the audited (A) balance sheets of Keurig Green Mountain, Inc. and its Subsidiaries (collectively, “KGM”) as of September 30, 2017 and September 24, 2016, (B) statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of KGM for the period ended September 30, 2017 and from March 3, 2016 to September 24, 2016, and (C) statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of KGM for the period from September 27, 2015 to March 2, 2016 (the financial statements described in clauses (A), (B) and (C), collectively, the “KGM Financial Statements”).

(b)                                 The Maple Parent Financial Statements and the KGM Financial Statements (together, the “Financial Statements”) (i) fairly present in all material respects the financial condition and results of operations of Maple Parent or, in the case of the KGM Financial Statements, KGM, as of the dates indicated therein, and the results of operation for the periods indicated therein, and (ii) except for the items set forth on Section 4.05(b) of the Maple Parent Disclosure Letter, have been prepared in accordance with GAAP, applied on a consistent basis (subject to the absence of notes (other than in the case of the KGM Financial Statements) and, in the case of the Maple Parent Financial Statements, to normal year-end adjustments, which are not expected to be material individually or in the aggregate).  The Financial

Statements have been derived from the trial balances of the Maple Parent Subsidiaries and the consolidated accounts of KGM, which are kept in accordance with GAAP and Maple Parent’s accounting methods, principles, judgments, practices, policies, classifications, and procedures consistently applied.

(c)                                  Except (i) for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet of Maple Parent or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, Maple Parent and its Subsidiaries do not have any liabilities of any nature that would, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect.

Section 4.06                             Material Contracts.

(a)                                 For all purposes of and under this Agreement (but excluding any Maple Parent Benefit Plans), a “Maple Parent Material Contract” shall mean any of the following to which Maple Parent or any of the Maple Parent Subsidiaries is a party as of the date of this Agreement:

(i)                                     any Contract that would be required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)                                  any Contract (or group of related Contracts with the same Person or its Affiliates) involving either (A) the payment or receipt of amounts by Maple Parent or any Maple Parent Subsidiary of more than $50,000,000 in Maple Parent’s fiscal year ended September 30, 2017, or (B) future payments of more than $50,000,000 in any Maple Parent fiscal year that, in the case of each of “(A)” or “(B)”, is terminable upon a change in control of Maple Parent;

(iii)                               any Contract (other than any intercompany agreement between or among Maple Parent and any Maple Parent Subsidiary) (A) for indebtedness for borrowed money in excess of $50,000,000, (B) mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any assets that are material to Maple Parent or any Maple Parent Subsidiary, taken as a whole, (C) restricting the payment of dividends or other distributions of assets by any of Maple Parent or any Maple Parent Subsidiary or (D) providing for the guaranty of indebtedness for borrowed money of any Person in excess of $50,000,000;

(iv)                              any Contract that contains a put, call or right of first refusal or similar right pursuant to which Maple Parent or any Maple Parent Subsidiary could be required to purchase or sell, as applicable, any equity interests or substantially all of the assets of any Person;

(v)                                 other than with respect to any wholly owned Subsidiary of Maple Parent, any partnership, limited liability company or joint venture agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture that is material to Maple Parent or any Maple Parent Subsidiary taken as a whole, or in which Maple Parent or any Maple Parent Subsidiary owns more than a two percent voting or economic interest;

(vi)                              any Contract to which Maple Parent or any Maple Parent Subsidiary is bound, containing a standstill or similar agreement pursuant to which one party has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates and, to the extent not entered into in the ordinary course of business or in connection with a commercial Contract, any Contract under which Maple Parent or any Maple Parent Subsidiary has ongoing indemnification obligations that are material to Maple Parent or any Maple Parent Subsidiary, taken as a whole;

(vii)                           any Contract the terms of which would or would be reasonably expected to prevent Maple Parent’s ability to consummate the Merger or the other Transactions;

(viii)                        any Contract that (A) limits or purports to limit in any material respect the type of businesses in which Maple Parent or any Maple Parent Subsidiary may engage or the locations in which any of them may engage, (B) would reasonably be expected to require the disposition of any material assets or lines of business of Maple Parent or any Maple Parent Subsidiary, (C) provides for the payment or receipt of amounts by Maple Parent or any Maple Parent Subsidiary of more than $50,000,000 annually and grants “most favored nation” status, provides exclusive access to any product or product features, is a “requirements” Contract or grants special discounts to any customer, potential customer or any class of customers, in each case that, following the Merger, would apply to DPSG or any DPSG Subsidiary, including Maple Parent or any Maple Parent Subsidiary, (D) grants to any third Person any material exclusive supply, distribution or franchise agreement or other similar material exclusive rights, or (E) prohibits or limits the right of Maple Parent or any Maple Parent Subsidiary to use, transfer, license, distribute or enforce any material Maple Parent IP Rights, other than limitations on enforcement arising from non-exclusive licenses of Maple Parent IP Rights entered into in the ordinary course of business;

(ix)                              any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement that is material to Maple Parent or any Maple Parent Subsidiary taken as a whole and that is based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever (whether tangible or intangible), other than Contracts entered into in the ordinary course of business;

(x)                                 any Contract pursuant to which (A) Maple Parent or any Maple Parent Subsidiary uses material Intellectual Property Rights owned by a third party (other than (1) license agreements for any third-party commercially available software, (2) agreements between Maple Parent or any Maple Parent Subsidiary, on the one hand, and their employees or consultants, on the other hand, entered into in the ordinary course of business or (3) non-exclusive in-bound licenses entered into in the ordinary course of business), (B) a third party uses material Maple Parent IP Rights (other than non-

exclusive out-bound licenses entered into in the ordinary course of business), or (C) Maple Parent or any Maple Parent Subsidiary consents to or agrees not to assert rights with respect to the use or registration by a third party, or a third party consents to the use or registration by Maple Parent, of any material Trademarks of Maple Parent or any Maple Parent Subsidiary;

(xi)                              any Contract entered into since December 31, 2015 that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of all of the capital stock of, or all or substantially all of the assets of, any Person (A) for aggregate consideration under such Contract in excess of $50,000,000, or (B) pursuant to which Maple Parent or any Maple Parent Subsidiary has continuing “earn-out” or other similar contingent payment obligations of more than $10,000,000;

(xii)                           any Collective Bargaining Agreement;

(xiii)                        any Contract relating to settlement of any administrative or judicial proceedings, in each case, individually in excess of $5,000,000, under which there are outstanding obligations (including settlement agreements) of Maple Parent or any Maple Parent Subsidiary;

(xiv)                       any Contract to which any of the 15 largest suppliers of Maple Parent or any Maple Parent Subsidiary (based on the consolidated cost of goods and services paid to such Person by Maple Parent or any Maple Parent Subsidiary for the Maple Parent’s fiscal year ended September 30, 2017) or any of the 15 largest customers of Maple Parent or any Maple Parent Subsidiary (based on the consolidated revenues received from such Person by Maple Parent or any Maple Parent Subsidiary for Maple Parent’s fiscal year ended September 30, 2017) is a party, in each case that has a term of more than sixty (60) days and that may not be terminated by Maple Parent or any Maple Parent Subsidiary (without penalty) within sixty (60) days after the delivery of a termination notice, other than Contracts related to the purchase of raw materials or inventory in the ordinary course of business; and

(xv)                          any lease or sublease pursuant to which Maple Parent or any Maple Parent Subsidiary uses or occupies, or has the right to use or occupy, any real property involving payment by Maple Parent or any Maple Parent Subsidiary of rent in excess of $25,000,000 per year.

(b)                                 True and complete copies of all Maple Parent Material Contracts have been made available to DPSG, other than standard retailer agreements and green coffee procurement orders under the contract terms and conditions of Green Coffee Association, Inc.

(c)                                  Except as would not have a Maple Parent Material Adverse Effect, each Maple Parent Material Contract is valid and binding on Maple Parent (and/or each such Subsidiary of Maple Parent party thereto) and, to the Knowledge of Maple Parent, each other party thereto, and is in full force and effect, enforceable against Maple Parent or each such Subsidiary of Maple Parent party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and except as would not have a Maple Parent Material

Adverse Effect neither Maple Parent nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of Maple Parent, any other party thereto, is in breach of, or default under, any such Maple Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Maple Parent or any of its Subsidiaries, or, to the Knowledge of Maple Parent, any other party thereto.  Except as would not have a Maple Parent Material Adverse Effect, neither Maple Parent nor any of its Subsidiaries has received any notice of termination or cancellation under any Maple Parent Material Contract, received any notice of breach or default under any Maple Parent Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Maple Parent Material Contract.

Section 4.07                             Absence of Certain Changes or Events.  From the Maple Statement Date through the date of this Agreement, Maple Parent and the Maple Parent Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses or in order to effectuate the terms of this Agreement.  From the Maple Statement Date through the date of this Agreement, there has not been any change, state of facts, circumstance, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Maple Parent Material Adverse Effect.

Section 4.08                             Legal Proceedings.  As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Maple Parent, threatened against Maple Parent or any of its Subsidiaries, in either case, that would, individually or in the aggregate, be material to Maple Parent and its Subsidiaries taken as a whole.  Neither Maple Parent nor any of its Subsidiaries is subject to any outstanding Order that would be, individually or in the aggregate, material to Maple Parent and its Subsidiaries taken as a whole.

Section 4.09                             Taxes and Tax Returns.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect: (i) Maple Parent and the Maple Parent Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Maple Parent or the Maple Parent Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Maple Parent or any of the Maple Parent Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Maple Parent and the Maple Parent Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Maple Parent nor any of the Maple Parent Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among any of Maple Parent and the Maple Parent Subsidiaries).

(b)                                 Within the past five years, neither Maple Parent nor any of the Maple Parent Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution purported or intended to qualify for tax-free treatment under Section 355 of the Code.

(c)                                  Maple Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)                                 Neither Maple Parent nor any of the Maple Parent Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

Section 4.10                             Employee Benefit Plans.  (a) For purposes of this Agreement, the term “Maple Parent Benefit Plan” shall mean each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing), in either case, maintained or contributed to for the benefit of any current or former employee or director of Maple Parent or any of the Maple Parent Subsidiaries, or with respect to which Maple Parent or any of the Maple Parent Subsidiaries has any current or future liability, but excluding any such plan, program, agreement, contract, policy or binding arrangement required to be maintained or to which contributions are required pursuant to applicable non-U.S. Law.  Maple Parent has made available to DPSG complete and accurate copies of the plan documents and summary plan descriptions of any material Maple Parent Benefit Plan.

(b)                                 Neither Maple Parent, any of the Maple Parent Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with Maple Parent or any of the Maple Parent Subsidiaries under Section 414 of the Code maintains or has, within the past six years, contributed to (1) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (2) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).  Except for any such events that would not, individually or in the aggregate, reasonably be expected to result in material liability to Maple Parent and the Maple Parent Subsidiaries taken as a whole, with respect to each Maple Parent Benefit Plan that is subject to Title IV of ERISA: (i) no reportable event (within the meaning of Section 4043 of ERISA) to which a waiver of the report filing requirement pursuant to applicable regulations does not apply has occurred or is expected to occur as a result of the Transactions; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (iii) all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA have been paid (or are not yet due); (iv) there has been no event described in Section 4062(e) of ERISA, and the Transactions will not result in any event described in Section 4062(e) of ERISA; and (v) no notice of intent to terminate any such plan has been filed and no amendment to treat any such plan as terminated has been adopted and no proceeding has been commenced by the Pension Benefit Guaranty Corporation to terminate any such plan.

(c)                                  Each Maple Parent Benefit Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Law.  No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 5974 of the

Code has occurred or is reasonably expected to occur with respect to any Maple Parent Benefit Plan that would reasonably be likely to result in a Maple Parent Material Adverse Effect.

(d)                                 As of the date hereof, there are no legal proceedings pending or, to the Knowledge of Maple Parent, threatened on behalf of or against any Maple Parent Benefit Plan, the assets of any trust under any Maple Parent Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Maple Parent Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that would be likely to result in material liability to Maple Parent and the Maple Parent Subsidiaries, taken as a whole.

(e)                                  No material Maple Parent Benefit Plan provides for post-retirement or post-employment welfare benefits to former employees of Maple Parent or the Maple Parent Subsidiaries, other than pursuant to Section 4980B of the Code or any similar Law, or the continuation of welfare benefits during any period in which any such former employee is receiving severance.

(f)                                   Each Maple Parent Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or may rely on an opinion letter from the IRS to such effect and, to the Knowledge of Maple Parent, nothing has occurred or is reasonably expected to cause the loss of such qualification.

(g)                                  Except as would not reasonably be likely to result in material liability to Maple Parent and the Maple Parent Subsidiaries taken as a whole, neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Maple Parent or any of the Maple Parent Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (D) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)                                 No Person is entitled to receive any additional payment (including any tax gross-up payment) from Maple Parent or any of the Maple Parent Subsidiaries as a result of the imposition of additional taxes under Section 4999 or Section 409A of the Code.

(i)                                     Except as would not reasonably be likely to result in material liability to Maple Parent and the Maple Parent Subsidiaries taken as a whole, (i) each Maple Parent Benefit Plan that is not subject to U.S. law (each, a “Maple Parent Foreign Benefit Plan”) has been established, maintained and administered in material compliance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each Maple Parent Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iii) no unfunded liability or obligation of Maple Parent or the

Maple Parent Subsidiaries exists with respect to any Maple Parent Foreign Benefit Plan that has not been accrued in accordance with applicable accounting standards.

(j)                                    Except as set forth in Section 4.10(j) of the Maple Parent Disclosure Letter, as of the date of this Agreement, neither Maple Parent nor any of the Maple Parent Subsidiaries is party to any collective bargaining or other labor-related agreement with any labor or trade union (each a “Collective Bargaining Agreement”) that pertains to employees of Maple Parent or any of the Maple Parent Subsidiaries.

(k)                                 To the Knowledge of Maple Parent, as of the date of this Agreement, (i) there are no activities or proceedings of any labor or trade union to organize any employees of Maple Parent or any of the Maple Parent Subsidiaries; (ii) except in the ordinary course of business consistent with past practice, no Collective Bargaining Agreement is being negotiated by Maple Parent or any of the Maple Parent Subsidiaries; (iii) there are no strikes, lockouts, slowdowns or work stoppages against Maple Parent or any of the Maple Parent Subsidiaries pending or, to the Knowledge of Maple Parent, threatened that may materially interfere with the respective business activities of Maple Parent or any of the Maple Parent Subsidiaries; (iv) there are no grievances or other labor disputes pending or, to the Knowledge of Maple Parent, threatened against or involving Maple Parent or any of the Maple Parent Subsidiaries; and (v) there are no unfair labor practice charges or complaints pending or, to the Knowledge of Maple Parent, threatened by or on behalf of any employee or group of employees, except in each case as would not be material to Maple Parent or any of the Maple Parent Subsidiaries, taken as a whole.

(l)                                     Except as would not reasonably be expected to have a Maple Parent Material Adverse Effect, Maple Parent and each of the Maple Parent Subsidiaries has complied with applicable Laws and orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining, civil rights, immigration, child labor, and meal and rest break periods).  Since December 31, 2015, Maple Parent and the Maple Parent Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act (WARN) and any similar state or local “mass layoff” or “plant closing” Law, and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Maple Parent or any of the Maple Parent Subsidiaries within the ninety (90) days prior to the date of this Agreement.

(m)                             To the Knowledge of Maple Parent, since December 31, 2015, Maple Parent and the Maple Parent Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of Maple Parent, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  Neither Maple Parent nor any of the Maple Parent Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(n)                                 Except as would not reasonably be expected to have a Maple Parent Material Adverse Effect, Maple Parent’s execution and delivery of this Agreement and Maple Parent’s performance of this Agreement does not require Maple Parent or any of the Maple Parent Subsidiaries to seek or obtain consent, engage in consultation with, issue any notice to, or make any filing with any employee or representative, labor union, works council or similar organization representing Maple Parent or any of the Maple Parent Subsidiaries employees, or any Governmental Entity governing employee matters, except to the extent previously made or obtained prior to the date hereof or as required by Law.

(o)                                 As of the date of this Agreement, and except as would not reasonably be expected to have a Maple Parent Material Adverse Effect, no complaints, charges or claims against Maple Parent or any of the Maple Parent Subsidiaries are pending, or to the Knowledge of Maple Parent, threatened, that would reasonably be expected to be brought or filed with any Governmental Entity, based on, arising out of, or otherwise relating to any individual’s employment or termination by Maple Parent or any of the Maple Parent Subsidiaries, or relating to Maple Parent’s or any of the Maple Parent Subsidiaries’ failure to employ an individual.

Section 4.11                             Compliance with Laws; Licenses.

(a)                                 Since December 31, 2015, the businesses of each of Maple Parent and the Maple Parent Subsidiaries (including the ownership and maintenance of all its assets) is and have been conducted in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a “Law” and collectively, “Laws”) applicable to Maple Parent and the Maple Parent Subsidiaries, except for violations that would not have a Maple Parent Material Adverse Effect.  No investigation, audit or review by any Governmental Entity with respect to Maple Parent and the Maple Parent Subsidiaries or any of their assets is pending or, to the Knowledge of Maple Parent, threatened, nor has any Governmental Entity notified Maple Parent in writing of its intention to conduct the same, except for such investigations or reviews the outcome of which would not have a Maple Parent Material Adverse Effect.

(b)                                 Maple Parent and each Maple Parent Subsidiary holds all licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of its business, except for such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Maple Parent Material Adverse Effect.

(c)                                  Neither Maple Parent nor any Maple Parent Subsidiary has received any warning letter or other written notice from any Governmental Entity, with respect to the manufacture, development, testing, labeling, marketing, promotion, advertising, endorsements or distribution of any product manufactured by, or on behalf of Maple Parent (a “Maple Parent Product”), alleging any violation or potential violation by Maple Parent or any of its Subsidiaries of any applicable Law or Order that is material to Maple Parent and its Subsidiaries taken as a whole and that remains outstanding or unresolved as of the date of this Agreement.  To the Knowledge of Maple Parent, each contract manufacturer is in compliance with all applicable Laws as they relate to Maple Parent Products, including those related to compliance with good manufacturing practices, except for violations that would not have a Maple Parent Material Adverse Effect.  To the Knowledge of Maple Parent, there is no Legal Proceeding pending against or threatened against Maple Parent’s contract manufacturers regarding the existence of a deficiency in the manufacture, production, distribution or sale related to any Maple Parent Product that would have a Maple Parent Material Adverse Effect.

(d)                                 Except as would not have a Maple Parent Material Adverse Effect, Maple Parent, each Maple Parent Subsidiary, and all Maple Parent Food Products, packaging, and food contact substances used in or with all Maple Parent Food Products have complied in all material respects with all Laws applicable to foods, packaging, or food contact substances, including those of the U.S. Food and Drug Administration (“FDA”) and all state Governmental Entities with jurisdiction over Maple Parent or the Maple Parent Subsidiaries and the Maple Parent Food Products.  For purposes of this Agreement, “Maple Parent Food Products” shall mean all food products of all types (whether private label or branded, finished food, work in process, or food ingredients) manufactured, processed or packaged by, or for, Maple Parent or the Maple Parent Subsidiaries.

(e)                                  Each Maple Parent Food Product has complied with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by Maple Parent or Maple Parent Subsidiary policies or third-party certifying bodies except for violations that would not have a Maple Parent Material Adverse Effect.

(f)                                   Since December 31, 2015, to Maple Parent’s Knowledge, (i) no Maple Parent Food Product has been the subject of any material voluntary or mandatory recall, public notification, or notification to any Governmental Entity, or similar action; and (ii) no customer or subsequent purchaser of any Maple Parent Food Product has asserted a material claim with respect to any nonconformity of any such Maple Parent Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by Maple Parent or Maple Parent Subsidiary policies or third-party certifying bodies.

(g)                                  Since December 31, 2015, to Maple Parent’s Knowledge, except as would not have a Maple Parent Material Adverse Effect (i) Maple Parent and its, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C.  §§ 78a et seq.  (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”) and (ii) neither Maple Parent, any Maple Parent Subsidiary (or in the case of Subsidiaries acquired by Maple Parent after such date, since the date of such acquisition) nor any of Maple Parent’s, directors, officers, employees, agents or other representatives acting on Maple Parent’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(h)                                 Except as would not have a Maple Parent Material Adverse Effect, since December 31, 2015, Maple Parent and each of the Maple Parent Subsidiaries (or in the case of Subsidiaries acquired by DPSG after such date, since the date of such acquisition) has complied with applicable United States and foreign export control laws and regulations, including the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department.  Without limiting the foregoing, there are no pending or, to the Knowledge of Maple Parent, threatened claims or investigations by any Governmental Entity of violations against Maple Parent or any of the Maple Parent Subsidiaries with respect to export activity or export licenses, that would have a Maple Parent Material Adverse Effect.

(i)                                     Since September 24, 2016 and except as has not had a Maple Parent Material Adverse Effect, neither Maple Parent nor any Maple Parent Subsidiary has received any written notice of or, to the Knowledge of Maple Parent, been charged with the violation of any Laws governing advertising, endorsements and consumer protection.

Section 4.12                             Environmental Liability.  Except as would not have a Maple Parent Material Adverse Effect:

(a)                                 Maple Parent and the Maple Parent Subsidiaries are, and have been, in compliance, with all Environmental Laws applicable to their respective operations, which compliance includes the possession and maintenance of, and compliance with, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities (“Permits”) required under applicable Environmental Laws for the operation of the business of Maple Parent and the Maple Parent Subsidiaries.  Neither Maple Parent nor any of the Maple Parent Subsidiaries has received any written notice, demand, letter or claim alleging that Maple Parent or any Maple Parent Subsidiary is in violation of or liable under any Environmental Law, including with respect to any alleged release of or exposure to any Hazardous Substances or the validity of or failure to comply with any Permit required under Environmental Law and, to the Knowledge of Maple Parent, no such notice, demand or claim has been threatened.

(b)                                 Neither Maple Parent nor any of the Maple Parent Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of Maple Parent, threatened Legal Proceeding (i) alleging any Liability or responsibility under or noncompliance with any Environmental Law or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation of or exposure to, Hazardous Substances, and, to Maple Parent’s Knowledge, no Hazardous Substances are present at, on or under any Maple Parent Owned Real Property or Maple Parent Leased Real Property of a type or in a condition that would reasonably be expected to give rise to liability under Environmental Laws on the part of Maple Parent or any Maple Parent Subsidiaries.  Neither Maple Parent nor any Maple Parent Subsidiary is subject to any Order or agreement by or with any Governmental Entity or third party imposing any material liability or obligation on Maple Parent or any Maple Parent Subsidiary with respect to any of the foregoing.

Section 4.13                             Real Property.  Except as would not have a Maple Parent Material Adverse Effect, Maple Parent or a Maple Parent Subsidiary has good fee simple title to all real property owned by Maple Parent or any Maple Parent Subsidiaries (the “Maple Parent Owned Real Property”) in each case free and clear of all Liens except for Permitted Liens.  Maple Parent or a Maple Parent Subsidiary has a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by Maple Parent or any Maple Parent Subsidiaries (the “Maple Parent Leased Real Property”), free and clear of all Liens except for Permitted Liens, except for any such invalidity that, individually or in the aggregate, would not have a Maple Parent Material Adverse Effect.  All buildings, structures, fixtures and other improvements on the Maple Parent Owned Real Property and the Maple Parent Leased Real Property are in good condition and are adequate to operate the business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect.  Neither Maple Parent nor any Maple Parent Subsidiary owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of any of the Maple Parent Owned Real Property or any portion thereof or interest therein that is individually or in the aggregate material to Maple Parent and the Maple Parent Subsidiaries taken as a whole.

Section 4.14                             Maple Parent Information.  The information relating to Maple Parent, and the Maple Parent Subsidiaries that is provided by or on behalf of Maple Parent or any of the Maple Parent Subsidiaries for inclusion in the Proxy Statement, or in any other document filed with any other Regulatory Agency in connection with the Merger and the other Transactions, will not, in the case of the Proxy Statement, at the date it is first mailed to DPSG’s stockholders or at the time of the DPSG Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to DPSG or any of the DPSG Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Securities Act of 1933 (the “Securities Act”) and the rules and regulations thereunder.

Section 4.15                             Intellectual Property.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect, Maple Parent and the Maple Parent Subsidiaries collectively, own, license or otherwise have the right to use, free and clear of all Liens, all Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “Maple Parent IP Rights”).  The execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions will not affect ownership of the Intellectual Property Rights owned or purported to be owned by Maple Parent and the Maple Parent Subsidiaries (the “Maple Parent Owned IP”), except for any adverse effect that would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect.  All issued Patents, registered Trademarks and registered copyrights included in the Maple Parent Owned IP are subsisting, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect.

(b)                                 (i) The conduct of the business as currently conducted by Maple Parent and the Maple Parent Subsidiaries does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and since December 31, 2015, there has been no such claim, action or proceeding asserted or, to Maple Parent’s Knowledge, threatened against Maple Parent or any of the Maple Parent Subsidiaries; (ii) there is no claim, action or proceeding asserted or, to Maple Parent’s Knowledge, threatened against Maple Parent, or any of the Maple Parent Subsidiaries that seeks to cancel, limit or challenge the ownership, validity, registrability, enforceability, or use of or right to use any Maple Parent Owned IP and; (iii) to Maple Parent’s Knowledge, no third Person is infringing, diluting, misappropriating or otherwise violating any Maple Parent Owned IP, except, in the case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect.

(c)                                  To Maple Parent’s Knowledge, Maple Parent and each of the Maple Parent Subsidiaries has taken commercially reasonable precautions to protect and maintain the confidentiality of all Trade Secrets included in the Maple Parent Owned IP (“Confidential Maple Parent IP”), except as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect.  To Maple Parent’s Knowledge, no Confidential Maple Parent IP has been used by or disclosed to any third Person (except pursuant to a non-disclosure agreement or other binding obligation to maintain confidentiality) except as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect.

(d)                                 Since December 31, 2015, except as would not, individually or in the aggregate, reasonably be expected to have a Maple Parent Material Adverse Effect (i) Maple Parent and the Maple Parent Subsidiaries are in compliance with (A) all of their respective stated privacy policies and (B) all data protection, privacy and other applicable Laws that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information and no claims have been asserted or threatened against Maple Parent or any Maple Parent Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, and (ii) there have not been any security breaches in the information technology systems used by Maple Parent and each of the Maple Parent Subsidiaries.

Section 4.16                             Financing.

(a)                                 Maple Parent has delivered to DPSG true, correct and complete copies, as of the date of this Agreement, of (i) a fully executed commitment letter, together with all schedules, exhibits, annexes and amendments thereto (the “Equity Commitment Letter”) from Maple Holdings B.V. providing for an equity investment in Maple Parent, subject only to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity

Financing”) and (ii) a fully executed commitment letter, together with all of its schedules, exhibits, annexes and amendments thereto (the “Debt Commitment Letter”) and fee letter, together with all schedules, exhibits, annexes and amendments thereto (together with the Debt Commitment Letter and the Equity Commitment Letter, the “Financing Commitments”) redacted in a form removing only the fees, pricing caps, and economic terms (including economic flex terms), from each of the Financing Sources party thereto, pursuant to which, upon the terms and subject only to the conditions set forth therein, the Financing Sources party thereto have committed to lend the amounts set forth therein in immediately available funds to DPSG for the purposes set forth therein, including funding the Transactions (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”).  The Equity Commitment Letter provides that (A) DPSG is a third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 10.12 and (B) Maple Parent will not oppose the granting of specific performance or other equitable relief in connection with the exercise by DPSG of such third party beneficiary rights.

(b)                                 As of the date hereof, each of the Equity Commitment Letter and the Debt Commitment Letter is in full force and effect, is a valid and binding obligation of Maple Parent and, to the Knowledge of Maple Parent, each of the other parties thereto, and is enforceable in accordance with its respective terms against Maple Parent and, to the Knowledge of Maple Parent, each of the other parties thereto (except, in each case, as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).  As of the date hereof, neither the Debt Commitment Letter nor the Equity Commitment Letter has been amended or modified and the obligations and commitments contained in the Debt Commitment Letter and Equity Commitment Letter have not been withdrawn, terminated or rescinded.  Maple Parent has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter and Equity Commitment Letter that are payable on or prior to the date hereof.  Assuming the accuracy of the representations and warranties set forth in Article V (subject to all materiality and knowledge qualifications contained therein) and the satisfaction (or waiver) of the conditions precedent to Maple Parent’s obligations to effect the Closing hereunder, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Maple Parent or, to the Knowledge of Maple Parent, any other Person, or result in a failure of any condition, under the Equity Commitment Letter or the Debt Commitment Letter or (ii) cause any of the conditions to the Equity Financing or the Debt Financing not to be satisfied or the full amount of the Financing contemplated by the Debt Commitment Letter and the Equity Commitment Letter to be funded at the Closing not to be available in full at the Closing.  The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the Transactions and will be sufficient in amount, together with other immediately available and unconditional funds of Maple Parent and the Maple Parent Subsidiaries at the Closing, for Maple Parent or the applicable payor to make (or cause the making of) the payment of (i) the Special Dividend, (ii) the DPSG Payoff Amount, (iii) the Maple Parent Payoff Amount and (iv) all fees and expenses reasonably expected to be incurred by DPSG and Maple Parent in connection with the Transactions (including, without limitation, all fees due and payable pursuant to the Financing Commitments) (the “Required Amount”).  As of the date hereof, there are no side letters or other Contracts or arrangements (except customary engagement letters and fee credit letters, which, in each case, do not contain conditions to the closing or funding of the Financing) relating to the closing or funding of the

Financing. The Financing Commitments expressly set forth all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Maple Parent and the Debt Financing available to DPSG, respectively, on the terms therein.

Section 4.17                             Ownership of Shares.

(a)                                 Prior to the meeting at which the board of directors of DPSG took the Board Actions, Maple Parent was not an “interested stockholder” of DPSG, as defined in Section 203 of the DGCL.

(b)                                 Prior to the date of this Agreement, Maple Parent has not taken, or authorized or permitted any Representatives of Maple Parent to take, any action that would cause Maple Parent to be deemed an “interested stockholder” of DPSG, as defined in Section 203 of the DGCL.

Section 4.18                             Advisors’ Fees.  None of Maple Parent or any of the Maple Parent Subsidiaries or any of their respective officers or directors on behalf of Maple Parent or any Maple Parent Subsidiary has employed any broker, finder, investment banker or financial advisor (each, an “Advisor”), or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than those of the advisors set forth on Section 4.18 of the Maple Parent Disclosure Letter.

Section 4.19                             Absence of Certain Agreements.  As of the date hereof, neither Maple Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written) (a) with any stockholder of DPSG in connection with the Transactions or the post-closing operations of DPSG or the Surviving Corporation or any successor thereto or (b) pursuant to which any current employee of DPSG has agreed to (i) remain as an employee of DPSG, Maple Parent or any Affiliate of DPSG or Maple Parent following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (ii) contribute or “roll-over” any portion of such employee’s Equity Interests in DPSG to any Affiliate of Maple Parent or (iii) receive any capital stock or equity securities of any Affiliate of  Maple Parent.

Section 4.20                             Solvency.  Maple Parent is not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.  Assuming (i) the satisfaction of the conditions of Maple Parent to consummate the Merger as set forth in Section 8.01 and Section 8.02, (ii) the accuracy of all representations and warranties set forth in Article V (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “DPSG Material Adverse Effect”, “materiality” or similar qualifiers) as of the Closing Date and (iii) material compliance with all covenants set forth in Section 6.01 and Section 6.02 by DPSG, as of immediately after the Effective Time (after giving effect to all of the Transactions contemplated hereby, including the Debt Financing and the payment of the Special Dividend, the DPSG Payoff Amount, the Maple Parent Payoff Amount and all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related fees and expenses), DPSG shall be Solvent. For purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and mature; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to, and is otherwise sufficient to conduct, the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, and do not believe they will incur, debts, including current obligations, beyond their ability to pay such debt as they mature in the ordinary course of business.

Section 4.21                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of Maple Parent, any of the Maple Parent Subsidiaries or Maple Parent’s Affiliates nor any other Person makes any express or implied representation or warranty on behalf of Maple Parent, any of the Maple Parent Subsidiaries or Maple Parent’s Affiliates or any other Person, and each of Maple Parent, the Maple Parent Subsidiaries and Maple Parent’s Affiliates hereby disclaims any such representation or warranty whether by Maple Parent, any of the Maple Parent Subsidiaries or any of Maple Parent’s Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DPSG AND MERGER SUB

Except as disclosed in (i) the disclosure letter (the “DPSG Disclosure Letter”) delivered by DPSG to Maple Parent prior to the execution of this Agreement or (ii) the DPSG SEC Reports filed and publicly available prior to the date of this Agreement (excluding any disclosures contained in any part of any DPSG SEC Report entitled “Risk Factors,” set forth in any “Forward-Looking Statements” disclaimer or that are primarily cautionary, non-specific, forward looking or predictive in nature), DPSG hereby represents and warrants to Maple Parent as follows:

Section 5.01                             Corporate Organization.  (a) DPSG and Merger Sub are legal entities duly organized, validly existing and in good standing under the Laws of Delaware and have all requisite corporate power and authority to own, lease and operate their properties and assets and to carry on their business as presently conducted and are duly qualified or licensed to do business and, to the extent such concept is applicable, are in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of their assets or properties or conduct of their business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably be expected to have a DPSG Material Adverse Effect.

(b)                                 True and complete copies of the certificates of incorporation and by-laws of DPSG and Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Maple Parent.

(c)                                  Each DPSG Subsidiary is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and, to the extent such concept is applicable, in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably be expected to have a DPSG Material Adverse Effect.

Section 5.02                             Capitalization.  (a)  (i) As of the date of this Agreement, the authorized DPSG capital stock consists of (A) 800,000,000 shares of common stock, par value $0.01 per share (the “DPSG Common Stock”) and (B) 15,000,000 shares of preferred stock, par value $0.01 per share, (the “DPSG Preferred Stock” and, together with the DPSG Common Stock, the “DPSG Capital Stock”).  As of the close of business on January 24, 2018 (such date and time, the “Measurement Time”), (1) 179,743,931 shares of DPSG Common Stock were issued and outstanding, (2) no shares of DPSG Common Stock were held in DPSG’s treasury, (3) no shares of DPSG Preferred Stock were issued and outstanding, (4) 9,143,457 shares of DPSG Common Stock were reserved and available for issuance pursuant to the DPSG Stock Plans, (5) compensatory stock options to purchase DPSG Common Stock pursuant to the DPSG Stock Plans (“DPSG Stock Options”) entitling the holders thereof, upon exercise, to receive an aggregate of 1,372,606 shares of DPSG Common Stock, (6) compensatory restricted stock units (“DPSG RSUs”) entitling the holders thereof to receive an aggregate of 984,031 shares of DPSG Common Stock, (7) compensatory performance share units entitling the holders thereof to receive an aggregate of 346,019 shares of DPSG Common Stock at target (“DPSG PSUs” and, together with the other equity interests referred to in clauses (5) through (7) of this sentence, the “DPSG Equity Awards”). As of the Measurement Time, no Equity Interests in DPSG were issued, reserved for issuance or outstanding except as set forth in this Section 5.02(a)(i).  From and after the Measurement Time through the date of this Agreement, DPSG has not issued any Equity Interests other than the issuance of DPSG Common Stock upon the exercise or vesting of, or pursuant to, DPSG Equity Awards outstanding as of the Measurement Time and in accordance with their respective terms in effect at such time.

(ii)                                  As of the date of this Agreement, except for DPSG Equity Awards and rights under this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding securities, options, warrants, calls, rights, commitments, Contracts, arrangements, derivative contracts, forward sale contracts, undertakings, subscriptions, redemptions, profit participations, stock appreciation rights, phantom stock, rights of first offer or refusal, anti-dilution rights, preemptive rights or other rights, convertible or exchangeable securities or other obligations of any kind, whether written or oral, requiring DPSG or any DPSG Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests of DPSG or any DPSG Subsidiary.  Except for Forfeitures and Cashless Settlements in connection with the DPSG Stock Plans, and DPSG Equity Awards, there are not any outstanding obligations of DPSG or any of the DPSG Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests in DPSG or any DPSG Subsidiary.  The issuance of shares of DPSG Common Stock pursuant to this Agreement will not obligate DPSG or any of its Subsidiaries to issue shares of DPSG Common Stock or other Equity Interests of DPSG or any DPSG Subsidiary to any Person (other than Maple Parent’s shareholders) and will not result in a right of any holder of DPSG’s Equity Interests to adjust the exercise, conversion, exchange or reset price under any of such securities.

(iii)                               Assuming the accuracy of Maple Parent’s representations and warranties in Section 4.17, the shares of DPSG Common Stock constituting Merger Consideration will be, at the time of issuance, duly authorized and validly issued and fully paid, and nonassessable, free and clear of any Liens (other than restrictions on transfer under applicable securities Laws) and issued in compliance with all applicable Laws governing the issuance of securities and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DPSG Charter, the DPSG By-laws or any Contract to which DPSG is or will be a party or by which it is or will be otherwise bound.  Subject to the terms and conditions of this Agreement, DPSG will issue to the holders of Maple Parent Shares, and the holders of Maple Parent Shares will acquire legal ownership of, and have good and valid title to, the shares of DPSG Common Stock constituting Merger Consideration.

(b)                                 All of the issued and outstanding shares of DPSG Capital Stock are and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, DPSG Equity Awards will be, duly authorized and validly issued and fully paid, nonassessable, and issued in compliance with all applicable Laws governing the issuance of securities and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DPSG Charter, the DPSG By-laws or any Contract to which DPSG is a party.  Neither DPSG nor any of the DPSG Subsidiaries is party to any voting trust, proxy, voting agreement, stockholder agreements or other similar agreement with respect to the voting, transfer or dividend rights of any Equity Interests in DPSG.  There are no outstanding agreements or other obligations of DPSG or any of its Subsidiaries requiring the registration for sale of any shares of DPSG Common Stock or other Equity Interests of DPSG or any of its Subsidiaries convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or purchase shares of DPSG Common Stock and no such additional agreements is currently contemplated.

(c)                                  DPSG has made available to Maple Parent a complete and correct list of all DPSG Equity Awards outstanding as of the Measurement Time, which includes, with respect to each such DPSG Equity Award, the (i) exercise price (if applicable) and (ii) number of shares of DPSG Common Stock underlying such award.

(d)                                 As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness, or securities convertible into or exchangeable for, or other rights to acquire, any such bonds, debentures, notes or other Indebtedness, of DPSG having the right to vote (whether on an as-converted basis or otherwise) on any matters on which stockholders may vote (“DPSG Voting Debt”) are issued or outstanding.

(e)                                  All of the issued and outstanding Equity Interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of DPSG are owned by DPSG, directly or indirectly, free and clear of any Liens, other than Liens for Taxes that are not yet due and immaterial Liens or Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Interests (other than restrictions under applicable securities Laws), and all of such Equity Interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(f)                                   Except for the Equity Interests of the DPSG Subsidiaries, as of the date of this Agreement, DPSG does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any Person.

Section 5.03                             Authority; No Violation.  (a) Prior to the execution of this Agreement, DPSG, as sole stockholder of Merger Sub, duly executed and delivered to Merger Sub the Merger Sub Stockholder Consent pursuant to Section 228 of the DGCL. DPSG has delivered to Maple Parent a copy of the Merger Sub Stockholder Consent, which Merger Sub Stockholder Consent is currently in effect and has not been rescinded. The Merger Sub Stockholder Consent will be effective immediately following the execution of this Agreement. DPSG and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, and, upon the effectiveness of the Merger Sub Stockholder Consent, receipt of the DPSG Stockholders Approval and the accuracy of Maple Parent’s representations and warranties in Section 4.17, to consummate the Merger and the other Transactions, and to perform their other obligations hereunder.  The execution, delivery and, upon the effectiveness of the Merger Sub Stockholder Consent, performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action, and, upon the effectiveness of the Merger Sub Stockholder Consent, no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other Transactions.  The board of directors of DPSG (the “DPSG Board”) has determined that this Agreement and the Merger and the other Transactions are in the best interests of DPSG and its stockholders, has adopted this Agreement and recommended that its stockholders vote in favor of approving the DPSG Charter Amendment and the DPSG Stock Issuance and has directed that the  DPSG Charter Amendment and the DPSG Stock Issuance be submitted to DPSG’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “DPSG Stockholders Meeting”). Assuming the accuracy of Maple Parent’s representations and warranties in Section 4.17, except for (i) the approval of the DPSG Charter Amendment by the affirmative vote of holders of a majority of the shares of DPSG Common Stock outstanding and entitled to vote thereon and (ii) the approval of the DPSG Stock Issuance by a majority of the shares of the DPSG Common Stock present and which have actually voted at the DPSG Stockholders Meeting ((i) and (ii), collectively, the “DPSG Stockholders Approval”), no other corporate proceedings on the part of DPSG or any other vote by the holders of any class or series of DPSG Capital Stock are necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the appropriate merger documents and the DPSG Charter Amendment as required by the DGCL and except for DPSG Board action to declare the Special Dividend).  This Agreement has been duly and validly executed and delivered by DPSG and Merger Sub and (assuming due authorization, execution and delivery by Maple Parent and the accuracy of Maple Parent’s representations and warranties in Section 4.17) constitutes the valid and binding obligation of DPSG and Merger Sub, enforceable against DPSG and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Limitations).

(b)                                 Neither the execution and delivery of this Agreement by DPSG or Merger Sub nor the consummation by DPSG or Merger Sub of the Merger or the other Transactions, nor compliance by DPSG or Merger Sub with any of the terms or provisions of this Agreement, will (i) constitute a breach or violation of, or a default under, the DPSG Charter or the DPSG By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 5.04 are duly obtained and/or made, (A) assuming the accuracy of Maple Parent’s representations and warranties in Section 4.17, violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to DPSG or any  DPSG Subsidiary or any of its respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DPSG or any DPSG Subsidiary under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DPSG or any of the DPSG Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, (1) in the case of clause (ii)(A), for such violations that would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect and (2) in the case of clause (ii)(B), for any such violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens that would not individually and not in the aggregate with any such other violations, conflicts, breaches, defaults, terminations, rights of termination or cancelations, accelerations or Liens, reasonably be expected to have a DPSG Material Adverse Effect.

Section 5.04                             Consents and Approvals.  Except for (a) the filing with the SEC of the Proxy Statement and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (b) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and DPSG Charter Amendment as required by the DGCL, (c) compliance with notices and filings under the HSR Act and any other Antitrust Laws, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of DPSG Common Stock constituting the Merger Consideration, (e) any notices, applications and filings required under the rules and regulations of the NYSE, including the application to the NYSE for the issuance of the shares of DPSG Common Stock constituting Merger Consideration for trading thereon, (f) any consents, approvals, orders, authorizations, registrations, transfers, waivers, disclaimers, and filings required solely by reason of Maple Parent’s (as opposed to any third party’s) participation in the Merger or the other Transactions, and (g) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any Governmental Entity are necessary in connection with (i) the execution and delivery by DPSG of this Agreement or (ii) the consummation by DPSG of the Transactions.

Section 5.05                             Reports.  DPSG and each of the DPSG Subsidiaries have timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015, with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.  No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since December 31, 2015 by DPSG or any of the DPSG Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “DPSG SEC Reports”), as of the date of such DPSG SEC Report, contained, or if filed hereafter, will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.  As of their respective dates, all DPSG SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the rules and regulations thereunder with respect thereto.  DPSG has heretofore furnished or made available to Maple Parent complete and correct copies of all comment letters from the SEC since December 31, 2015 through the date of this Agreement with respect to any of the DPSG SEC Reports, together with all written responses of DPSG thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the DPSG SEC Reports, and, to the Knowledge of DPSG, none of the DPSG SEC Reports are subject to ongoing SEC review.  None of DPSG’s Subsidiaries is, or since December 31, 2015 has been, required to file periodic reports or other reports, schedules, forms, statements or other documents with the SEC pursuant to the Securities Act or the Exchange Act.  As of the date of this Agreement, there are no amendments or modifications to any DPSG SEC Report that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC.

Section 5.06                             Financial Statements.

(a)                                 The consolidated balance sheets of DPSG (including the related notes, where applicable) included in the DPSG SEC Reports fairly present, and the consolidated balance sheets of DPSG (including the related notes, where applicable) included in the DPSG SEC Reports filed after the date of this Agreement will fairly present, in all material respects the consolidated financial position of DPSG and the DPSG Subsidiaries as of the dates thereof, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows included in the DPSG SEC Reports (including the related notes, where applicable) fairly present, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows included in the DPSG SEC Reports filed after the date of this Agreement (including the related notes, where applicable) will fairly present, in all material respects the results of the consolidated operations and changes in stockholders’ equity and cash flows of DPSG and the DPSG Subsidiaries for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); each of such statements (including the related notes, where applicable) complies, or will comply, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared, or will be prepared, as applicable, in accordance with GAAP, in all material respects, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)                                 Except (i) for those liabilities that are reflected or reserved against on audited consolidated balance sheet of DPSG as of December 31, 2016 (the “DPSG Statement Date”) or in the consolidated financial statements and notes thereto included in the DPSG SEC Reports filed prior to the date of this Agreement, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, DPSG and the DPSG Subsidiaries do not have any liabilities of any nature that would, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.

Section 5.07                             Material Contracts.

(a)                                 For all purposes of and under this Agreement (but excluding any DPSG Benefit Plans), a “DPSG Material Contract” shall mean any of the following to which DPSG or any of the DPSG Subsidiaries is a party as of the date of this Agreement:

(i)                                     any Contract that would be required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)                                  any Contract (or group of related Contracts with the same Person or its Affiliates) involving either (A) the payment or receipt of amounts by DPSG or any DPSG Subsidiary of more than $50,000,000 in DPSG’s fiscal year ended December 31, 2017, or (B) future payments of more than $50,000,000 in any DPSG fiscal year that, in the case of each of “(A)” or “(B)”, is terminable upon a change in control of DPSG;

(iii)                               any Contract (other than any intercompany agreement between or among DPSG and any DPSG Subsidiary) (A) for indebtedness for borrowed money in excess of $50,000,000, (B) mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any assets that are material to DPSG or any DPSG Subsidiary, taken as a whole, (C) restricting the payment of dividends or other distributions of assets by any of DPSG or any DPSG Subsidiary or (D) providing for the guaranty of indebtedness for borrowed money of any Person in excess of $50,000,000;

(iv)                              any Contract that contains a put, call or right of first refusal or similar right pursuant to which DPSG or any DPSG Subsidiary could be required to purchase or sell, as applicable, any equity interests or substantially all of the assets of any Person;

(v)                                 other than with respect to any wholly owned Subsidiary of DPSG, any partnership, limited liability company or joint venture agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture that is material to DPSG or any DPSG Subsidiary taken as a whole, or in which DPSG or any DPSG Subsidiary owns more than a two percent voting or economic interest;

(vi)                              any Contract to which DPSG or any DPSG Subsidiary is bound, containing a standstill or similar agreement pursuant to which one party has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates and, to the extent not entered into in the ordinary course of business or in connection with a commercial Contract, any Contract under which DPSG or any DPSG Subsidiary has ongoing indemnification obligations that are material to DPSG or any DPSG Subsidiary, taken as a whole;

(vii)                           any Contract the terms of which would or would be reasonably expected to prevent DPSG’s ability to consummate the Merger or the other Transactions;

(viii)                        any Contract that (A) limits or purports to limit in any material respect the type of businesses in which DPSG or any DPSG Subsidiary may engage or the locations in which any of them may engage, (B) would reasonably be expected to require the disposition of any material assets or lines of business of DPSG or any DPSG Subsidiary, (C) provides for the payment or receipt of amounts by DPSG or any DPSG Subsidiary of more than $50,000,000 annually and grants “most favored nation” status, provides exclusive access to any product or product features, is a “requirements” Contract or grants special discounts to any customer, potential customer or any class of customers, in each case that, following the Merger, would apply to DPSG or any DPSG Subsidiary, including DPSG or any DPSG Subsidiary, (D) grants to any third Person any material exclusive supply, distribution or franchise agreement or other similar material exclusive rights, or (E) prohibits or limits the right of DPSG or any DPSG Subsidiary to use, transfer, license, distribute or enforce any material DPSG IP Rights, other than limitations on enforcement arising from non-exclusive licenses of DPSG IP Rights entered into in the ordinary course of business;

(ix)                              any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement that is material to DPSG or any DPSG Subsidiary taken as a whole and that is based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever (whether tangible or intangible), other than Contracts entered into in the ordinary course of business;

(x)                                 any Contract pursuant to which (A) DPSG or any DPSG Subsidiary uses material Intellectual Property Rights owned by a third party (other than

(1) license agreements for any third-party commercially available software, (2) agreements between DPSG or any DPSG Subsidiary, on the one hand, and their employees or consultants, on the other hand, entered into in the ordinary course of business or (3) non-exclusive in-bound licenses entered into in the ordinary course of business), (B) a third party uses material DPSG IP Rights (other than non-exclusive out-bound licenses entered into in the ordinary course of business), or (C) DPSG or any DPSG Subsidiary consents to or agrees not to assert rights with respect to the use or registration by a third party, or a third party consents to the use or registration by DPSG, of any material Trademarks of DPSG or any DPSG Subsidiary;

(xi)                              any Contract entered into since December 31, 2015 that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of all of the capital stock of, or all or substantially all of the assets of, any Person (A) for aggregate consideration under such Contract in excess of $50,000,000, or (B) pursuant to which DPSG or any DPSG Subsidiary has continuing “earn-out” or other similar contingent payment obligations of more than $10,000,000;

(xii)                           any Collective Bargaining Agreement;

(xiii)                        any Contract relating to settlement of any administrative or judicial proceedings, in each case, individually in excess of $5,000,000, under which there are outstanding obligations (including settlement agreements) of DPSG or any DPSG Subsidiary;

(xiv)                       any Contract to which any of the 15 largest suppliers of DPSG or any DPSG Subsidiary (based on the consolidated cost of goods and services paid to such Person by DPSG or any DPSG Subsidiary for DPSG’s fiscal year ended December 31, 2017) or any of the 15 largest customers of DPSG or any DPSG Subsidiary (based on the consolidated revenues received from such Person by DPSG or any DPSG Subsidiary for DPSG’s fiscal year ended December 31, 2017) is a party, in each case that has a term of more than sixty (60) days and that may not be terminated by DPSG or any DPSG Subsidiary (without penalty) within sixty (60) days after the delivery of a termination notice, other than Contracts related to the purchase of raw materials or inventory in the ordinary course of business; and

(xv)                          any lease or sublease pursuant to which DPSG or any DPSG Subsidiary uses or occupies, or has the right to use or occupy, any real property involving payment by DPSG or any DPSG Subsidiary of rent in excess of $25,000,000 per year; and

(xvi)                       any (A) bottling and distribution Contracts, (B) co-packing Contracts and (C) standard retailer Contracts.

Solely for the purposes of Section 5.07(b) below and Section 6.02(m), notwithstanding the foregoing, “DPSG Material Contracts” shall not include (x) bottling and distribution Contracts, (y) co-packing Contracts and (z) standard retailer Contracts, in each case, entered into in the ordinary course of business, but such Contracts described in (x), (y)

and (z) shall otherwise be included in the definition of “DPSG Material Contracts,” for all other purposes in this Agreement).

(b)                                 True and complete copies of all DPSG Material Contracts have been (i) publicly filed with the SEC and are publicly available as of the date hereof, or (ii) made available to Maple Parent, other than any Collective Bargaining Agreement that is not material to DPSG and the DPSG Subsidiaries taken as a whole.

(c)                                  Except as would not have a DPSG Material Adverse Effect, each DPSG Material Contract is valid and binding on DPSG (and/or each such Subsidiary of DPSG party thereto) and, to the Knowledge of DPSG, each other party thereto, and is in full force and effect, enforceable against DPSG or each such Subsidiary of DPSG party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and except as would not have a DPSG Material Adverse Effect neither DPSG nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of DPSG, any other party thereto, is in breach of, or default under, any such DPSG Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by DPSG or any of its Subsidiaries, or, to the Knowledge of DPSG, any other party thereto.  Except as would not have a DPSG Material Adverse Effect, neither DPSG nor any of its Subsidiaries has received any notice of termination or cancellation under any DPSG Material Contract, received any notice of breach or default under any DPSG Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any DPSG Material Contract.

Section 5.08                             Absence of Certain Changes or Events.  From September 30, 2017 through the date of this Agreement, DPSG and the DPSG Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses or in order to effectuate the terms of this Agreement and there has not been:

(a)                                 any change, state of facts, circumstance, event or development that, individually or in the aggregate, has had or is reasonably likely to have a DPSG Material Adverse Effect;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of DPSG or any DPSG Subsidiary (except for (i) ordinary quarterly dividends disclosed in the DPSG SEC Reports, and (ii) dividends or other distributions by any direct or indirect wholly owned Subsidiary to DPSG or to any wholly owned Subsidiary of DPSG), or any repurchase, redemption or other acquisition by DPSG or any DPSG Subsidiary of any outstanding shares of capital stock or other securities of DPSG or any DPSG Subsidiary;

(c)                                  any material change in any method of accounting or accounting practice by DPSG or any DPSG Subsidiary, except as required by changes in applicable GAAP;

(d)                                 (i) any material increase in the compensation or benefits payable or to become payable to officers of DPSG or any DPSG Subsidiary (except for increases in the ordinary course of business or the payment of accrued or earned but unpaid bonuses, including but not limited to newly hired employees, promotions, retentions or as required by applicable Law), (ii) any establishment, adoption or entry into any collective bargaining, material bonus, profit sharing, equity, thrift, compensation, employment, termination, change-in-control, severance or other plan, trust, fund or policy in each case maintained or sponsored by DPSG or any DPSG Subsidiary for the benefit of any director, officer or non-officer employee (with the exception of any establishment, adoption, entry into or amendment of any compensation, employment, termination or severance plan or policy for non-officer employees), except to the extent required by applicable Law or in the ordinary course of business consistent with past practice or (iii) any material amendment of any DPSG Benefit Plan except as required by applicable Law and except with respect to any compensation, employment, termination or severance plan or policy for non-officer employees;

(e)                                  any material Tax election made, changed or revoked by DPSG or any DPSG Subsidiary or any settlement or compromise of any material Tax liability by DPSG or any DPSG Subsidiary;

(f)                                   any material change in tax accounting principles by DPSG or any DPSG Subsidiary, except insofar (i) as may have been required by applicable Law or changes in applicable GAAP or (ii) to the extent disclosed in the DPSG Disclosure Letter and made as a result of the enactment of Public Law No. 115-97 and any guidance thereunder;

(g)                                  any surrender of any right to claim a material Tax refund;

(h)                                 any amendment of any Tax Return of DPSG or any DPSG Subsidiary with respect to a material amount of Taxes; or

(i)                                     any agreement to do any of the foregoing.

Section 5.09                             Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly issued, are fully paid and nonassessable.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by DPSG free and clear of any Liens, other than restrictions on transfer under applicable securities Laws.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

Section 5.10                             Legal Proceedings.  As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of DPSG, threatened against DPSG or any of its Subsidiaries, in either case, that would, individually or in the aggregate, be material to DPSG and its Subsidiaries taken as a whole.  Neither DPSG nor any of its Subsidiaries is subject to any outstanding Order that would be, individually or in the aggregate, material to DPSG and its Subsidiaries taken as a whole.

Section 5.11                             Taxes and Tax Returns.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect: (i) DPSG and the DPSG Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of DPSG or the DPSG Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against DPSG or any of the DPSG Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) DPSG and the DPSG Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither DPSG nor any of the DPSG Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among and of DPSG and the DPSG Subsidiaries).

(b)                                 Within the past five years, neither DPSG nor any of the DPSG Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution purported or intended to qualify for tax-free treatment under Section 355 of the Code.

(c)                                  DPSG is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)                                 Neither DPSG nor any of the DPSG Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

Section 5.12                             Employee Benefit Plans.

(a)  For purposes of this Agreement, the term “DPSG Benefit Plan” shall mean each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing), in either case, maintained or contributed to for the benefit of any current or former employee or director of DPSG or any of the DPSG Subsidiaries, or with respect to which DPSG or any of the DPSG Subsidiaries has any current or future liability, but excluding any such plan, program, agreement, contract, policy or binding arrangement required to be maintained or to which contributions are required pursuant to applicable non-U.S. Law.  DPSG has made available to Maple Parent complete and accurate copies of the plan documents and summary plan descriptions of any material DPSG Benefit Plan.

(b)                                 Neither DPSG, any of the DPSG Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with DPSG or any of the DPSG Subsidiaries under Section 414 of the Code maintains or has, within the past six years, contributed to (1) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (2) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).  Except for any such events that would not, individually or in the aggregate, reasonably be expected to result in material liability to DPSG and the DPSG Subsidiaries taken as a whole, with respect to each

DPSG Benefit Plan that is subject to Title IV of ERISA: (i) no reportable event (within the meaning of Section 4043 of ERISA) to which a waiver of the report filing requirement pursuant to applicable regulations does not apply has occurred or is expected to occur as a result of the Transactions; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (iii) all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA have been paid (or are not yet due); (iv) there has been no event described in Section 4062(e) of ERISA, and the Transactions will not result in any event described in Section 4062(e) of ERISA; and (v) no notice of intent to terminate any such plan has been filed and no amendment to treat any such plan as terminated has been adopted and no proceeding has been commenced by the Pension Benefit Guaranty Corporation to terminate any such plan.

(c)                                  Each DPSG Benefit Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Law.  No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 5974 of the Code has occurred or is reasonably expected to occur with respect to any DPSG Benefit Plan that would reasonably be likely to result in a DPSG Material Adverse Effect.

(d)                                 As of the date hereof, there are no legal proceedings pending or, to the Knowledge of DPSG, threatened on behalf of or against any DPSG Benefit Plan, the assets of any trust under any DPSG Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any DPSG Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that would be likely to result in material liability to DPSG and the DPSG Subsidiaries, taken as a whole.

(e)                                  No material DPSG Benefit Plan provides for post-retirement or post-employment welfare benefits to former employees of DPSG or the DPSG Subsidiaries, other than pursuant to Section 4980B of the Code or any similar Law, or the continuation of welfare benefits during any period in which any such former employee is receiving severance.

(f)                                   Each DPSG Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or may rely on an opinion letter from the IRS to such effect and, to the Knowledge of DPSG, nothing has occurred or is reasonably expected to cause the loss of such qualification.

(g)                                  Except as would not reasonably be likely to result in material liability to DPSG and the DPSG Subsidiaries taken as a whole, neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of DPSG or any of the DPSG Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (D) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)                                 No Person is entitled to receive any additional payment (including any tax gross-up payment) from DPSG or any of the DPSG Subsidiaries as a result of the imposition of additional taxes under Section 4999 or Section 409A of the Code.

(i)                                     Except as would not reasonably be likely to result in material liability to DPSG and the DPSG Subsidiaries taken as a whole, (i) each DPSG Benefit Plan that is not subject to U.S. law (each, a “DPSG Foreign Benefit Plan”) has been established, maintained and administered in material compliance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each DPSG Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iii) no unfunded liability or obligation of DPSG or the DPSG Subsidiaries exists with respect to any DPSG Foreign Benefit Plan that has not been accrued in accordance with applicable accounting standards.

(j)                                    To the Knowledge of DPSG, as of the date of this Agreement: (i) there are no activities or proceedings of any labor or trade union to organize any employees of DPSG or any of the DPSG Subsidiaries; (ii) except in the ordinary course of business consistent with past practice, no Collective Bargaining Agreement is being negotiated by DPSG or any of the DPSG Subsidiaries; (iii) there are no strikes, lockouts, slowdowns or work stoppages against DPSG or any of the DPSG Subsidiaries pending or, to the Knowledge of DPSG, threatened that may materially interfere with the respective business activities of DPSG or any of the DPSG Subsidiaries; (iv) there are no grievances or other labor disputes pending or, to the Knowledge of DPSG, threatened against or involving DPSG or any of the DPSG Subsidiaries; and (v) there are no unfair labor practice charges or complaints pending or, to the Knowledge of DPSG, threatened by or on behalf of any employee or group of employees, except in each case as would not be material to DPSG or any of the DPSG Subsidiaries, taken as a whole.

(k)                                 Except as would not reasonably be expected to have a DPSG Material Adverse Effect, DPSG and each of the DPSG Subsidiaries has complied with applicable Laws and orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining, civil rights, immigration, child labor, and meal and rest break periods).  Since December 31, 2015, DPSG and the DPSG Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act (WARN) and any similar state or local “mass layoff” or “plant closing” Law, and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to DPSG or any of the DPSG Subsidiaries within the ninety (90) days prior to the date of this Agreement.

(l)                                     To the Knowledge of DPSG, since December 31, 2015, DPSG and the DPSG Subsidiaries (or in the case of DPSG Subsidiaries acquired by DPSG after such date, since the date of such acquisition) have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of DPSG, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  Neither DPSG nor any of the DPSG Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(m)                             Except as would not, reasonably be expected to have a DPSG Material Adverse Effect, DPSG’s execution and delivery of this Agreement and DPSG’s performance of this Agreement does not require DPSG to seek or obtain consent, engage in consultation with, issue any notice to, or make any filing with any employee or representative, labor union, works council or similar organization representing DPSG employees, or any Governmental Entity governing employee matters, except to the extent previously made or obtained prior to the date hereof or as required by Law.

(n)                                 As of the date of this Agreement, and except as would not, reasonably be expected to have a DPSG Material Adverse Effect, no complaints, charges or claims against DPSG or any of the DPSG Subsidiaries are pending, or to the Knowledge of DPSG, threatened, that would reasonably be expected to be brought or filed with any Governmental Entity, based on, arising out of, or otherwise relating to any individual’s employment or termination by DPSG or any of the DPSG Subsidiaries, or relating to DPSG’s or any of the DPSG Subsidiaries’ failure to employ an individual.

Section 5.13                             Internal Control.

(a)                                 DPSG has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of DPSG’s financial reporting and the preparation of DPSG’s financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of DPSG; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the DPSG Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of DPSG that could have a material effect on its financial statements.   DPSG’s management has completed an assessment of the effectiveness of DPSG’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and that assessment concluded that those controls were effective.

(b)                                 DPSG (i) maintains accurate books and records reflecting its assets and liabilities and has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by DPSG in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to DPSG’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of DPSG and the principal financial officer of DPSG to make the certifications required under the

Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to DPSG auditors and the DPSG Board and audit committee of the DPSG Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect DPSG’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in DPSG’s internal control over financial reporting.  Since December 31, 2016, none of DPSG, DPSG’s auditors, DPSG’s Board or the audit committee of the DPSG Board has received any oral or written notification of any matter set forth in the preceding clause (A) or (B).  During the last three (3) years (i) no complaints from any source outside DPSG or its Subsidiaries regarding accounting, internal accounting controls or auditing matters relating to DPSG or any of its Subsidiaries, and (ii) no complaints from any employees of DPSG or its Subsidiaries regarding questionable accounting or auditing matters relating to DPSG or its Subsidiaries, have been received by DPSG or any of its Subsidiaries or members of the management of DPSG or its Subsidiaries.

(c)                                  DPSG is in compliance, and has complied since December 31, 2015, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d)                                 Each of the principal executive officer and principal financial officer of DPSG (or each former principal executive officer and principal financial officer of DPSG, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct in all material respects.

(e)                                  Since December 31, 2015, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which DPSG or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the DPSG SEC Reports publicly filed or furnished with the SEC following December 31, 2015.

(f)                                   Neither DPSG nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among DPSG or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, DPSG or any of its Subsidiaries in DPSG’s published financial statements or other DPSG SEC Reports.

Section 5.14                             Compliance with Laws; Licenses.

(a)                                 Since December 31, 2015, the businesses of each of DPSG and each of the DPSG Subsidiaries (including the ownership and maintenance of all its assets) is and have been conducted in compliance with all Laws applicable to DPSG and the DPSG Subsidiaries, except for violations that would not have a DPSG Material Adverse Effect.  No investigation, audit or review by any Governmental Entity with respect to DPSG and the DPSG Subsidiaries or any of their assets is pending or, to the Knowledge of DPSG, threatened, nor has any Governmental Entity notified DPSG in writing of its intention to conduct the same, except for such investigations or reviews the outcome of which would not have a DPSG Material Adverse Effect.

(b)                                 DPSG and each DPSG Subsidiary holds all licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of its business, except for such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a DPSG Material Adverse Effect.

(c)                                  Neither DPSG nor any DPSG Subsidiary has received any warning letter or other written notice from any Governmental Entity, with respect to the manufacture, development, testing, labeling, marketing, promotion, advertising, endorsements or distribution of any product manufactured by, or on behalf of DPSG (a “DPSG Product”), alleging any violation or potential violation by DPSG or any of its Subsidiaries of any applicable Law or Order that is material to DPSG and its Subsidiaries taken as a whole and that remains outstanding or unresolved as of the date of this Agreement.  To the Knowledge of DPSG, each contract manufacturer is in compliance with all applicable Laws as they relate to DPSG Products, including those related to compliance with good manufacturing practices, except for violations that would not have a DPSG Material Adverse Effect.  To the Knowledge of DPSG, there is no Legal Proceeding pending against or threatened against DPSG’s contract manufacturers regarding the existence of a deficiency in the manufacture, production, distribution or sale related to any DPSG Product that would have a DPSG Material Adverse Effect.

(d)                                 Except as would not have a DPSG Material Adverse Effect, DPSG, each DPSG Subsidiary, and all DPSG Food Products, packaging, and food contact substances used in or with all DPSG Food Products have complied in all material respects with all Laws applicable to foods, packaging, or food contact substances, including those of the FDA and all state Governmental Entities with jurisdiction over DPSG or the DPSG Subsidiaries and the DPSG Food Products.  For purposes of this Agreement, “DPSG Food Products” shall mean all food products of all types (whether private label or branded, finished food, work in process, or food ingredients) manufactured, processed or packaged by, or for, DPSG or the DPSG Subsidiaries.

(e)                                  Each DPSG Food Product has complied with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by DPSG or DPSG Subsidiary policies or third-party certifying bodies except for violations that would not have a DPSG Material Adverse Effect.

(f)                                   Since December 31, 2015, to DPSG’s Knowledge, (i) no DPSG Food Product has been the subject of any material voluntary or mandatory recall, public notification, or notification to any Governmental Entity, or similar action; and (ii) no customer or subsequent purchaser of any DPSG Food Product has asserted a material claim with respect to any nonconformity of any such DPSG Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by DPSG or DPSG Subsidiary policies or third-party certifying bodies.

(g)                                  Since December 31, 2015, to DPSG’s Knowledge, except as would not have a DPSG Material Adverse Effect (i) DPSG and its, directors, officers and employees have complied in all material respects with the Fraud and Bribery Laws and (ii) neither DPSG, any DPSG Subsidiary (or in the case of Subsidiaries acquired by DPSG after such date, since the date of such acquisition) nor any of DPSG’s, directors, officers, employees, agents or other representatives acting on DPSG’s behalf have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(h)                                 Except as would not have a DPSG Material Adverse Effect, since December 31, 2015, DPSG and each of the DPSG Subsidiaries (or in the case of Subsidiaries acquired by DPSG after such date, since the date of such acquisition) has complied with applicable United States and foreign export control laws and regulations, including the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department.  Without limiting the foregoing, there are no pending or, to the Knowledge of DPSG, threatened claims or investigations by any Governmental Entity of violations against DPSG or any of the DPSG Subsidiaries with respect to export activity or export licenses, that would have a DPSG Material Adverse Effect.

(i)                                     Since December 31, 2016 and except as has not had a DPSG Material Adverse Effect, neither DPSG nor any DPSG Subsidiary has received any written notice of or, to the Knowledge of DPSG, been charged with the violation of any Laws governing advertising, endorsements and consumer protection.

Section 5.15                             Environmental Liability.  Except as would not have a DPSG Material Adverse Effect:

(a)                                 DPSG and the DPSG Subsidiaries are, and have been, in compliance, with all Environmental Laws applicable to their respective operations, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of DPSG and the DPSG Subsidiaries.  Neither DPSG nor any of the DPSG Subsidiaries has received any written notice, demand, letter or claim alleging that DPSG or any DPSG Subsidiary is in violation of or liable under any Environmental Law, including with respect to any alleged release of or exposure to any Hazardous Substances or the validity of or failure to comply with any Permit required under Environmental Law and, to the Knowledge of DPSG, no such notice, demand or claim has been threatened.

(b)                                 Neither DPSG nor any of the DPSG Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of DPSG, threatened Legal Proceeding (i) alleging any Liability or responsibility under or noncompliance with any Environmental Law or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation of or exposure to, Hazardous Substances, and, to DPSG’s Knowledge, no Hazardous Substances are present at, on or under any DPSG Owned Real Property or DPSG Leased Real Property of a type or in a condition that would reasonably be expected to give rise to liability under Environmental Laws on the part of DPSG or any DPSG Subsidiaries.  Neither DPSG nor any DPSG Subsidiary is subject to any Order or agreement by or with any Governmental Entity or third party imposing any material liability or obligation on DPSG or any DPSG Subsidiary with respect to any of the foregoing.

Section 5.16                             Real Property.  Except as would not have a DPSG Material Adverse Effect, DPSG or a DPSG Subsidiary has good fee simple title to all real property owned by DPSG or any DPSG Subsidiaries (the “DPSG Owned Real Property”) in each case free and clear of all Liens except for Permitted Liens.  DPSG or a DPSG Subsidiary has a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by DPSG or any DPSG Subsidiaries (the “DPSG Leased Real Property”), free and clear of all Liens except for Permitted Liens, except for any such invalidity that, individually or in the aggregate, would not have a DPSG Material Adverse Effect.  All buildings, structures, fixtures and other improvements on the DPSG Owned Real Property and the DPSG Leased Real Property are in good condition and are adequate to operate the business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.  Neither DPSG nor any DPSG Subsidiary owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of any of the DPSG Owned Real Property or any portion thereof or interest therein that is individually or in the aggregate material to DPSG and the DPSG Subsidiaries taken as a whole.

Section 5.17                             DPSG Information.  The information relating to DPSG and the DPSG Subsidiaries that is provided by or on behalf of DPSG, or any of the DPSG Subsidiaries for inclusion in the Proxy Statement, or in any other document filed with any other Regulatory Agency in connection with the Merger and the other Transactions, will not, in the case of the Proxy Statement, at the date it is first mailed to DPSG’s stockholders or at the time of the DPSG

Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to Maple Parent or any of the Maple Parent Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.18                             Takeover Statutes; Other Restrictions.  As of the date hereof and assuming the accuracy of Maple Parent’s representations and warranties in Section 4.17, DPSG has taken all action necessary to exempt this Agreement, the Merger and the other Transactions from the restrictions on business combinations in Section 203 of the DGCL, and, accordingly, neither such section nor any other antitakeover or similar statute or regulation (each, a “Takeover Statute”) applies to this Agreement, the Merger or the Transactions.  Assuming the accuracy of Maple Parent’s representations and warranties in Section 4.17, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws enacted under U.S. state or federal Laws apply to this Agreement or the Transactions.

Section 5.19                             Intellectual Property.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect, DPSG and the DPSG Subsidiaries, collectively, own, license or otherwise have the right to use, free and clear of all Liens, all Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “DPSG IP Rights”).  The execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions will not affect ownership of the Intellectual Property Rights owned or purported to be owned by DPSG or any of the DPSG Subsidiaries (the “DPSG Owned IP”), except for any adverse effect that would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.  All issued Patents, registered Trademarks and registered copyrights included in the DPSG Owned IP are subsisting, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.

(b)                                 (i) The conduct of the business as currently conducted by DPSG and the DPSG Subsidiaries does not infringe, dilute misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and since December 31, 2015, there has been no such claim, action or proceeding asserted or, to DPSG’s Knowledge, threatened against DPSG or any of the DPSG Subsidiaries; (ii) there is no claim, action or proceeding asserted or, to DPSG’s Knowledge, threatened against DPSG or any of theDPSG Subsidiaries that seeks to cancel, limit or challenge the ownership, validity, registrability, enforceability, or use of or right to use any DPSG Owned IP and; (iii) to DPSG’s Knowledge, no third Person is infringing, diluting, misappropriating or otherwise violating any DPSG Owned IP, except, in the case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.

(c)                                  DPSG and each of the DPSG Subsidiaries has taken commercially reasonable precautions to protect and maintain the confidentiality of all Trade Secrets included in the DPSG Owned IP (“Confidential DPSG IP”), except as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.  To DPSG’s Knowledge, no Confidential DPSG IP has been used by or disclosed to any third Person (except pursuant to a non-disclosure agreement or other binding obligation to maintain confidentiality), except as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect.

(d)                                 Since December 31, 2015, except as would not, individually or in the aggregate, reasonably be expected to have a DPSG Material Adverse Effect (i) DPSG and the DPSG Subsidiaries are in compliance with (A) all of their respective stated privacy policies and (B) all data protection, privacy and other applicable Laws that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information and no claims have been asserted or threatened against DPSG or any DPSG Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, and (ii) there have not been any security breaches in the information technology systems used by DPSG and each of the DPSG Subsidiaries.

Section 5.20                             Opinion of Financial Advisor.  Prior to the execution of this Agreement, the DPSG Board has received the oral opinion (to be confirmed in writing) of Credit Suisse Securities (USA) LLC (“Credit Suisse”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken, the consideration (as defined in such opinion) provided for pursuant to the terms of this Agreement is fair, from a financial point of view, to the holders of DPSG Common Stock (other than, to the extent applicable, JAB Holding Company LLC (“JAB”), Mondelēz International, Inc. (“Mondelēz”) and their respective affiliates).  A copy of such written opinion will be delivered to Maple Parent solely for informational purposes reasonably promptly following receipt thereof by DPSG.

Section 5.21                             Advisors’ Fees.  None of DPSG, any of the DPSG Subsidiaries or any of their respective officers or directors on behalf of DPSG or any DPSG Subsidiary has employed any Advisor, or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than Credit Suisse and an advisor to be engaged by DPSG following the date of this Agreement to deliver the Solvency Opinion (the “Solvency Advisor”).  Section 5.21 of the DPSG Disclosure Letter sets forth, as of the date of this Agreement, DPSG’s good faith estimate of the out-of-pocket fees payable by it or any DPSG Subsidiary to Credit Suisse and the Solvency Advisor in connection with this Agreement, the Merger and the other Transactions.

Section 5.22                             Solvency.  DPSG is not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.  As of the date hereof, DPSG is Solvent, and as of immediately prior to the Effective Time (and before giving effect to all of the Transactions contemplated hereby, including the Debt Financing and the payment of the Special Dividend, the DPSG Payoff Amount, the Maple Parent Payoff Amount and all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related fees and expenses), DPSG shall be Solvent.

Section 5.23                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of DPSG, any of the DPSG Subsidiaries or DPSG’s Affiliates nor any other Person makes any express or implied representation or warranty on behalf of DPSG, any of the DPSG Subsidiaries or DPSG’s

Affiliates or any other Person, and each of DPSG, the DPSG Subsidiaries and DPSG’s Affiliates hereby disclaims any such representation or warranty whether by DPSG, any of the DPSG Subsidiaries or any of DPSG’s Affiliates.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01                             Conduct of Business Prior to the Effective Time.  During the Interim Period, except as required by Law, the rules and regulations of NYSE or GAAP, as expressly contemplated or permitted by this Agreement, as specifically set forth in Section 6.01 of the DPSG Disclosure Letter, or as consented to in writing by Maple Parent (such consent not to be unreasonably withheld, conditioned or delayed), DPSG will, and will cause each DPSG Subsidiary to, (a) conduct its business in the ordinary course in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.  Notwithstanding the foregoing provisions of this Section 6.01, (i) DPSG shall not take any action prohibited by Section 6.02 in order to satisfy DPSG’s obligations under this Section 6.01, and (ii) DPSG shall be deemed not to have failed to satisfy its obligations under this Section 6.01 to the extent such failure resulted, directly or indirectly, from DPSG’s failure to take any action prohibited by Section 6.02.

Section 6.02                             Forbearances.  During the Interim Period, except as required by Law, the rules and regulations of NYSE or GAAP, as expressly contemplated or permitted by this Agreement, as specifically set forth in Section 6.02 of the DPSG Disclosure Letter or as consented to in writing by Maple Parent (such consent not to be unreasonably withheld, conditioned or delayed), DPSG will not, and will not permit any of the DPSG Subsidiaries to:

(a)                                 incur any Indebtedness or make any loan or advance or enter into any swap or hedging transaction other than any of the following:

(i)                                     Indebtedness incurred (A) under the DPSG Credit Facilities in the ordinary course of business or (B) pursuant to any of the commercial paper facilities set forth on Section 6.02 of the DPSG Disclosure Letter; provided that the aggregate Indebtedness incurred under clauses (A) and (B) shall not exceed $200,000,000 in the aggregate;

(ii)                                  Indebtedness incurred to refinance, prepay, repurchase or redeem any Indebtedness falling due prior to the End Date on then-current market terms;

(iii)                               loans or advances made in the ordinary course of business consistent with past practice between DPSG and any of the DPSG Subsidiaries or between DPSG Subsidiaries;

(iv)                              advances made to directors or officers of DPSG or any DPSG Subsidiary pursuant to and solely to the extent of advancement obligations in the DPSG Charter, DPSG By-laws, the certificate of incorporation or by-laws of any DPSG Subsidiary, this Agreement or any indemnification agreement existing at the time of this

Agreement between DPSG or any DPSG Subsidiary, on the one hand, and any directors or officers of DPSG or any DPSG Subsidiary, on the other hand; or

(v)                                 in the ordinary course of business consistent with past practice in accordance with DPSG’s current policy: (A) Contracts entered into for purposes of hedging against changes in commodities prices; and (B) Contracts entered into for purposes of hedging against changes in foreign currency exchange rates in accordance with DPSG’s current policy with respect to foreign currency exchange rate hedging, in each case providing for coverage of no more than forward one year;

(b)                                 adjust, reclassify, split, combine or subdivide, redeem, purchase or otherwise acquire, directly or indirectly any DPSG Capital Stock;

(c)                                  merge or consolidate DPSG or any DPSG Subsidiaries with any other Person, except for any such transactions solely among wholly owned Subsidiaries of DPSG not in violation of any instrument binding on DPSG or any DPSG Subsidiaries and that would not reasonably be expected to result in a net Tax liability in excess of $5,000,000;

(d)                                 declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) dividends paid by any Subsidiary of DPSG to DPSG or to any wholly owned Subsidiary of DPSG and (ii) the Special Dividend), or enter into any Contract with respect to the voting of its capital stock other than proxies or voting agreements solicited by DPSG in order to obtain the DPSG Stockholder Approval;

(e)                                  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any Equity Interests of DPSG or any DPSG Subsidiary or any DPSG Voting Debt or (ii) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, DPSG or any DPSG Subsidiary, except (A) pursuant to the exercise of DPSG Stock Options or the settlement of other DPSG Equity Awards, in each case, outstanding as of the date of this Agreement and (B) for issuances by a wholly owned DPSG Subsidiary of such Subsidiary’s capital stock to DPSG or another wholly owned DPSG Subsidiary;

(f)                                   (i)(A) increase in any manner the compensation or benefits of any directors or employees of DPSG or the DPSG Subsidiaries with the title of executive vice president or higher, or (B) increase in any manner the compensation or benefits of any other employee of DPSG or the DPSG Subsidiaries other than annual merit, promotion-related or market adjustments of base salaries in each case in the ordinary course of business consistent with past practice, (ii) enter into, establish, amend or terminate any DPSG Benefit Plan other than as required pursuant to the terms of the DPSG Benefit Plans in effect on the date of this Agreement, (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any DPSG Benefit Plan, (iv) hire any Person to be employed by DPSG or any of the DPSG Subsidiaries, or terminate the employment of any DPSG or DPSG Subsidiary employee with the title of executive vice president or higher (other than for cause), (v) grant or provide any severance, retention, change in control or termination payments or benefits to any director, officer or non-officer employee of DPSG or any of the DPSG Subsidiaries other than payment of severance or termination benefits in the ordinary course of business consistent with past practice, or (vi) enter into, modify or amend any Collective Bargaining Agreement except in the ordinary course of business consistent with past practice other than, in each of clauses (i) through (vi), as required by the terms of the applicable DPSG Benefit Plan, DPSG Material Agreement or applicable Law;

(g)                                  with respect to any DPSG Benefit Plan that is subject to Title IV of ERISA, (i) materially change any actuarial or other assumption used to calculate funding obligations or liabilities with respect to any such DPSG Benefit Plan, (ii) modify any policy, rule, structure or regulation applicable to any such DPSG Benefit Plan, (iii) take any other action with respect to any such DPSG Benefit Plan that would increase the liabilities under such plan, other than any actions taken in the ordinary course of business consistent with past practice and that have an immaterial effect (determined by reference to the change in individual participant benefit levels or benefit accruals and not by reference to the plan liabilities taken as a whole) or (iv) change the manner in which contributions to any such DPSG Benefit Plan are made or the basis on which such contributions are determined other than, in each case of clauses (i) through (iv), as required by applicable Law;

(h)                                 (i) sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) or allow to lapse or otherwise dispose of any of its properties or assets in any transaction or series of transactions to any Person other than DPSG or a DPSG Subsidiary, other than in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign to any such Person any material Indebtedness or any material claim held by DPSG or any DPSG Subsidiary, other than in the ordinary course of business consistent with past practice;

(i)                                     enter into any new line of business that is material to DPSG and the DPSG Subsidiaries, taken as a whole;

(j)                                    settle any claim, action or proceeding if such settlement would require any payment by DPSG or any of the DPSG Subsidiaries of an amount in excess of $3,000,000 individually or $10,000,000 in the aggregate, or would obligate DPSG or any of the DPSG Subsidiaries to take any material action or impose any material restrictions on the business of DPSG or any of the DPSG Subsidiaries;

(k)                                 directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in the DPSG Subsidiaries, (ii) acquisitions of, or improvements to, assets used in the operations of DPSG and the DPSG Subsidiaries in the ordinary course of business, (iii) short-term investments of cash in the ordinary course of business, (iv) capital expenditures in accordance with the capital expenditures plan set forth in Section 6.02(k) of the DPSG Disclosure Letter; (v) acquisitions, investments or purchases of any property or assets with a value or purchase price (including the value of assumed liabilities) not in excess of $10,000,000 in any transaction or related series of transactions or $25,000,000 in the aggregate, or as required by the terms of Contracts as in effect as of the date of this Agreement that are listed in Section 6.02(k) of the DPSG Disclosure Letter;

(l)                                     (i) amend the DPSG Charter or the DPSG By-laws or (ii) amend the similar organizational documents of any material DPSG Subsidiary in any material respect;

(m)                             amend or modify, in any material respect, or terminate any DPSG Material Contract or material Permit held by DPSG or enter into any Contract that would have been a DPSG Material Contract had it been entered into prior to the execution of this Agreement, in each case other than in the ordinary course of business;

(n)                                 enter into, amend, in any material respect, or terminate (i) any exclusive co-packing Contract, or (ii) any co-packing Contract with annual payments to such co-packer of $20,000,000 or more (provided that, with respect to any co-packing Contract with annual payments to such co-packer of less than $20,000,000, DPSG will, and will cause the DPSG Subsidiaries to, take any of the actions described in this clause (n) only after advance consultation with Maple Parent),

(o)                                 grant, transfer to another party, amend, in any material respect (including any change to a counterparty or counterparties or any provisions relating to territorial restrictions or exclusivity), or terminate any bottling or distribution Contract that involves the distribution or sale of more than 1% of DPSG’s total case sales volume;

(p)                                 implement or adopt any material change in its Tax accounting or financial accounting policies, practices or methods, other than (i) in the ordinary course of business, or (ii) as may be required by applicable Law, GAAP or regulatory guidelines;

(q)                                 implement or adopt any material change to its policies, practices and methods in respect of revenue recognition, cash management, payment (or acceleration or deferral thereof) of accounts payable, accrual of expenses, and collection (or acceleration or deferral thereof) of accounts receivable or other receivables, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(r)                                    take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other Transactions; or

(s)                                   agree, commit, or resolve to take any of the actions prohibited by this Section 6.02.

Section 6.03                             Control of Other Party’s Business.  Nothing contained in this Agreement will give Maple Parent, directly or indirectly, the right to control DPSG or any of the DPSG Subsidiaries or direct the business or operations of DPSG or any DPSG Subsidiaries prior to the Effective Time.  Nothing contained in this Agreement will give DPSG, directly or indirectly, the right to control Maple Parent or any of the Maple Parent Subsidiaries or direct the business or operations of Maple Parent or any of the Maple Parent Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Maple Parent and DPSG will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place DPSG or Maple Parent in violation of any rule, regulation or policy of any Regulatory Agency or applicable Law.

Section 6.04                             Acquisition Proposals.  (a) No Solicitation or Negotiation.  DPSG agrees that, except as expressly permitted by this Section 6.04, neither it nor any of its Subsidiaries shall, directly or indirectly, nor shall it authorize or permit their respective Representatives directly or indirectly to:

(i)                                     initiate, solicit, knowingly encourage, induce or assist any inquiries or the making, submission, announcement or consummation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  engage in, continue or otherwise participate in any discussions or negotiations regarding or provide or furnish any non-public information or data relating to DPSG or any of the DPSG Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of DPSG or any of the DPSG Subsidiaries to any Person (other than Maple Parent or any of its Affiliates, designees or Representatives) that could reasonably be expected to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii)                               approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than a confidentiality agreement contemplated by this Section 6.04); or

(iv)                              otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the DPSG Stockholder Approval is obtained, if DPSG has not materially breached Section 6.04(a), DPSG and the DPSG Subsidiaries and its and their Representatives may (A) notify any Person of the provisions of this Section 6.04, (B) provide information (which may include non-public information) in response to a request therefor by a Person or group of Persons who has made an unsolicited bona fide written Acquisition Proposal if DPSG receives from the Person or group of Persons so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person or group of Persons than those contained in the Confidentiality Agreement and which shall not prohibit DPSG from complying with the terms of this Section 6.04, and prior to or promptly thereafter delivers to Maple Parent any such information to the extent not previously provided to Maple Parent and (C) engage or participate in any discussions or negotiations with any Person or group of Persons who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (B) and (C) above, the DPSG Board has determined in good faith based on the information then available and (x) after consultation with DPSG’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) after consultation with DPSG’s outside legal counsel and financial advisors, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

(b)                                 Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal, indication of interest or offer (other than from Maple Parent of its Affiliates) relating to or that could reasonably be expected to lead to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving DPSG or any of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act) in which a Person (or stockholders of any Person, taken as a whole) directly or indirectly would acquire beneficial ownership of (y) 20% or more of the outstanding DPSG Common Stock or (z) 20% or more of the aggregate voting power of the surviving entity or a resulting direct or indirect parent of DPSG or such surviving entity, (ii) any acquisition by any Person which if consummated would result in any Person becoming the beneficial ownership of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of DPSG, or (iii) the acquisition, purchase or disposition of 20% or more of the consolidated assets (measured on a fair market value basis) (including equity securities of the DPSG Subsidiaries), revenues, net income or earnings of DPSG and its Subsidiaries outside the ordinary course of business, in each case other than the Transactions.

“Intervening Event”  means an event, development or change in circumstances material to DPSG and the DPSG Subsidiaries taken as a whole, becoming known to the DPSG Board after the date of this Agreement, but prior to the approval of the DPSG Charter Amendment and the DPSG Stock Issuance by the DPSG Stockholders Approval, that relates to DPSG (but does not relate to any Acquisition Proposal); provided, however, that in no event shall any change in, or event or condition generally affecting, the industry in which DPSG operates that has not had or would not reasonably be expected to have a disproportionate effect on DPSG constitute an Intervening Event.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal that would result in any Person (or its stockholders) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated assets (measured on a fair market value basis) of DPSG and its Subsidiaries or more than 50% of the total voting power of the equity securities of DPSG that the DPSG Board has determined in good faith, after consultation with DPSG’s outside financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal (including any break-up fees, expense reimbursement provisions, the availability of financing, and any conditions to consummation relating to financing, regulatory approvals or other conditions beyond the control of the party having the right to invoke the condition) and other aspect of the Acquisition Proposal that the DPSG Board deems relevant (i) is more favorable to DPSG’s stockholders from a financial point of view than the Transactions (after taking into account any changes to the terms of this Agreement proposed by Maple Parent and any other information provided by Maple Parent pursuant to Section 6.04(c)) and (ii) is reasonably likely to be consummated.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives.

(c)                                  No Change of Recommendation; No Other Agreements.  Neither the DPSG Board, nor any committee thereof shall:

(i)                                     (A) fail to include the DPSG Recommendation in the Proxy Statement, (B) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Maple Parent, the DPSG Recommendation, (C) publicly approve, recommend or otherwise declare advisable any Acquisition Proposal or (D) publicly propose to do any of the foregoing (any action or omission described in this subsection (i) being referred to as a “Change of Recommendation”); or

(ii)                                  authorize, approve, recommend, declare advisable or permit (or publicly propose to authorize, approve, recommend, declare advisable or permit) DPSG to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or agreement relating to any Acquisition Proposal (other than this Agreement or a confidentiality agreement entered into in compliance with and subject to the limitations set forth in Section 6.04(a)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the DPSG Stockholders Meeting, the DPSG Board may make a Change of Recommendation and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 9.01(h) if and only if (A) in connection with a Change of Recommendation, the DPSG Board has determined in good faith (after consultation with DPSG’s outside legal counsel) that the failure to make a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) DPSG complies with the provisions of this Section 6.04(c), it being understood that the board of directors of DPSG may make a Change of Recommendation only in response to (1) any Acquisition Proposal that constitutes a Superior Proposal or (2) an Intervening Event; provided, however, that no such action may be taken pursuant to this Section 6.04(c) or Section 9.01(h) until after the fourth Business Day following Maple Parent’s receipt of notice (which notice shall not constitute a Change of Recommendation) from DPSG (as may be extended or renewed pursuant to this paragraph, the “Notice Period”) containing the action proposed to be taken and the basis therefor, including (i) in the case of an Acquisition Proposal, all necessary information under Section 6.04(f) (which notice shall not constitute a Change of Recommendation), the current version of the agreement documenting such Acquisition Proposal and the identity of the Person or group of Persons making such Acquisition Proposal and (ii) in the case of an Intervening Event, a reasonably detailed description of the Intervening Event; provided, further, that (i) during the Notice Period, DPSG shall not, and shall cause its Subsidiaries not to, enter into any Alternative Acquisition Agreement, (ii) DPSG shall negotiate, and shall direct its financial advisors and outside legal counsel to negotiate, with Maple Parent in good faith during the Notice Period (to the extent Maple Parent desires to negotiate) to enable Maple Parent to propose revisions to the terms of this Agreement that obviate the need of the DPSG Board to make a Change of Recommendation or terminate this Agreement pursuant to Section 9.01(h), including in the case of a Superior Proposal, by such Superior Proposal no longer constituting a Superior Proposal, (iii) following the end of the Notice Period, the DPSG Board shall have considered in good faith any changes to the terms of this Agreement proposed by Maple Parent and any other information provided by Maple Parent and shall have determined that, if such changes were to be given effect, in the case of a termination of this Agreement pursuant to Section 9.01(h) (after consultation with DPSG’s outside financial advisors and outside legal counsel), any such Superior Proposal would continue to constitute a Superior Proposal and, after consultation with DPSG’s outside legal counsel,  a failure to make a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or, in the case of a Change in Recommendation (after consultation with DPSG’s outside legal counsel), the failure to make such Change of Recommendation would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (iv) in the event of modifications to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of any Superior Proposal, DPSG shall, in each case, have delivered to Maple Parent an additional notice consistent with that described in the first proviso of this paragraph, and a new Notice Period under this paragraph shall commence, during which time DPSG shall be required to comply with the requirements of this Section 6.04(c) anew with respect to such additional notice, including clauses (i) through (iv) of this proviso, provided that any such additional Notice Period shall end after the third Business Day following Maple Parent’s receipt of such notice from DPSG.  Notwithstanding the foregoing, to the extent that a notice required under this Section 6.04(c) (in connection with a termination pursuant to Section 9.01(h)) relates to a Superior Proposal for which the requisite notice or additional notice has been given pursuant to this Section 6.04(c) (in connection with a Change of Recommendation), no new or additional notice or Notice Period will be required for such termination pursuant to Section 9.01(h).

(d)                                 Certain Permitted Disclosure.  Nothing contained in this Section 6.04 shall be deemed to prohibit DPSG from complying with its disclosure obligations under United States federal or state Law; provided, however, that if such disclosure does not reaffirm the DPSG Recommendation or has the substantive effect of withdrawing or adversely modifying the DPSG Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Maple Parent shall have the right to terminate this Agreement as set forth in Section 9.01 (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed to have the substantive effect of withdrawing or adversely modifying the DPSG Recommendation or otherwise deemed to violate DPSG’s obligations under this Section 6.04(d)).

(e)                                  Existing Discussions and Agreements.  DPSG agrees that it will, and will cause its Subsidiaries and its and their respective directors and officers to, and will direct, and use its reasonable best efforts to cause, its and its Subsidiaries’ other Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  DPSG also agrees that (i) it will promptly request each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person or its Representatives by or on behalf of DPSG or any of its Subsidiaries in connection with such consideration, (ii) DPSG and its Subsidiaries shall not release any party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which DPSG or any of its Subsidiaries is a party; provided, however, that if the DPSG Board determines in good faith, after consultation with outside counsel, that it would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law not to do so, DPSG may waive any standstill or similar provisions in such agreements to the extent necessary to permit a Person to make, on a non-public basis to the DPSG Board, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Maple Parent, in each case as contemplated by and subject to compliance with this Section 6.04(e) and (iii) subject to the proviso in the immediately preceding clause (ii), DPSG shall, and shall cause its Subsidiaries to enforce, to the fullest extent permitted under applicable Law, the confidentiality and standstill provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such provisions and to enforce specifically such provisions thereof in any court of the United States of America or of any state having jurisdiction.  Nothing contained in this Section 6.04(e) shall be deemed to prohibit DPSG from disclosing any information to the extent necessary to comply with its fiduciary duties under applicable Law or any disclosure obligations under applicable U.S. federal or state Law.

(f)                         Notice.  DPSG agrees that it will promptly (and, in any event, within 24 hours) notify Maple Parent if any inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, in each case, with respect to an Acquisition Proposal indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Maple Parent reasonably informed, on a timely basis, of the status and material terms of any such proposals or offers (including any amendments thereto and, in no event later than 24 hours after receipt, copies of any additional or revised written requests, proposals or offers, including proposed agreements) and the status of any such discussions or negotiations, including any change in DPSG’s intentions as previously notified.  DPSG agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof that prohibits DPSG from providing any information to Maple Parent in accordance with this Section 6.04(f).  Without limiting the generality of the foregoing or Section 6.04(a), DPSG shall notify Maple Parent in advance of beginning to provide information to any Person relating to an Acquisition Proposal or beginning discussions or negotiations with any Person regarding an Acquisition Proposal.

(g)                        Any violation of the restrictions set forth in this Section 6.04 by any director or officer of DPSG or any of its Subsidiaries shall be deemed to be a breach of this Section 6.04 by DPSG.

Section 6.05                             Conduct of Maple Parent Business Prior to Effective Time.  During the Interim Period, except as required by Law or GAAP, as expressly contemplated or permitted by this Agreement, as specifically set forth in Section 6.05 of the Maple Parent

Disclosure Letter, or as consented to in writing by DPSG (such consent not to be unreasonably withheld, conditioned or delayed), Maple Parent will, and will cause each Maple Parent Subsidiary to, (a) conduct its business in the ordinary course in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

Section 6.06                             Forbearances. During the Interim Period, except as required by Law or GAAP, as expressly contemplated or permitted by this Agreement or as consented to in writing by DPSG (such consent not to be unreasonably withheld, conditioned or delayed), Maple Parent will not, and will not permit any of the Maple Parent Subsidiaries to:

(a)                                 enter into any new line of business that is material to Maple Parent and the Maple Parent Subsidiaries, taken as a whole;

(b)                                 take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other Transactions; or

(c)                                  agree, commit, or resolve to take any of the actions prohibited by this Section 6.06.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                             Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, including Section 7.03, each of DPSG, Merger Sub and Maple Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities, that are necessary to consummate the Merger or any of the other Transactions.  In furtherance thereof, each of DPSG and Maple Parent shall, if requested, use commercially reasonable efforts to obtain all necessary or appropriate consents, waivers and approvals under any DPSG Material Contracts or Maple Parent Material Contracts, as applicable, to which DPSG or any of its Subsidiaries, or Maple Parent or any of its Subsidiaries, as applicable, is a party in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such DPSG Material Contracts or Maple Parent Material Contracts following the consummation of the Transactions.  In addition to the foregoing, DPSG shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Solvency Opinion from the Solvency Advisor in satisfaction of the condition set forth in Section 8.03(f).  In addition to the foregoing, neither DPSG, Merger Sub nor Maple Parent, on the one hand, nor, except for actions taken in accordance with Section 6.04, DPSG, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.   Notwithstanding anything to the contrary herein, neither DPSG nor Maple Parent shall be required prior to the Effective Time to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) to obtain the consent, waiver or approval of any Person under any Contract.

Section 7.02                             Access to Information; Confidentiality.

(a)                                 Upon reasonable notice and subject to applicable Law and reasonable limitations limiting access to outside counsel, DPSG shall, and shall cause each of the DPSG Subsidiaries, to, afford to Maple Parent and the Maple Parent Subsidiaries and their respective Representatives reasonable access, during the Interim Period, to all their respective properties, books, Contracts, personnel and records and, during such period, DPSG shall, and shall cause each of the DPSG Subsidiaries to, (i) furnish promptly to Maple Parent all information concerning its business, finances, properties and personnel as Maple Parent may reasonably request, and (ii) engage with Maple Parent and the Maple Parent Subsidiaries and their respective Representatives on integration planning, including integration planning with respect to operational and financial matters; provided that DPSG and the DPSG Subsidiaries may withhold any document or information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (or entered into after the date of this Agreement in the ordinary course of business) and in accordance with Section 6.04 (provided that DPSG and the DPSG Subsidiaries shall use their reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or fiduciary duty (provided that DPSG and the DPSG Subsidiaries shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty), (C) that is subject to attorney-client or other privilege (provided that DPSG and the DPSG Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure to the maximum extent that would not result in a waiver of any such attorney-client or other privilege), (D) concerning Acquisition Proposals, which shall be governed by Section 6.04, or (E) regarding the deliberations of the DPSG Board or any committee thereof with respect to the Transactions or the entry into this Agreement, or any materials provided to the DPSG Board or any committee in connection therewith.  If any material is withheld by DPSG or the DPSG Subsidiaries pursuant to the proviso to the preceding sentence (other than information withheld pursuant to subsections (D) or (E) of such proviso, DPSG shall, and shall cause the DPSG Subsidiaries to, inform Maple Parent as to the general nature of what is being withheld.

(b)                                 All information exchanged pursuant to this Section 7.02 shall be subject to the confidentiality agreement dated October 12, 2017, between DPSG and Maple Parent (the “Confidentiality Agreement”).  For the avoidance of doubt, neither the foregoing nor any other provision of this Agreement or the Confidentiality Agreement shall be deemed to limit any customary disclosure made by Maple Parent and its Affiliates to the Financing Sources, rating agencies, prospective traders, existing lenders (and related agents) or otherwise in connection with efforts or activities to obtaining the Debt Financing.

Section 7.03                             Filings; Other Actions; Notification.

(a)                                 Cooperation.  Subject to the terms and conditions set forth in this Agreement, each of DPSG, Merger Sub and Maple Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and make effective all of the other Transactions, as soon as practicable after the date hereof, including preparing and filing, in consultation with the other parties and as promptly as advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions (including those set forth in Section 5.04 of the DPSG Disclosure Letter).  In furtherance of, and not in limitation of the foregoing, (i) each of Maple Parent and DPSG, as applicable, agree to make or cause to be made any appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the Merger or any of the other Transactions as soon as practicable after the date hereof, and to use their reasonable best efforts to supply as soon as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.03 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period thereunder) and (ii) each of Maple Parent and DPSG agree, as applicable, to (A) cooperate and to provide each other with information as reasonably requested to determine whether any other waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals under applicable Antitrust Law (collectively, “Antitrust Clearances”), may be necessary to consummate the merger and (B) file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions; provided, however, that in no event shall DPSG or its Subsidiaries be required pursuant to this Section 7.03 to agree to or take any such actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and the other Transactions unless such actions are effective after or conditioned upon the Effective Time.  Maple Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided, that, subject to reasonable limitations limiting access to outside counsel, Maple Parent and DPSG shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to or other communication with any Governmental Entity in connection with the Merger and the other Transactions (and to receive a copy of all documents and information submitted to such Governmental Entity).  In exercising the foregoing rights, each of DPSG and Maple Parent shall act reasonably and as promptly as practicable.

(b)                                 In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03, Maple Parent shall take, and cause its Affiliates to take all steps as may be necessary to obtain all required Antitrust Clearances, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Maple Parent, Merger Sub, DPSG, the Surviving Corporation or any of their respective Affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of such Governmental Entity) as may be required to obtain such Antitrust Clearances or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders under any Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions, including the Merger.

(c)                                  Antitrust Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 7.03, each of Maple Parent and DPSG agree to promptly provide to each and every federal, state or foreign Governmental Entity with jurisdiction over enforcement of any Antitrust Laws non-privileged information and documents that are necessary, proper and advisable to permit the consummation of the Transactions.

(d)                                 Information.  Subject to reasonable limitations limiting access to outside counsel, DPSG and Maple Parent each shall, upon request by the other, furnish the other promptly with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Maple Parent, DPSG or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.

(e)                                  Status.  Subject to applicable Laws and as required by any Governmental Entity or rules and regulations of NYSE, and subject to reasonable restrictions limiting access to outside counsel, DPSG and Maple Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices, correspondence, or other communications received by Maple Parent or DPSG, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other Transactions.  Neither DPSG nor Maple Parent shall permit any of its officers or any other Representatives or agents to participate in any meeting or engage in any substantive communication with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.  Each of DPSG and Maple Parent shall, to the extent practicable, give the other reasonable prior notice of any such meeting or communication and in the event one party is prohibited by Law, a Governmental Entity or rules and regulations of NYSE from participating in or attending any such meeting or engaging in any such communication, keep such party reasonably apprised with respect thereto.

(f)                                   NYSE Listing.  DPSG shall use its reasonable best efforts to cause the shares of DPSG Common Stock to be issued as Merger Consideration and any shares of DPSG Common Stock issuable following the Effective Time in respect of the awards described in Section 7.05 to be approved for listing on the NYSE, subject to official notice of issuance prior to the Closing Date.

(g)                                  Litigation.  DPSG shall give Maple Parent the opportunity to participate in the defense or settlement of any stockholder litigation against DPSG or its directors relating to the Merger and the other Transactions, and no such settlement shall be agreed to by DPSG without the prior written consent of Maple Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.04                             Proxy Statement; Stockholders Meeting.

(a)                                 In accordance with the DGCL, the DPSG Charter, the DPSG By-laws, the Exchange Act, and any applicable rules and regulations of NYSE, DPSG, in consultation with Maple  Parent, shall call, give notice of, convene and hold the DPSG Stockholders Meeting as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the board of directors of DPSG after consultation with Maple Parent regarding such dates) and shall as promptly as reasonably practicable following the date of this Agreement, for the purpose of obtaining the DPSG Stockholders Approval, duly set a record date for determining the stockholders entitled to notice of, and to vote at the DPSG Stockholders Meeting (such date to be at least 20 Business Days following the initiation of a broker search pursuant to Rule 14a-13 under the Exchange Act).  Subject to the terms of this Agreement, the DPSG Board of Directors shall recommend that the stockholders of DPSG vote in favor of the approval of the DPSG Charter Amendment and the DPSG Stock Issuance.  DPSG shall comply with the DGCL, the DPSG Charter and DPSG By-laws, the Exchange Act, and the rules and regulations of NYSE in connection with the DPSG Stockholders Meeting, including preparing and delivering the Proxy Statement to DPSG’s stockholders, as required pursuant to the Exchange Act and Section 7.04(b) below.  Subject to the terms of this Agreement, unless there has been a Change of Recommendation, DPSG shall use its commercially reasonable efforts to solicit (or cause to be solicited) from its stockholders proxies constituting the DPSG Stockholders Approval.  DPSG shall not change the date of, postpone or adjourn the DPSG Stockholders Meeting without the consent of Maple Parent (which may not be unreasonably withheld, conditioned or delayed); provided, that, without Maple Parent’s consent, DPSG may adjourn or postpone the DPSG Stockholders Meeting as may be required by applicable Law and no more than two times (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to DPSG’s stockholders within a reasonable amount of time in advance of the DPSG Stockholders Meeting, (ii) to allow reasonable additional time to solicit from its stockholders proxies in favor of approval of the DPSG Charter Amendment and the DPSG Stock Issuance, (iii) if as of the time for which the DPSG Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) or the time scheduled for reconvening the DPSG Stockholders Meeting, there are insufficient shares of DPSG Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the DPSG Stockholders Meeting or at such time DPSG has not received proxies sufficient to allow the receipt of the DPSG Stockholders Approval at the DPSG Stockholders Meeting, or (iv) as required by applicable Law; provided, further, that the DPSG Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than 30 days after the date on which the DPSG Stockholders Meeting was originally scheduled without the prior written consent of Maple

Parent.  Maple Parent may cause DPSG to postpone or adjourn the DPSG Stockholders Meeting by prior written notice to DPSG once for a period of no longer than ten Business Days and at such time DPSG has not received proxies sufficient to allow the receipt of the DPSG Stockholders Approval at the DPSG Stockholders Meeting and Maple Parent informs DPSG that Maple Parent believes in good faith that additional time is required to solicit stockholder proxies in favor of approval of the DPSG Charter Amendment and the DPSG Stock Issuance.

(b)                                 Promptly following the date of this Agreement, DPSG, with the assistance of Maple Parent, shall prepare, and DPSG shall file with the SEC, the preliminary Proxy Statement and any amendments or supplements thereto in form and substance reasonably satisfactory to each of DPSG and Maple Parent relating to the Merger and the Transactions.  Subject to the terms of this Agreement, the Proxy Statement shall reflect the DPSG Recommendation and shall include a description of the other Board Actions.  Maple Parent shall, and shall use its reasonable best efforts to cause its Representatives and Affiliates to, cooperate with DPSG in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to DPSG all information relating to it required by the Exchange Act for inclusion in, or to assist DPSG in preparing, the Proxy Statement (and responding to any comments from the SEC or its staff with respect thereto), including without limitation, such financial statements and other information relating to it and its Affiliates required to be included in the Proxy Statement by Regulation 14A under the Exchange Act or other applicable Law to be included in the Proxy Statement.  In addition, Maple Parent shall use its reasonable best efforts to cause its independent accountants to provide assistance and cooperation to DPSG in connection with the preparation of the Proxy Statement, including without limitation, to the extent required by applicable Law, providing consent to DPSG to include their audit reports in the Proxy Statement and providing reasonable assistance in the preparation of pro forma financial statements to be included in the Proxy Statement. DPSG shall promptly provide Maple Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that DPSG or its counsel may receive from the SEC or its staff with respect to any preliminary Proxy Statement, and DPSG shall use its commercially reasonable efforts, after consultation with and with the assistance of Maple Parent, to respond as promptly as practicable to any such comments of the SEC or its staff and to cause the Proxy Statement in definitive form to be mailed to DPSG’s stockholders at the earliest practicable time.  Each of DPSG and Maple Parent shall promptly advise the other if it determines that any information provided by it for use in the Proxy Statement was or shall have become false or misleading in any material respect and shall promptly notify the other if it becomes aware of any material fact not contained in the Proxy Statement and required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. DPSG shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of DPSG Capital Stock, in each case as, and to the extent, required by applicable Law.  DPSG shall promptly provide Maple Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that DPSG or its counsel may receive from the SEC or its staff requesting any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement, and DPSG and Maple Parent shall cooperate in filing with the SEC or its staff, and if required by applicable Law, DPSG shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement.  DPSG shall provide Maple Parent and its counsel a reasonable opportunity to review any written responses to all SEC comments with respect to a preliminary or definitive Proxy Statement and

DPSG shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Maple Parent and its counsel.

Section 7.05                             DPSG Stock Plan.  As of immediately prior to the Effective Time, each outstanding award issued under a DPSG Stock Plan shall vest, with DPSG PSUs vesting at target performance levels or at such higher performance levels as may be required pursuant to the applicable terms of a DPSG Benefit Plan.  Prior to the Dividend Record Time, the DPSG Board (or, if appropriate, any committee thereof administering the DPSG Stock Plan) shall adopt such resolutions as may be required to cause, as of the Effective Time, (a) except as set forth in Section 7.06(c), each DPSG Stock Option that is outstanding immediately prior to the Dividend Record Time to be converted into a right of the holder of such DPSG Stock Option to receive, on or as soon as administratively practicable following the Effective Time and less applicable Tax withholding, (i) a number of shares of DPSG Common Stock equal to the number of shares underlying such DPSG Stock Option and (ii) an amount in cash equal to (A) the number of shares underlying such DPSG Stock Option multiplied by (B) (1) the Special Dividend Per Share Amount, reduced (but not below zero) by (2) the exercise price per share of such DPSG Stock Option immediately prior to the Dividend Record Time, and (b) each DPSG RSU and DPSG PSU to be settled in exchange for (i) a number of shares of DPSG Common Stock equal to the number of shares underlying such DPSG RSU or DPSG PSU, as the case may be, and (ii) an amount in cash equal to (A) the number of shares underlying such DPSG RSU or DPSG PSU, as the case may be multiplied by (B) the Special Dividend Per Share Amount, delivered to the holder of such DPSG RSU or DPSG PSU, as the case may be, on or as soon as administratively possible following the Effective Time and less applicable Tax withholding.  All shares of DPSG Common Stock issued pursuant to this Section 7.05 shall be fully vested.  Except as set forth in Section 7.06(c), as of the Effective Time, there shall be no rights outstanding under a DPSG Benefit Plan to acquire DPSG Common Stock.

Section 7.06                             Maple RSUs.

(a)                                 Each compensatory restricted stock unit with respect to shares of Maple Common Stock (a “Maple RSU”) that is outstanding immediately prior to the consummation of the Maple Parent Restructuring shall be converted as part of the Maple Parent Restructuring into a restricted stock unit with respect to Maple Parent Shares (each, a “Maple Parent RSU”), with the same terms and conditions as were applicable under such Maple RSU immediately prior to the consummation of the Maple Parent Restructuring, and relating to the number of Maple Parent Shares equal to the product of (i) the number of shares of Maple Common Stock subject to such Maple RSU immediately prior to the consummation of the Maple Parent Restructuring and (ii) the exchange ratio applicable to shares of Maple Common Stock in the merger of Maple into Maple Parent pursuant to the Maple Parent Restructuring, with any fractional shares rounded to the next whole number of shares.  Any accrued but unpaid dividend equivalents with respect to any Maple RSU will be assumed and become an obligation with respect to the applicable Maple Parent RSU.

(b)                                 As of the Effective Time, each Maple Parent RSU that is outstanding immediately prior to the Effective Time (including the Maple Parent RSUs issued pursuant to Section 7.06(a)) shall be converted into a restricted stock unit with respect to DPSG Common Stock (each, an “Adjusted Maple Parent RSU”), with the same terms and conditions as were applicable under such Maple Parent RSU immediately prior to the Effective Time, and relating to the number of shares of DPSG Common Stock equal to the product of (i) the number of Maple Parent Shares subject to such Maple Parent RSU immediately prior to the Effective Time and (ii) the Exchange Ratio, with any fractional shares rounded to the next whole number of shares.  Any accrued but unpaid dividend equivalents with respect to any Maple Parent RSU will be assumed and become an obligation with respect to the applicable Adjusted Maple Parent RSU.

(c)                                  Prior to the Effective Time, each of DPSG and Maple Parent shall use its reasonable best efforts to take such actions with respect to the equity compensation plans or arrangements of DPSG and Maple, respectively, as are necessary to give effect to the transactions contemplated by Section 7.05 and this Section 7.06 (including, without limitation, the consent of the option holders to the option treatment set forth in Section 7.05). If, following such efforts, DPSG is unable to obtain option holder consent to the option treatment set forth in Section 7.05, and the DPSG Board (or, if appropriate, any committee thereof administering the DPSG Stock Plan) shall, after consultation with Maple Parent, adjust each DPSG Stock Option in a manner that preserves the intrinsic value of such DPSG Stock Option after taking into account the Special Dividend. Any failure of DPSG to obtain the option holder consent to the option treatment set forth in Section 7.05 with respect to any DPSG Stock Option shall not be deemed to be a breach of this Agreement.

(d)                                 DPSG shall use its reasonable best efforts to take such actions as are necessary for the conversion of the Maple RSUs pursuant to this Section 7.06, including the reservation, issuance and listing of DPSG Common Stock as is necessary to effectuate the transactions contemplated by this Section 7.06.  DPSG shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of DPSG Common Stock subject to the Adjusted Maple Parent RSUs.

Section 7.07                             Employee Matters.

(a)                                 Each employee of DPSG and the DPSG Subsidiaries as of immediately prior to the Effective Time who continues to be employed with DPSG or its Subsidiaries after consummation of the Merger (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the date that is 12 months following Closing (or such earlier date that such employee ceases to be a Continuing Employee), be provided with (i) base salary or base wages, as applicable, that are no less favorable than the base salary or base wages provided to such Continuing Employee immediately prior to the Effective Time, (ii) cash bonus and other short-term incentive compensation opportunities that are no less favorable than the cash bonus and other short-term incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, (iii) a long-term incentive compensation award opportunity (which may be provided in the form of equity or cash) that is no less favorable (without regard to vesting terms) than the long-term incentive compensation award opportunity provided to such Continuing Employee immediately prior to the Effective Time, provided that long-term incentive compensation awards granted in 2019 to Continuing Employees with a title below director, notwithstanding this Section 7.07(a)(iii), shall not be required to exceed $3,800,000; and (iv) severance benefits that are no less favorable than the severance benefits provided to such Continuing Employees immediately prior to the Effective Time.

(b)                                 Each Continuing Employee shall, during the period commencing at the Effective Time and ending on December 31, 2018 (or such earlier date that such employee ceases to be a Continuing Employee), be provided with employee benefits (other than benefits subject to the provisions of Section 7.07(a)) that are no less favorable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time.  Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for those Continuing Employees covered by an effective Collective Bargaining Agreement as of the Effective Date, shall continue to be governed by such Collective Bargaining Agreement.

(c)                                  Each employee eligible to participate in the DPSG Management Incentive Plan or any other incentive compensation plan, shall be entitled to receive, at such time as payments with respect to calendar year 2018 would normally be paid without regard to the Transactions, a payment equal to the greater of such employee’s (i) pro-rata target under the DPSG Management Incentive Plan or other incentive compensation plan for the period between January 1, 2018 and the Closing Date and (ii) the actual incentive award for such period under the DPSG Management Incentive Plan or other incentive compensation plan, provided that such employee has either remained employed by DPSG or any DPSG Subsidiary through December 31, 2018, or such employee’s employment has terminated under such circumstances as would, under the applicable terms of the DPSG Management Incentive Plan or other incentive compensation plan, entitle such employee to receive a payment under such plan with respect to calendar year 2018 notwithstanding such termination of employment.  Prior to the Effective Time, Maple Parent and DPSG shall negotiate in good faith to establish new incentive compensation plans (the “Replacement 2018 Incentive Compensation Plans”) with respect to the portion of the 2018 calendar year following the Effective Date applicable to each Continuing Employee eligible to participate in the DPSG Management Incentive Plan for 2018 or any other incentive compensation plan.  The Replacement 2018 Incentive Compensation Plans shall in each case be no less favorable to each eligible Continuing Employee than the incentive compensation plan or plans provided to such Continuing Employee immediately prior to the Effective Time, after taking into account the effect of the Transactions and the payments contemplated  by the first sentence of this Section 7.07(c).

(d)                                 After the Effective Time, DPSG shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to (i) waive any pre-existing conditions or limitations and eligibility waiting periods under any group health plans with respect to the Continuing Employees and their eligible dependents, (ii) credit each Continuing Employee for the plan year in which the Effective Time occurs for applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) credit each Continuing Employee with service credit for such Continuing Employee’s employment for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan, as if such service had been performed with DPSG, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(e)                                  Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular DPSG Benefit Plan or Maple Parent Benefit Plan, (ii) prevent the parties from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent the parties after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of DPSG or the DPSG Subsidiaries or Maple Parent or the Maple Parent Subsidiaries or any beneficiary or dependent thereof, or any collective bargaining representative thereof.

Section 7.08                             Debt Matters.

(a)                                 Prior to the Closing, each of DPSG and the DPSG Subsidiaries shall, and shall use their reasonable best efforts to cause their respective Representatives and Affiliates to provide all customary cooperation as reasonably requested by Maple Parent in connection with the arrangement of the Debt Financing or any capital markets debt financing sought by Maple Parent or its Affiliates in connection with the Transactions in replacement of all or any portion of the Debt Financing (“Debt Securities”), including, without limitation (but, subject, in all cases to Section 7.08(b) hereof):

(i)                                     (A) delivering the Required Information when due to be delivered in accordance with the definition thereof and (B) informing Maple Parent if the chief executive officer, chief financial officer, treasurer or controller of DPSG or any member of the DPSG Board shall have knowledge of any facts as a result of which a restatement of any of DPSG’s financial statements, in order for such financial statements to comply with GAAP, is probable,

(ii)                                  upon reasonable prior notice and at times and locations to be mutually agreed upon, making DPSG’s senior officers and certain relevant Representatives available to participate in a reasonable number of meetings (including customary one-on-one meetings), road shows, presentations, due diligence sessions, drafting sessions and sessions with potential lenders, underwriters, initial purchasers, potential investors and rating agencies,

(iii)                               reasonably cooperating with the marketing efforts of Maple Parent and the Financing Sources for all or any portion of the Debt Financing or an offering of Debt Securities, including assisting with the preparation of customary materials for the marketing and syndication of the Debt Financing or an offering of Debt Securities, including rating agency presentations, bank confidential information memoranda, lender presentations, offering memoranda, private placement memoranda, registration statements, prospectuses, road show materials, business projections and similar documents, in each case, reasonably necessary in connection with the Debt Financing or an offering of Debt Securities (in each case, which may include information from and/or incorporate by reference periodic and current reports filed by DPSG with the SEC, including the DPSG SEC Reports) including identifying any portion of the information that constitutes material, non-public information; provided, that, all parties hereto shall be responsible for the preparation of pro forma financial statements and pro forma adjustments giving effect to the Transactions,

(iv)                              using reasonable best efforts to cause its independent accountants to provide (A) assistance and cooperation to Maple Parent, including participating in a reasonable number of drafting sessions and accounting due diligence sessions and providing consent to Maple Parent to use such independent accountants’ audit reports relating to DPSG (including, without limitation, in filings with the SEC and offering documents with respect to any capital market debt financing), (B) auditors reports and comfort letters (including “negative assurances” comfort) with respect to financial information relating to DPSG and the its Subsidiaries to the extent customarily needed for financings of the type contemplated by the Debt Financing, in each case, on customary terms and consistent with their customary practice and (C) other documentation and assistance reasonably required in connection with the Debt Financing (including reasonable assistance in the preparation of the pro forma financial statements described in Section 7.08(a)(iii)),

(v)                                 providing (A) a certificate of the chief financial officer of DPSG with respect to solvency matters (substantially in the form attached as Schedule I to the Debt Commitment Letter) to the extent required by the Financing Sources under the Debt Commitment Letter in connection with the Debt Financing or an offering of Debt Securities, and (B) customary authorization and representation letters relating to the Debt Financing or an offering of Debt Securities,

(vi)                              except as provided in Sections 7.08(h) and (i), if reasonably requested by Maple Parent, provide and, if applicable, execute documents relating to the repayment of the existing indebtedness and guarantees of DPSG and the DPSG Subsidiaries and the release of related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such indebtedness,

(vii)                           reasonably assisting Maple Parent in connection with the preparation of (but not executing, unless effective only following the Effective Time) definitive documentation for the Debt Financing or an offering of Debt Securities, including credit agreements, indentures (including supplements thereto), global notes, guarantee agreements, certificates or other related documents to the extent reasonably requested by Maple Parent, in each case contemplated or otherwise required in connection with the Debt Financing or an offering of Debt Securities,

(viii)                        furnishing Maple Parent and any Financing Sources promptly, but in any event at least four days prior to Closing with all documentation and other information with respect to DPSG and its Subsidiaries as shall have been reasonably requested in writing by Maple Parent at least nine Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act,

(ix)                              reasonably cooperating with Maple Parent to satisfy the conditions precedent to the Debt Financing or an offering of Debt Securities to the extent within the control of DPSG or the DPSG Subsidiaries, and taking of corporate actions within the control of DPSG and its Subsidiaries reasonably necessary to permit the completion of the Debt Financing, and

(x)                                 preventing the offer or placement of any debt securities or commercial bank or other credit facilities of DPSG or any DPSG Subsidiary if such securities or commercial bank or other credit facilities would reasonably be expected to materially impair the primary syndication of the Debt Financing.

(b)                                 Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere in any material respect with the business or the ongoing operations of DPSG and/or the DPSG Subsidiaries, (ii) nothing in Section 7.08 shall (A) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any Material Contract, (B) require DPSG or any DPSG Subsidiaries or any of its or their respective Representatives to breach, waive or amend any terms of this Agreement, (C) cause any condition to the Closing set forth in Article VIII to not be satisfied or (D) cause DPSG and/or any DPSG Subsidiaries to violate any obligation of confidentiality (not created in contemplation hereof) binding on DPSG and/or any DPSG Subsidiaries (provided that in the event that DPSG and/or any DPSG Subsidiaries do not provide information in reliance on the exclusion in this clause (D), DPSG and/or any DPSG Subsidiaries shall use commercially reasonable efforts to provide notice to Maple Parent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)), (iii) neither DPSG nor any DPSG Subsidiary shall be required to pay or incur any commitment or other similar fee or incur or assume any other liability or obligation in connection with any Debt Financing or any offering of Debt Securities (except the obligation to deliver the solvency certificate and customary authorization and representation letters referenced in Section 7.08(a)(v) and the obligations to issue notices of redemption and other notices, officer’s certificates and opinions with respect to the Redemption set forth in Section 7.08(i) below), in each case other than as are contingent upon the Closing or which are concurrently reimbursed by Maple Parent, (iv) none of the directors of DPSG or any DPSG Subsidiary that will not be continuing directors, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Debt Financing that would be effective prior to the Effective Time, (v) provide access to or disclose information that DPSG reasonably determines would jeopardize any attorney-client privilege or the attorney-work product doctrine in favor of DPSG or any of its subsidiaries and (vi) none of DPSG, DPSG’s Subsidiaries or their respective directors, officers, employees or agents, shall be required to execute, deliver or enter into, or perform any agreement, document or instrument (other than the solvency certificate and customary authorization and representation letters contemplated above), with respect to the Debt Financing or any offering of Debt Securities that is not contingent upon the Closing or that would be effective prior to the Effective Time; provided however that the foregoing clause (vi) of this sentence shall not apply to customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations by DPSG or any DPSG Subsidiary prior to the Effective Time or contain additional conditions to the closing or funding of the Debt Financing) and similar documents required to be executed in connection with the closing of a debt offering into escrow on customary terms or in connection with the Redemption referred to in Section 7.08(i) below. Nothing hereunder shall require any employee, officer, director or Representative of DPSG or any DPSG Subsidiary to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or Representative.  DPSG shall file all reports on Form 10-K, 10-Q and Form 8-K, to the extent required to include financial information pursuant to Item 9.01 thereof, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act.

(c)                                  Maple Parent shall (i) promptly upon request by DPSG, reimburse DPSG for all reasonable and documented out-of-pocket fees and expenses of DPSG and its Subsidiaries and all reasonable and documented out-of-pocket fees and expenses of their Representatives (including all reasonable and documented attorneys’ fees) incurred in connection with the requested cooperation set forth in this Section 7.08 and (ii) except as a result of gross negligence, fraud, willful misconduct of or material breach of this Agreement by DPSG, the DPSG Subsidiaries, its or their Affiliates or its or their Representatives, or arising from information furnished in writing by or on behalf of DPSG and/or its Subsidiaries (including financial statements and audits thereof), indemnify DPSG, the DPSG Subsidiaries, its or their respective Affiliates and its and their respective Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented fees and expenses of counsel) or settlement payment of any kind, incurred, imposed on, sustained, suffered by or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the Debt Financing, the performance by DPSG, any DPSG Subsidiaries, its and their respective Affiliates and its and their respective Representatives of any obligations set forth in this Section 7.08 and any information utilized in connection therewith and such Representatives shall be third party beneficiaries of this Section 7.08.

(d)                                 Unless, and to the extent, Maple Parent shall have sufficient cash from other sources (including the Equity Financing and/or by reason of a capital market or other financing transaction) available to pay the Required Amount, Maple Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts  to (i) maintain in effect the Debt Commitment Letter pursuant to its terms, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter or on other terms agreed by Maple Parent (subject to the restrictions on amendments of the Debt Commitment Letter set forth in Section 7.08(e) below), and (iii) satisfy (or, seek a waiver on a timely basis of) all conditions to funding in the Debt Commitment Letter that are within its control and, in the event that all conditions to funding in the Debt Commitment Letter are satisfied at or prior to Closing, consummate the Debt Financing and cause the Financing Sources to fund the Financing at the Closing. Maple Parent shall keep DPSG reasonably informed on a reasonably timely basis and in reasonable detail of the status of its efforts to arrange and obtain the Debt Financing. Maple Parent shall promptly provide DPSG with copies of agreements relating to the Debt Financing and such other information and documentation regarding such Debt Financing as reasonably requested by DPSG to allow DPSG to monitor the progress of such financing activities. Without limiting the foregoing, Maple Parent shall notify DPSG promptly if at any time prior to the Effective Time: (A) the Debt Commitment Letter or other definitive financing agreements with respect thereto expire or are terminated for any reason (other than in accordance with their terms by reason of an issuance of Debt Securities or other financing transactions that comply with Section 7.08(e) below), (B) Maple Parent obtains knowledge of any material breach or default by any party to any Debt Commitment Letter (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default thereunder), (C) Maple Parent receives any written communication from any Financing Source providing the Debt Financing with respect to any (1) actual, potential or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter with respect to the obligation to fund the Debt Financing or (2) a material dispute or disagreement between or among any parties to the Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing or (D) if Maple Parent, for any reason, otherwise no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on the terms described in the Debt Commitment Letter (except as the result of the issuance of any Debt Securities or the effectiveness of any other financing transaction that complies with Section 7.08(e) below). As soon as reasonably practicable after DPSG delivers to Maple Parent a written request therefor, Maple Parent shall provide any information reasonably requested by DPSG relating to any circumstance referred to in clause (A) through (D) of the immediately preceding sentence; provided, that neither Maple Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any law, rule or regulation or any obligation of confidentiality.

(e)                                  Unless, and to the extent, Maple Parent shall have sufficient immediately and unconditionally available cash from other sources (including the Equity Financing and/or by reason of capital markets, securities or other financing transactions) available to pay the Required Amount, from and after the execution of this Agreement, Maple Parent shall not amend, modify, replace, terminate or agree to any waiver under the Debt Commitment Letter without the prior written approval of DPSG if such amendment, replacement, modification, termination or waiver would (i) reduce the aggregate amount of the Debt Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately and unconditionally available sources, would not be sufficient to pay the Required Amount, (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend, modify or waive any of the conditions to the Debt Financing (unless such expanded, amended or modified conditions could not be reasonably expected to prevent, impede or delay the funding of the Debt Financing or impose additional material obligations upon DPSG or any DPSG Subsidiary), or (iii) otherwise expand, amend, modify or waive any provision of the Debt Commitment Letter in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (B) adversely impact the ability of Maple Parent to enforce or cause the enforcement of its rights against the Financing Sources; provided, that notwithstanding the foregoing, Maple Parent may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement.  In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Commitment Letter permitted pursuant to this Section 7.08(e) such new commitment letters and/or fee letters shall be deemed to be the “Debt Commitment Letter” for all purposes of this Agreement and references to “Debt Financing” herein shall include and mean the financing contemplated by the Debt

Commitment Letter as so amended, replaced, supplemented or otherwise modified, as applicable.  Maple Parent shall promptly deliver to DPSG copies of any termination, amendment, modification, waiver or replacement of the Debt Commitment Letter.

(f)                                   Unless, and to the extent, Maple Parent shall have immediately and unconditionally available cash from other sources (including by reason of a capital market or other financing transaction) available to pay the Required Amount, in the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Maple Parent shall promptly notify DPSG in writing and use its reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount not less than the unavailable portion of the Debt Financing (the “Alternative Financing”); provided, however, that Maple Parent shall not be required to obtain financing which includes terms and conditions materially less favorable (taken as whole and taking into account any “market flex” provision) to DPSG and Maple Parent, taken as a whole, in each case relative to those in the Debt Financing being replaced.  Upon obtaining any commitment for any such Alternative Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment and fee letters for such Alternative Financing shall be deemed the “Debt Commitment Letter” for all purposes of this Agreement.

(g)                                  DPSG hereby consents to use of its and its Subsidiaries logos on customary marketing materials in connection with the Debt Financing or any offering of Debt Securities; provided, that such logos are used solely in a manner that is not intended nor reasonably likely to harm or disparage DPSG or any of its Subsidiaries or the reputation or goodwill of DPSG or any of its Subsidiaries or their respective logos.

(h)                                 On or prior to the Closing, DPSG shall use reasonable best efforts to cause the agent under each of DPSG Credit Facilities to provide a copy of an executed payoff letter (each a “DPSG Payoff Letter”) with respect to each of the DPSG Credit Facilities, in customary form, each DPSG Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable (and not contingent or unasserted) under each of the DPSG Credit Facilities as of the anticipated Closing Date (and the daily accrual thereafter) (the “DPSG Payoff Amount”), (ii) state that upon receipt of DPSG Payoff Amount under such Payoff Letter, the DPSG Credit Facilities and all related loan documents shall be terminated, as applicable and (iii) provide that all Liens and all guarantees (if any) in connection therewith relating to the assets and properties of DPSG or any of its Subsidiaries securing such obligations shall be, released and terminated upon the payment of the DPSG Payoff Amount; provided that the effectiveness of any such Payoff Letter shall be contingent upon the occurrence of the Closing unless otherwise agreed by DPSG.

(i)                                     If requested by Maple Parent, DPSG shall, to the extent permitted by the applicable DPSG Existing Notes and the related indenture governing such DPSG Existing Notes (the “Indenture”), issue on the Closing Date a notice of optional redemption for all of the outstanding aggregate principal amount of any or all of the DPSG Existing Notes, pursuant to the redemption provisions of the Indenture (the redemption of any or all series of DPSG Existing Notes, the “Redemption”); provided that DPSG shall not be obligated to issue a notice of optional redemption pursuant to this Section 7.08(i) until (i) all of the conditions set forth in

Article VIII have been satisfied or waived by the applicable Persons and (ii) the Closing will occur immediately following the delivery of such notice; and provided further that in connection with the delivery of any such notice of Redemption and consummation of the Redemption, DPSG shall deliver and shall use reasonable best efforts to cause counsel for DPSG to deliver, customary officer’s certificates and customary legal opinions, respectively, to the trustee under each applicable Indenture, to the extent such certificates and opinions are required thereby.

(j)                                    On or prior to the Closing, Maple Parent shall use reasonable best efforts to cause the agent under the Maple Credit Agreement to provide a copy of an executed payoff letter (the “Maple Parent Payoff Letter”) with respect to the Maple Credit Agreement, in customary form, the Maple Parent Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable (and not contingent or unasserted) under the Maple Parent Payoff Letter as of the anticipated Closing Date (and the daily accrual thereafter) (the “Maple Parent Payoff Amount”), (ii) state that upon receipt of the Maple Parent Payoff Amount under such Payoff Letter, the Maple Credit Agreement and all related loan documents shall be terminated, as applicable and (iii) provide that all Liens and all guarantees (if any) in connection therewith relating to the assets and properties of the Maple Parent or any Maple Parent Subsidiary securing such obligations shall be, released and terminated upon the payment of the Maple Parent Payoff Amount.

Section 7.09                             Indemnification and Insurance.  (a) From the date hereof, DPSG shall, to the fullest extent permissible by applicable Law, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of DPSG or of a DPSG Subsidiary (collectively, the “Indemnified Parties”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Legal Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party is or was a director, officer, employee or agent of DPSG or any DPSG Subsidiary or (ii) acts or omissions by an Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of DPSG or any DPSG Subsidiary or taken at the request of DPSG or any DPSG Subsidiary (including in connection with serving at the request of DPSG or any DPSG Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (i) or (ii), at, or at any time prior to, the Effective Time (including any Legal Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party).  Without limiting the foregoing, DPSG, from and for a period of six (6) years after the Effective Time, shall, unless otherwise required by Law, not amend or modify its certificate of incorporation or bylaws to contain any provisions that are less favorable to the Indemnified Parties or the employees and agents of DPSG and the DPSG Subsidiaries with respect to limitation of liabilities of directors, officers, employees and agents and indemnification and advancement of expenses than are set forth as of the date of this Agreement in the DPSG Charter, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties or the employees and agents of DPSG and the DPSG Subsidiaries.  In addition, from the date hereof, DPSG shall without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party incurred by any Indemnified Party in connection with any Legal Proceeding (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.09) as incurred to the fullest extent permitted under applicable Law.

(b)                                   DPSG (whether prior to or after the Effective Time) shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Legal Proceeding relating to any acts or omissions covered under this Section 7.09 (each, a “Claim”) for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  DPSG and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)                                    For the six-year period commencing immediately after the Effective Time, DPSG shall maintain in effect a directors’ and officers’ liability insurance with an insurance carrier with the same or better credit rating as DPSG’s insurance carrier as of the date hereof covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by DPSG directors’ and officers’ liability insurance policies on terms, conditions, retentions and limits of liability that are at least as favorable as DPSG’s existing policies in effect on the date of this Agreement. For the benefit of the Indemnified Parties, DPSG shall be permitted, prior to the Effective Time, to obtain and fully pay the premium, subject to the maximum annual premium referred to in the first proviso to this Section 7.09(c), for the extension of (i) the directors’ and officers’ liability coverage of DPSG’s existing directors’ and officers’ insurance policies and (ii) DPSG’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time that shall be from an insurance carrier with the same or better credit rating as DPSG’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as DPSG’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement, the Merger or the other Transactions).  Notwithstanding anything to the contrary contained herein, in no event shall Maple Parent or DPSG after the Effective Time be required to expend for any policies contemplated by this clause (c) an annual premium amount in excess of 350% of the annual premiums currently paid by DPSG for such insurance; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, DPSG after the Effective Time shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If such prepaid D&O Insurance has been obtained by DPSG prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.09(c) and DPSG shall use its reasonable best efforts to cause such D&O Insurance to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)                                 The provisions of this Section 7.09 will survive the Effective Time and are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and (ii) in addition to, and not substitution for, any other rights to indemnification or contribution that such Indemnified Party may have under other contracts. After the Effective Time, the obligations of DPSG under this Section 7.09 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 7.09 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnified Party shall have consented in writing to such termination or modification.

(e)                                  If DPSG (as the Surviving Corporation) after the Effective Time, Maple Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of DPSG or Maple Parent, as applicable, will assume the obligations set forth in this Section 7.09.

Section 7.10                             Certain Tax Matters.

(a)                                  Maple Parent and DPSG shall each use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including (i) not taking any action that such party knows would reasonably be expected to prevent such qualification and (ii) considering and negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment).  For federal income Tax purposes, each of DPSG, Merger Sub and Maple Parent shall report the Merger and the other Transactions in a manner consistent with such qualification.

(b)                                 Prior to or at the Closing, Maple Parent shall deliver, or cause to be delivered, to DPSG a properly executed affidavit, in a form reasonably acceptable to DPSG, provided by Maple Parent pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that (i) Maple Parent is not and has not been a United States real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (ii) DPSG is not required to deduct or withhold any amounts under Section 1445 of the Code from the Merger Consideration owing to the shareholders of Maple Parent pursuant to this Agreement; and each shareholder of Maple Parent shall deliver an IRS Form W-9 claiming a complete exemption from backup withholding or an applicable IRS Form W-8.

(c)                                  At least ten days prior to the Closing Date, Maple Parent shall provide to DPSG in writing an estimate of its earnings and profits (computed under federal income Tax principles) through the Closing Date, and for its taxable year which includes the Closing Date which, for the avoidance of doubt, shall include any earnings and profits of Maple.

(d)                                 At least ten days prior to the Closing Date, DPSG shall provide to Maple Parent in writing an estimate of its earnings and profits (computed under federal income

Tax principles) through the Closing Date, and for its taxable year which includes the Closing Date.

(e)                                  Prior to or at Closing, Maple Parent shall terminate all tax sharing, allocation or similar agreements with and of its direct or indirect shareholders and any other Person other than Maple Parent and its Subsidiaries.

(f)                                   If Maple Parent receives the Change in Law Opinion from McDermott Will & Emery LLP, it shall use reasonable best efforts to obtain a Tax-Free Opinion from an alternative tax counsel of similar standing.

Section 7.11                             Section 16(a) Matters.  Prior to the Effective Time, DPSG shall take all such steps as may be required to cause (a) any dispositions of DPSG Common Stock (including, in each case, derivative securities with respect thereto) resulting from the Merger and the other Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DPSG immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of DPSG Common Stock (including derivative securities with respect to DPSG Common Stock) resulting from the Merger and the other Transactions, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DPSG, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.12                             Governance Matters.  DPSG shall take all necessary action to cause, including procuring any necessary resignations of directors, effective at the Effective Time, (a) the DPSG Board to be comprised of twelve (12) directors and (b) the DPSG Board to be comprised of (i) eight (8) directors identified by Maple Parent, (ii) two (2) directors identified by DPSG (collectively, the “Continuing Directors”) and (iii) two (2) directors mutually agreed upon by Maple Parent and DPSG who shall be “independent” under NYSE Listed Company Manual Rule 303A.02 and Rule 10A-3 promulgated under the Exchange Act.  From and after the Effective Time, until the earlier of the day immediately prior to the second annual meeting of stockholders of the Surviving Corporation following the Closing or such time as a Continuing Director informs DPSG in writing that he or she no longer wishes to serve as a Continuing Director (in each such case, a “Continuing Director Resignation”), (A) DPSG shall cause each Continuing Director to be included in management’s slate of nominees for the election of directors of DPSG at each meeting of DPSG stockholders at which directors are to be elected and (B) shall use its reasonable best efforts to cause the election of each applicable Continuing Director to the DPSG Board at each such meeting, including by recommending that the DPSG stockholders vote in favor of the election of each such Continuing Director, soliciting proxies in respect thereof and otherwise supporting each such Continuing Director for election in a manner no less rigorous and favorable than the manner in which DPSG supports its other nominees.  From and after the receipt of a Continuing Director Resignation, the obligations in subsections (A) and (B) of the immediately preceding sentence will continue; provided that, the reference in the immediately preceding sentence to the Continuing Director who has delivered such Continuing Director Resignation (or both Continuing Directors to the extent both Continuing Directors have delivered a Continuing Director Resignation) shall be a reference to an Independent Director selected by the members of the DPSG Board who are Independent Directors. For purposes of this Agreement, an “Independent Director” is a Person (x) who

qualifies as an “Independent Director” as defined in the NYSE Listed Company Manual or who qualifies as “independent” under the applicable rules and regulations of any other national securities exchange on which the Equity Interests of DPSG are publicly traded after the date hereof, and (y) is not an Affiliate of, employed by, or otherwise lacking in independence from, JAB, Mondelēz or any of their respective Affiliates.  For the avoidance of doubt, in no event, following the Effective Time, will the DPSG Board be comprised of less than two members who are either Continuing Directors or Independent Directors.  In no event shall DPSG, prior to June 18, 2018, call, give notice of, convene or hold, an annual meeting of its stockholders for purposes of electing directors or any other business other than the Transactions contemplated by this Agreement (but for the avoidance of doubt, the election of directors and other business may be among the proposals at the DPSG Stockholders Meeting).

Section 7.13                             Special Dividend.

(a)                                 Maple Parent shall use its reasonable best efforts to furnish promptly to DPSG (or, if requested by DPSG, directly to the Solvency Advisor) all information reasonably requested by DPSG or the Solvency Advisor in connection with the Solvency Advisor’s or the DPSG Board’s consideration of the Special Dividend. All information provided pursuant to this Section 7.13 shall be subject to the Confidentiality Agreement.

(b)                                 No later than five Business Days prior to the Closing Date, Maple Parent shall (i) declare a dividend (the “Maple Parent Dividend”) in an amount at least equal to $9,000,000,000, payable immediately following the record date thereof to holders of record of the issued and outstanding shares of Maple Parent capital stock as of immediately following the Effective Time (which, for the avoidance of doubt, shall be solely DPSG as the sole holder of capital stock of the Surviving Corporation)) and (ii) provide the resolutions declaring such dividend to DPSG (the “Maple Parent Dividend Resolutions”).

(c)                                  Subject to receipt of (i) the Solvency Opinion from the Solvency Advisor, (ii) the Maple Parent Dividend Resolutions from Maple Parent and (iii) a certificate (the “Maple Parent Financing Certificate”) from Maple Parent (which certificate may not be provided earlier than three Business Days, or later than two Business Days, prior to the Closing Date) that (A) the conditions to the Debt Financing have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and, to the Knowledge of Maple Parent, the Debt Financing will be funded at the Closing and (B) assuming the financing of the Debt Financing and that the Closing were held on the date such certificate were provided, the aggregate proceeds from the Debt Financing will be sufficient in amount, together with other financial resources of Maple Parent and the Maple Parent Subsidiaries, for Maple Parent or the applicable payor to make (or cause the making of) the payment of the Required Amount, the DPSG Board shall declare, in accordance with applicable Law, a special cash dividend (the “Special Dividend”), in an amount per share of DPSG Common Stock (the “Special Dividend Per Share Amount”) equal to one hundred and three dollars and seventy five cents ($103.75), subject to adjustment in accordance with Section 3.01(c), payable on the date that is one Business Days after the Effective Time to holders of record of the issued and outstanding shares of DPSG Common Stock as of the close of business on the Business Day immediately preceding the Closing Date (the “Dividend Record Time” and such holders of record, the “Dividend Stockholders”), which Special Dividend will be made conditioned upon the Effective Time.

(d)                                 At least three Business Days prior to the Closing Date, DPSG shall designate Computershare Trust Company, N.A. (the “Paying Agent”) to act as the paying agent for purposes of effecting the payment of the Special Dividend to the Dividend Stockholders. The agreement pursuant to which DPSG shall appoint the Paying Agent shall be in form and substance reasonably acceptable to Maple Parent. Immediately following the Effective Time, DPSG shall deposit, or cause to be deposited, with the Paying Agent an amount equal to the product of the Special Dividend Per Share Amount multiplied by the number of shares of DPSG Common Stock entitled to receive the Special Dividend.

Section 7.14                             Investor Rights Agreements.  At the Effective Time, DPSG and each other party identified in Exhibit D, shall execute and deliver an Investor Rights Agreement, substantially in the form attached hereto as Exhibit D.

Section 7.15                             Maple Parent Restructuring.  Maple Parent shall, and shall cause its Subsidiaries to, complete the Maple Parent Restructuring no later than two Business Days prior to the Closing in accordance with the provisions and principles set forth in Section 7.15 of the Maple Parent Disclosure Letter.  Maple Parent shall keep DPSG reasonably informed in respect of the actions and timing of the Maple Parent.

Section 7.16                             Director Powers.  Notwithstanding anything in this Agreement to the contrary, following the Effective Time, the affirmative vote of a majority of the Continuing Directors (or if no Continuing Directors exist, the Independent Directors) shall be required for DPSG to amend, modify or waive Section 7.12, Section 7.13 or this Section 7.16, or take any action in connection with the Special Dividend (including to make any determination or give any approval or authorization that is required to be taken or given by the DPSG Board in connection therewith).  The Continuing Directors (or if no Continuing Directors exist, the Independent Directors) shall have the authority to retain such counsel (which may include current counsel to DPSG or counsel that is selected solely by the Continuing Directors (or if no Continuing Directors exist, the Independent Directors)) and other advisors at the expense of DPSG as shall be determined by the Continuing Directors (or if no Continuing Directors exist, the Independent Directors), and the authority (acting as a committee of the DPSG Board, which shall be deemed to have been duly constituted by the DPSG Board’s approval of this Agreement) to institute any action on behalf of DPSG or the Dividend Stockholders to enforce obligations arising under or in connection with this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01                             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a)                                 DPSG Stockholders Approval.  The DPSG Stockholders Approval shall have been obtained.

(b)                                 Regulatory Approvals.  (i) The waiting period or waiting periods applicable to the consummation of the Merger and the other Transactions under the HSR Act shall have expired or been earlier terminated and (ii) the Required Foreign Regulatory Approvals shall have been obtained.

(c)                                  No Injunctions or Restraints; Illegality.  No material Injunction preventing the consummation of the Merger or any of the other Transactions shall be in effect.  No material statute, rule, regulation or Injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 8.02                             Conditions to Obligations of Maple Parent.  The obligation of Maple Parent to effect the Merger is also subject to the satisfaction, or waiver by Maple Parent, at or prior to the Effective Time, of the following conditions:

(a)                       Accuracy of Representations:

(i)                                     Each of the representations and warranties of DPSG contained in Section 5.02(a) (Capitalization) and Section 5.08(a) (DPSG Material Adverse Effect) shall be true and correct in all respects (other than in de minimis and immaterial respects in the case of Section 5.02(a)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date);

(ii)                                  Each of the representations and warranties of DPSG contained in Section 5.02(b)-(e) (Capitalization), Section 5.03(a) and (b)(i) (Authority; No Violation), Section 5.18 (Takeover Statutes; Other Restrictions) and Section 5.21 (Advisors’ Fees) (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or a DPSG Material Adverse Effect or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date); and

(iii)                               Each of the representations and warranties of DPSG contained in this Agreement other than those specified in the foregoing subsections (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or a DPSG Material Adverse Effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or be reasonably expected to have a DPSG Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)                                 Performance of Obligations of DPSG.  DPSG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Maple Parent Tax Opinion.  Maple Parent shall have received representations of officers of DPSG and Merger Sub made substantially in the form attached hereto as Exhibit E-2; provided that this condition shall be deemed not to be satisfied if (i) McDermott Will & Emery LLP, tax counsel to Maple Parent, has delivered an opinion (the “Change in Law Opinion”) that, as a result of a change in law occurring after the date of this Agreement, and based on the representations of officers of Maple Parent made substantially in the form attached hereto as Exhibit E-1 and upon representations of officers of DPSG and Merger Sub made substantially in the form attached hereto as Exhibit E-2, it is or would be unable to provide an opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and/or as an exchange described in Section 351(a) of the Code (the “Tax-Free Opinion”) and (ii) Maple Parent is unable to obtain the Tax-Free Opinion from an alternative tax counsel pursuant to Section 7.10(f).

(d)                                 Absence of DPSG Material Adverse Effect.  Since the date of this Agreement, no event or events or development or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a DPSG Material Adverse Effect.

(e)                                  Listing of DPSG Common Stock.  All shares of DPSG Common Stock to be issued as Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance prior to the Closing Date.

(f)                                   Certificate.  Maple Parent shall have received a certificate signed on behalf of DPSG and Merger Sub by the Chief Executive Officer of DPSG and Merger Sub to the effect that the conditions set forth in Section 8.02(a), Section 8.02(b), and Section 8.02(d) have been satisfied.

Section 8.03                             Conditions to Obligations of DPSG and Merger Sub.  The obligation of DPSG and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by DPSG, at or prior to the Effective Time, of the following conditions:

(a)                       Accuracy of Representations:

(i)                                     Each of the representations and warranties of Maple Parent contained in Section 4.02(a) and (c) (Capitalization) and the second sentence of Section 4.07 (Maple Parent Material Adverse Effect) shall be true and correct in all respects (other than de minimis and immaterial respects in the case of Section 4.02(a)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date);

(ii)                                  Each of the representations and warranties of Maple Parent contained in Section 4.02(b), (d) and (e) (Capitalization), Section 4.03(a) and (b)(i)

(Authority; No Violation) and Section 4.18 (Advisors’ Fees) (disregarding all qualifications and exceptions contained therein regarding materiality or a Maple Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date); and

(iii)                               Each of the representations and warranties of Maple Parent contained in this Agreement other than those specified in the foregoing subsections (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or a Maple Parent Material Adverse Effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or be reasonably expected to have a Maple Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)                                 Performance of Obligations of Maple Parent.  Maple Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Absence of Maple Parent Material Adverse Effect.  Since the date of this Agreement, no event or events or development or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Maple Parent Material Adverse Effect.

(d)                                 Certificate.  DPSG shall have received a certificate signed on behalf of Maple Parent by the Chief Executive Officer of Maple Parent to the effect that the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.03(c) have been satisfied.

(e)                                  Financing. The Financing or any Debt Securities issued in lieu thereof has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing, in an amount such that, when funded, together with other immediately available and unconditional funds, will be sufficient to pay the Required Amount (including amounts to be deposited with the Paying Agent immediately following the Effective Time pursuant to Section 7.13(d)).

(f)                                   Solvency Opinion.  The DPSG Board has received the Solvency Opinion from the Solvency Advisor.

(g)                                  Indebtedness.  The outstanding Indebtedness (excluding Indebtedness of the type described in clause (c) in the definition thereof) of DPSG and the DPSG Subsidiaries (including the Surviving Corporation) after giving effect to the Merger and the other Transactions does not exceed $16,900,000,000 in the aggregate.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.01                             Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the DPSG Stockholder Approval or the effectiveness of the Maple Parent Stockholder Consent or Merger Sub Stockholder Consent, by action taken or authorized by the board of directors of the terminating party or parties:

(a)                                 by mutual consent of Maple Parent and DPSG in a written instrument, if the board of directors of each so determines;

(b)                                 by either Maple Parent or DPSG if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions, except that no party may terminate this Agreement pursuant to this Section 9.01(b) if such party’s breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c)                                  by either Maple Parent or DPSG if the DPSG Stockholder Approval shall not have been obtained at a DPSG Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(d)                                 by either Maple Parent or DPSG if the Merger shall not have been consummated on or before October 29, 2018 (the “End Date”); provided that no party may terminate this Agreement pursuant to this Section 9.01(d) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date;

(e)                                  by Maple Parent if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of DPSG or Merger Sub, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.02(a) or Section 8.02(b), and such breach or inaccuracy is incapable of being cured, or is not cured, by DPSG or Merger Sub by the End Date or, if capable of being cured by the End Date, DPSG or Merger Sub shall not have commenced good faith efforts to cure the breach or inaccuracy within 10 days following receipt of written notice from Maple Parent and thereafter be continuing such good faith efforts;

(f)                                   by DPSG if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Maple Parent, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.03(a) or Section 8.03(b), and such breach or inaccuracy is incapable of being cured, or is not cured, by Maple Parent by the End Date or, if capable of being cured by the End Date, Maple Parent shall not have commenced good faith efforts to cure the breach or inaccuracy within 10 days following receipt of written notice from DPSG and thereafter be continuing such good faith efforts;

(g)                                  by Maple Parent if (i) the DPSG Board shall have made a Change of Recommendation or DPSG shall have breached any of its obligations under Section 6.04(a) in any material respect or (ii) at any time following receipt or public announcement of an Acquisition Proposal, the DPSG Board shall have failed to reaffirm the DPSG Recommendation within five Business Days after receipt of reasonably written request to do so from Maple Parent; provided that any such termination must occur within five Business Days of the date of such Change of Recommendation or becoming aware of a material breach (as the case may be);

(h)                                 by DPSG, subject to compliance with Section 6.04(c), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement related to a Superior Proposal, provided that prior to or concurrently with such termination, DPSG pays to Maple Parent the Termination Fee pursuant Section 9.02(b)(ii); or

(i)                                     by DPSG if (A) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) and Maple Parent has not provided the Maple Parent Financing Certificate by the date that is two Business Days prior to the date the Closing should have occurred pursuant to Section 1.02 or (B) following the receipt of the Maple Parent Financing Certificate, Maple Parent fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.02.

Section 9.02 Effect of Termination and Abandonment.  (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or Willful Breach of this Agreement and (ii) the provisions set forth in Section 7.08(c) (Debt Matters — Indemnification), Section 10.15 (Fees and Expenses), this Section 9.02, Article X and the Confidentiality Agreement shall survive the termination of this Agreement.  For purposes of this Agreement, “Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual Knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)                       In the event that this Agreement is terminated:

(i)                                     by Maple Parent or DPSG pursuant to Section 9.01(d) at a time when it is not otherwise terminable pursuant to Section 9.01(i) and in connection therewith:

(A)                               an Acquisition Proposal shall have been publicly disclosed after the date hereof and prior to the End Date and not publicly withdrawn prior to the End Date; and

(B)                               within 12 months after termination of this Agreement, DPSG or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this clause (B), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”) (any such agreement or consummation, an “Acquisition Event”), then DPSG shall pay to Maple Parent the Termination Fee within two Business Days of consummation of such Acquisition Event;

(ii)                                  by DPSG pursuant to Section 9.01(h), then DPSG shall pay to Maple Parent the Termination Fee prior to or concurrently with such termination; or

(iii)                               by Maple Parent pursuant to Section 9.01(g), then DPSG shall pay to Maple Parent the Termination Fee within two Business Days of such termination; or

(iv)                              by DPSG pursuant to Section 9.01(i), then Maple Parent shall pay to DPSG the Reverse Termination Fee within two Business days of such termination.

For purposes of this Agreement, (A) “Termination Fee” shall mean $700,000,000; and (B) “Reverse Termination Fee” shall mean $700,000,000. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall DPSG be required to pay the Termination Fee on more than one occasion and in no event shall Maple Parent be required to pay the Reverse Termination Fee on more than one occasion and (y) subject to the rights of the parties to seek specific performance pursuant to Section 10.12, the parties agree that the payment of the Termination Fee or the Reverse Termination Fee, as applicable, shall be the sole and exclusive monetary damages remedy available to Maple Parent or DPSG, as applicable, with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee or Reverse Termination Fee, as applicable, DPSG or Maple Parent, as applicable (and DPSG’s or Maple Parent’s, as applicable, Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Maple Parent or DPSG, as applicable, under this Agreement; provided, however, that DPSG  or Maple Parent, as applicable, shall not be relieved or released from any liabilities or damages arising out of its Willful Breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by DPSG or Maple Parent, as applicable, pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to Maple Parent or Reverse Termination Fee previously paid to DPSG, as applicable, pursuant to this Section 9.02(b).

(c)                        The parties acknowledge that the agreements contained in Section 9.02(b) are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if DPSG fails to promptly pay the Termination Fee or Maple Parent fails to pay the Reverse Termination Fee, as applicable, and, in order to obtain such payment, Maple Parent, or DPSG, as applicable, commences a suit that results in a Judgment against DPSG for the Termination Fee (or a portion thereof) or Maple Parent for the Reverse Termination Fee (or a portion thereof), as applicable, DPSG or Maple Parent, as applicable, shall pay Maple Parent or DPSG, as applicable, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.  All payments under Section 9.02(b) shall be made promptly by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment.

Section 9.03                             Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by all of the parties, by action taken or authorized by their respective boards of directors, at any time before or after the DPSG Stockholder Approval or the effectiveness of the Merger Sub Stockholder Consent or the Maple Parent Stockholder Consent; provided that after the DPSG Stockholder Approval has been obtained or the Merger Sub Stockholder Consent or the Maple Parent Stockholder Consent has become applicable, any amendment of this Agreement that by applicable Law requires the further approval by the stockholders of DPSG, Maple Parent or Merger Sub shall be effective only with the approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, that notwithstanding anything to the contrary set forth herein, this Section 9.03, Section 10.08, Section 10.10(b), Section 10.10(c), Section 10.11 and Section 10.14(b) (and any related definitions solely to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is materially adverse to the Financing Sources without the prior written consent of the parties to the Debt Commitment Letter (not including Maple Parent), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.04                             Extension; Waiver.  At any time prior to the Effective Time, Maple Parent and DPSG (on behalf of itself and Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Maple Parent, in the case of DPSG, or the DPSG or Merger Sub, in the case of Maple Parent, (b) waive any inaccuracies in the representations and warranties of Maple Parent, in the case of DPSG, or DPSG or Merger Sub, in the case of Maple Parent, contained in this Agreement, and (c) waive compliance by Maple Parent, in the case of DPSG, or DPSG or Merger Sub, in the case of the Maple Parent, with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

Section 10.01                      Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article X.

Section 10.02                      Notice.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or electronic mail or overnight courier:

(a)                                 if to Maple Parent, to:

c/o JAB Holding Company LLC
1701 Pennsylvania Avenue NW, Suite 801
Washington, DC 20006
Attention: Joachim Creus
Facsimile: (202) 507-5601
E-mail:  Joachim.Creus@jabse.eu

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square, New York, NY 10036
Attention: Paul T. Schnell

Sean C. Doyle
  Maxim O. Mayer-Cesiano
Facsimile: (212)-735-2000
E-mail:  paul.schnell@skadden.com

sean.doyle@skadden.com
  maxim.mayercesiano@skadden.com

(b)                                 if to DPSG or Merger Sub, to:

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
P.O. Box 869077
Plano, Texas 75024
Attention:  Martin M. Ellen, Executive Vice President and CFO
Facsimile:  (972) 673-7879
E-mail:       martin.ellen@dpsg.com

with a copy to:

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
P.O. Box 869077
Plano, Texas 75024
Attention:  Jim Baldwin, Executive Vice President and General Counsel
Facsimile:  (972) 673-8130
E-mail:       jim.baldwin@dpsg.com

and

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178
Attention:                   Charles E. Engros

Jonathan D. Morris

James Z. Fang
Facsimile: (212) 309-6001
E-mail:                                charles.engros@morganlewis.com

jonathan.morris@morganlewis.com

james.fang@morganlewis.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon: actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail on a priority basis; on the Business Day immediately following the transmission if sent by facsimile or electronic mail; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 10.03                      Definitions.  Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of the Agreement set forth next to such terms on Exhibit A hereto.  For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, in no event shall Mondelez International Holdings LLC or any of its Affiliates be deemed to be an Affiliate of Maple Parent for purposes of this Agreement.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Contract” means any agreement, contract, note, mortgage, indenture, arrangement or other binding obligation or binding understanding.

“DPSG By-laws” means the by-laws of DPSG, as in effect as of the date of this Agreement.

“DPSG Charter” means the certificate of incorporation of DPSG, as in effect as of the date of this Agreement.

“DPSG Credit Facilities” means, collectively, (a) the Credit Agreement dated as of March 16, 2017, among DPSG, the lenders and issuing banks party thereto, the other financial institutions party thereto and JPMorgan Chase Bank, N.A., (b) the Commercial Paper Dealer Agreement 4(2) Program dated as of December 10, 2010, between DPSG and J.P. Morgan Securities LLC and (c) the letters of credit facilities disclosed on the DPSG SEC Reports.

“DPSG Existing Notes” means, collectively, the (a) 6.82% Senior Notes due 2018, (b) 2.60% Senior Notes due 2019, (c) 2.00% Senior Notes due 2020, (d) 3.20% Senior Notes due 2021, (e) 2.53% Senior Notes due 2021, (f) 2.70% Senior Notes due 2022, (g) 3.13% Senior Notes due 2023, (h) 3.40% Senior Notes due 2025, (i) 2.55% Senior Notes due 2026, (j) 3.43% Senior Notes due 2027, (k) 7.45% Senior Notes due 2038, (l) 4.50% Senior Notes due 2045 and (m) 4.42% Senior Notes due 2046.

“DPSG Material Adverse Effect” means any Effect that has a material adverse effect on the financial condition, business or results of operations of DPSG and the DPSG Subsidiaries taken as a whole, provided, that none of the following, and no Effect resulting from or arising out of the following, in and of itself or themselves, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a DPSG Material Adverse Effect: (a) changes in the economy, political conditions or financial credit or securities markets generally in the United States or other countries in which DPSG conducts material operations or sources material supplies or that are the result of acts of war or terrorism; (b) changes that are the result of factors generally affecting the industry in which DPSG and the DPSG Subsidiaries operate, including changes in raw material costs; (c) (i) changes in GAAP or rules and policies of the Public Company Accounting Oversight Board or (ii) changes in applicable Law or changes in interpretations of applicable Law; (d) (i) any failure by DPSG or the DPSG Subsidiaries to meet any internal or external projections, budgets, guidance, forecasts, estimates of revenues or earnings by DPSG or the DPSG Subsidiaries or analysts or (ii) change in the market value or trading volume of DPSG Common Stock for any period ending on or after the date of this Agreement; (e) entry into this Agreement, the public announcement or pendency of the Merger or the other Transactions (including, for the avoidance of doubt, (i) any loss of revenue or earnings, (ii) the impact thereof on the relationships, contractual or otherwise, of DPSG or any DPSG Subsidiary with employees, customers, suppliers or business partners, in each case to the extent resulting from such public announcement or pendency, and (iii) any legal action commenced or threatened by any DPSG stockholders and arising from this Agreement or the Transactions contemplated thereby) (provided that this clause (e) shall not apply to Section 5.03(b)); (f) fluctuations in the value of any currency; (g) any action taken by DPSG with Maple Parent’s consent or contemplated expressly by this Agreement or any action not taken by DPSG to the extent such action is expressly prohibited by this Agreement without the prior consent of Maple Parent, DPSG has requested the consent of Maple Parent to take such action and Maple Parent has not consented to such action within five Business Days; (h) the existence, occurrence, or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; and (i) any matter disclosed in the DPSG Disclosure Letter, where the applicability of such disclosure as an exception to a particular provision of this Agreement is reasonably apparent; provided, further, that the exception in clause (d) shall not prevent or otherwise affect any Effect underlying such failure (to the extent not otherwise excluded from constituting or being taken into account in determining whether there has been or would reasonably be expected to be a DPSG Material Adverse Effect) from being taken into account in determining whether a DPSG Material Adverse Effect has occurred or is reasonably likely to occur; provided, further, that, with respect to clauses (b) and (c)(ii), Effects resulting from any such change that have had or would reasonably be expected to have a material disproportionate adverse effect on DPSG and the DPSG Subsidiaries compared to other companies operating in the United States in the industry in which DPSG and the DPSG Subsidiaries operate shall be considered for purposes of determining whether a DPSG Material Adverse Effect has occurred or is reasonably likely to occur (but only to the extent of such material disproportionate adverse effect).

“DPSG Stock Plans” means the DPSG Omnibus Stock Incentive Plan of 2008 and the DPSG Omnibus Stock Incentive Plan of 2009, as amended.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, in each case as such items are determined in accordance with GAAP, as shown on the applicable publicly filed financial statements.

“Environmental Law” means all applicable Laws relating to (a) pollution, (b) the protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, substrata or land) or natural resources, (c) exposure of any individual to Hazardous Substances or (d) otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up, removal or other remediation or analysis thereof.

“Equity Interests” means, with respect to any Person, (a) any shares of capital stock or other voting securities of such Person, (b) other equity or voting interests in such Person, (c) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in such Person, or (d) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by such Person or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” means the financial institutions identified in the Debt Commitment Letter, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Person that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to the Debt Commitment Letter or otherwise, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and permitted assigns.

“Forfeitures and Cashless Settlements” by any Person means (a) the forfeiture or satisfaction of stock options, restricted stock and other stock-based awards of such Person, (b) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of stock options of such Person and (c) the acceptance by such Person of shares of common stock of such Person for withholding taxes incurred in connection with the exercise of stock options of such Person or the vesting or satisfaction of stock options, restricted stock and other stock-based awards of such Person, in the case of each of clauses (a), (b) and (c), in accordance with past practice of such Person and the terms of the applicable award agreements.

“Fully Diluted Maple Parent Shares” means the sum of (a) all Maple Parent Shares issued and outstanding immediately prior to the Effective Time and (b) the maximum number of Maple Parent Shares issuable upon the conversion, exchange or exercise of any Equity Interests or other rights or instruments outstanding immediately prior to the Effective Time (whether or not such Equity Interests or other rights or instruments are then convertible, exchangeable or exercisable)(for the avoidance of doubt, in each case, after giving effect to the transactions contemplated by Section 7.06 and the Maple Parent Restructuring).

“Fully Diluted DPSG Shares” means the sum of (a) all shares of DPSG Common Stock issued and outstanding immediately prior to the Effective Time and (b) the maximum number of shares of DPSG Common Stock issuable upon the conversion, exchange or exercise of any Equity Interests or other rights or instruments outstanding immediately prior to the Effective Time (whether or not such Equity Interests or other rights or instruments are then convertible, exchangeable or exercisable)(for the avoidance of doubt, in each case, after giving effect to the transactions contemplated by Section 7.05).

“Hazardous Substances” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes that in relevant form or concentration are regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (e) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

“Intellectual Property Rights” means all foreign, multinational and domestic intellectual property and industrial property rights of any kind or nature, including all (a) trademarks, service marks, brand names, trade names, corporate names, company names, business names, fictitious names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing (collectively, “Trademarks”), (b) Internet domain names (including top level domain names and global top level domain names) and social media identifiers, addresses handles and tags, (c) patent disclosures, patent applications and patents and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof (collectively, “Patents”), (d) trade secrets, confidential or proprietary information and know-how, including all inventions, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information (collectively, “Trade Secrets”), (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, advertising, promotional and marketing materials, software, databases and database rights, and (f) rights of publicity and privacy.

“Interim Period” means the period from the execution and delivery of this Agreement to the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 9.01.

“Knowledge” means (a) with respect to DPSG, the actual knowledge of those persons set forth in Section 10.03 of the DPSG Disclosure Letter and (b) with respect to Maple Parent, the actual knowledge of those persons set forth in Section 10.03 of Maple Parent Disclosure Letter.

“Legal Proceeding” means any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liabilities”  means any debt, duty, liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and regardless of whether such debt, duty, liability, obligation or commitment is immediately due and payable).

“Lien” means any lien, statutory lien, pledge, mortgage, deed of trust, security interest, charge, easement, right of way, covenant, claim, restriction right, option, right of first refusal, easement, servitude or encumbrance of any kind or nature.

“Maple Credit Agreement” means, the Credit Agreement, dated as of March 3, 2016 among Maple, Maple Holdings Acquisition Corp., the lenders party thereto, the other financial institutions party thereto and JPMorgan Chase Bank, N.A., as the same may be amended from time to time.

“Maple Parent Charter” means the certificate of incorporation of Maple Parent, as in effect as of the date of this Agreement.

“Maple Parent Material Adverse Effect” means any effect, occurrence, change, state of facts, circumstance, event or development (each an “Effect”) that has a material adverse effect on the financial condition, business or results of operations of Maple Parent and the Maple Parent Subsidiaries taken as a whole, provided, that none of the following, and no Effect resulting from or arising out of the following, in and of itself or themselves, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Maple Parent Material Adverse Effect: (a) changes in the economy, political conditions or financial credit or securities markets generally in the United States or other countries in which Maple Parent conducts material operations or sources material supplies or that are the result of acts of war or terrorism; (b) changes that are the result of factors generally affecting the industry in which Maple Parent and the Maple Parent Subsidiaries operate, including changes in raw material costs; (c) (i) changes in United States generally accepted accounting principles (“GAAP”) or (ii) changes in applicable Law or changes in interpretations of applicable Law; (d) any failure by Maple Parent or the Maple Parent Subsidiaries to meet any internal or external projections, budgets, guidance, forecasts, estimates of revenues or earnings by Maple Parent or the Maple Parent Subsidiaries or analysts (e) entry into this Agreement, the public announcement or pendency of the Merger or the other Transactions (including, for the avoidance of doubt, (i) any loss of revenue or earnings and (ii) the impact thereof on the relationships, contractual or otherwise, of Maple Parent or any Maple Parent Subsidiary with employees, customers, suppliers or business partners, in each case to the extent resulting from such public announcement or pendency) (provided that this clause (e) shall not apply to Section 4.03(b)); (f) any fluctuations in the value of any currency; (g) any action taken by Maple Parent with DPSG’s consent or contemplated expressly by this Agreement or any action not taken by Maple Parent to the extent such action is expressly prohibited by this Agreement without the prior consent of DPSG, Maple Parent has requested the consent of DPSG to take such action and DPSG has not consented to such action within five Business Days; (h) the existence, occurrence, or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; and (i) any matter disclosed in the Maple Parent Disclosure Letter, where the applicability of such disclosure as an exception to a particular provision of this Agreement is reasonably apparent; provided, further, that the exception in clause (d) shall not prevent or otherwise affect any Effect underlying such failure (to the extent not otherwise excluded from constituting or being taken into account in determining whether there has been or would reasonably be expected to be a Maple Parent Material Adverse Effect) from being taken into account in determining whether a Maple Parent Material Adverse Effect has occurred or is reasonably likely to occur; provided, further, that, with respect to clauses (b) and (c)(ii), Effects resulting from any such change that have had or would reasonably be expected to have a material disproportionate adverse effect on Maple Parent and the Maple Parent Subsidiaries compared to other companies operating in the United States in the industry in which Maple Parent and the Maple Parent Subsidiaries operate shall be considered for purposes of determining whether a Maple Parent Material Adverse Effect has occurred or is reasonably likely to occur (but only to the extent of such material disproportionate adverse effect).

“Maple Parent Restructuring” means the consummation of the transactions contemplated by Section 7.15 of the Maple Parent Disclosure Letter.

“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Entity (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of DPSG and any DPSG Subsidiaries, or Maple Parent and any Maple Parent Subsidiaries, as applicable, in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of DPSG and any DPSG Subsidiaries, or Maple Parent and any Maple Parent Subsidiaries, as applicable, in accordance with GAAP; (c) Liens imposed by applicable Law (other than Tax Law) arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of DPSG and any DPSG Subsidiaries in accordance with GAAP; (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (f) minor defects, imperfections or irregularities in title, easements, charges, restrictions, encumbrances, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, provided that, in each case and in the aggregate, such defects, imperfections or irregularities do not interfere with the present use or occupancy of the applicable property owned, leased, used or held for use by DPSG or any of the DPSG Subsidiaries, or Maple Parent or any of the Maple Parent Subsidiaries, as applicable, and, in each case and in the aggregate, do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by DPSG or any DPSG Subsidiaries or Maple Parent or any Maple Parent Subsidiaries, as applicable; (g) statutory, common law or contractual liens of landlords arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of DPSG and any DPSG Subsidiaries in accordance with GAAP; (h) Liens that affect the underlying fee interest of the Leased Real Property, provided that, in each case and in the aggregate, such Liens do not interfere with the present use or occupancy of the applicable property owned, leased, used or held for use by DPSG or any of the DPSG Subsidiaries or Maple Parent or any of the Maple Parent Subsidiaries, as applicable; and (i) Liens described in Section 10.03 of the DPSG Disclosure Letter or the Maple Parent Disclosure Letter, as applicable.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Agency” means (a) the SEC, (b) any state or other federal regulatory authority and (c) any foreign regulatory authority.

“Representative” means, with respect to any Person, such Person’s and each of its respective Subsidiaries’ and controlled Affiliates’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Foreign Regulatory Approvals” means those sanctions, rulings, Consents, exemptions, early terminations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, which are required in order to consummate the Transactions, including those set forth in Section 10.03(a) of the Maple Parent Disclosure Letter.

“Required Information” means: (a) the financial statements for DPSG necessary to satisfy the condition set forth in paragraph 3 of Annex D to the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder) and otherwise comply with all applicable requirements of Regulation S-X (together with the comparable interim period in the prior fiscal year for any interim financial information provided thereunder); (b) such information regarding DPSG as is reasonably available to DPSG and requested by Maple Parent in connection with Maple Parent’s preparation of pro forma financial statements necessary to satisfy the condition set forth in paragraph 3 of Annex D to the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder); (c) such other financial data and other information regarding DPSG and its Subsidiaries of the form and type required to be included in a registration statement on Form S-1 pursuant to Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities or to the extent that such information is customarily included in a preliminary offering memorandum or preliminary private placement memorandum suitable for use in a Rule 144A offering involving debt securities, and such other customary financial information regarding DPSG and the DPSG Subsidiaries reasonably required by the Financing Sources for the marketing of the offering to enable Maple Parent to calculate pro forma Adjusted EBITDA for DPSG and the DPSG Subsidiaries and related leverage ratios as of and for the twelve months ended as of the latest balance sheet date included in such memorandum.

“SEC” means the United States Securities and Exchange Commission.

“Solvency Opinion” means an opinion from the Solvency Advisor, substantially to the effect that, subject to the limitations and assumptions therein, as of the date of the delivery of such opinion, immediately prior to the declaration of, and immediately following and after taking into account the consummation of the Financing and the payment of, the Special Dividend, DPSG is Solvent.

“Tax” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

“Transactions” means, collectively, the Merger and the other transactions contemplated by this Agreement.

Section 10.04       Interpretation; Construction.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “will” shall be construed to have the same meaning as “shall”.  The words “made available to DPSG” and words of similar import refer to documents and other information posted to the Intralinks virtual data room by or on behalf of Maple Parent or delivered in person or electronically to DPSG or its Representatives.  The words “made available to Maple Parent” and words of similar import refer to documents and other information posted to the Merrill Datasite virtual data room by or on behalf of DPSG or delivered in person or electronically to Maple Parent or its Representatives. Unless the context requires otherwise, the word “material” shall be construed in light of DPSG and the DPSG Subsidiaries, taken as a whole, or Maple Parent and the Maple Parent Subsidiaries, taken as a whole, as the case may be. The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto.  The Maple Parent Disclosure Letter and the DPSG Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Maple Parent Disclosure Letter or DPSG Disclosure Letter, as the case may be, relates; provided that any fact or item that is disclosed in any section of the Maple Parent Disclosure Letter or the DPSG Disclosure Letter so as to make its relevance (a) to other representations made elsewhere in the Agreement, (b) to the information called for by other sections of the Maple Parent Disclosure Letter or the DPSG Disclosure Letter or (c) to the annexes or exhibits to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed in such other sections of the Maple Parent Disclosure Letter, the DPSG Disclosure Letter or the annexes or exhibits to this Agreement, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto; provided, further that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Maple Parent Material Adverse Effect or a DPSG Material Adverse Effect, as the case may be.  The exception for disclosures in the DPSG SEC Reports shall only apply to such disclosures in the DPSG SEC Reports that are reasonably specific as to their subject matter and reasonably apparent on their face to be applicable to one or more representations and warranties set forth herein (and then only to such representations and warranties).  Except where the context otherwise requires, references to the “other party” or “either party” will be deemed to refer to Maple Parent, on the one hand, and DPSG and Merger Sub, collectively, on the other hand.  All electronic communications from a Person shall be deemed to be “written” for purposes of this Agreement.

Section 10.05       Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 10.06       Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 10.07       Entire Agreement.  This Agreement (including any exhibits hereto), the DPSG Disclosure Letter, the Maple Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF MAPLE PARENT, MERGER SUB NOR DPSG MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ANY OTHER PARTY OR ANY OF SUCH PARTY’S REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.08       No Third Party Beneficiaries.  Except as provided in Section 7.09 (Indemnification Insurance) and in Section 7.08(c) (Debt Matters - Indemnification), Maple Parent and DPSG hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Financing Sources are hereby made express third-party beneficiaries of Section 9.03, this Section 10.08, Section 10.10(b), Section 10.10(c), Section 10.11 and Section 10.14(b). The

representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.04 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.09       Obligations of Maple Parent and of DPSG.  Whenever this Agreement requires Merger Sub or another Subsidiary of DPSG to take any action, such requirement shall be deemed to include an undertaking on the part of DPSG to cause such Subsidiary to take such action and after the Effective Time, DPSG shall be liable for any failure of such Person.  Whenever this Agreement requires any Subsidiary of Maple Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Maple Parent to cause such Subsidiary to take such action and, after the Effective Time, on the part of DPSG to cause such Subsidiary to take such action.

Section 10.10       Governing Law and Venue; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION.  Each of the parties hereby irrevocably and unconditionally consents and submits, for itself and with respect to its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the appropriate respective appellate courts therefrom (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware and the appropriate respective appellate courts therefrom) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject to jurisdiction thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware).  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)           Without limiting the foregoing, each of the parties agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description (whether at law, in equity, in contract, in tort or otherwise), against any Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any financing commitment or the Equity Financing or the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof)

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR TO THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF (INCLUDING WITHOUT LIMITATION, IN CONNECTION WITH THE DEBT FINANCING CONTEMPLATED BY THE DEBT COMMITMENT LETTER).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that, notwithstanding the foregoing, Maple Parent (and, following the Closing, the Surviving Corporation) may, without the consent of any party hereto, assign, in whole or in part, its rights under this Agreement to any of the Financing Sources as collateral security.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 10.12       Specific Performance.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement.

It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.01, the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.10(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.  Each party further acknowledges and agrees that the agreements contained in this Section 10.12 are an integral part of the Merger and the other Transactions and that, without these agreements, it and the other parties would not enter into this Agreement.  Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.13       Publicity.  The parties agree that the initial press release to be issued with respect to the Merger and the other Transactions shall be a joint press release to be reasonably agreed upon by Maple Parent and DPSG.  Except (a) with respect to any Change of Recommendation made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 10.13 or any communications plan or strategy previously agreed on by the parties, Maple Parent and DPSG shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 10.14       Non-Recourse.

(a)           No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions; provided, however, that nothing in this Section 10.14 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, DPSG agrees on behalf of itself and the DPSG Subsidiaries and its Affiliates that (i) prior to the Effective Time, none of the Financing Sources shall have any liability or obligation to DPSG, the DPSG Subsidiaries or any of their respective Affiliates relating to this Agreement, the Debt Commitment Letter, the Debt Financing, any alternate debt financing or any of the transactions contemplated herein and (ii) prior to the Effective Time,  it will not (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source in connection with this Agreement or (B) seek to directly enforce the commitments against, make any claims for breach of the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Financing Source for any reason in connection therewith.  DPSG, each DPSG Subsidiary and its Affiliates hereby waive any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby.  This Section 10.14(b) is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of DPSG.  Notwithstanding the foregoing, nothing in this Section 10.14(b) shall limit the liability or obligations of the Financing Sources under the Debt Commitment Letter or the documents governing any existing credit facilities provided by any Financing Source to Maple Parent or to DPSG or any DPSG Subsidiary after the Effective Time.

Section 10.15       Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the party incurring such costs and expenses.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MAPLE PARENT HOLDINGS CORP.

By:	/s/ Robert J. Gamgort
	Name:	Robert J. Gamgort
	Title:	Chief Executive Officer

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ Larry D. Young
	Name:	Larry D. Young
	Title:	President and Chief Executive Officer

SALT MERGER SUB, INC.

By:	/s/ Larry D. Young
	Name:	Larry D. Young
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A
CROSS-REFERENCE TABLE

Defined Terms	Section Number
A&R Maple Parent Charter	2.01
Acquisition Event	8.5(b)(i)(B)
Acquisition Proposal	6.04(b)
Adjusted Maple Parent RSU	7.06
Advisor	4.18
Affiliate	10.03
Agreement	Preamble
Alternative Acquisition Agreement	6.04(c)(ii)
Alternative Financing	7.08(f)
Antitrust Clearances	7.03(a)
Antitrust Laws	4.04
Board Actions	Recitals
Business Day	10.03
Certificate of Merger	1.03
Change in Law Opinion	8.02(c)
Change of Recommendation	6.04(c)(i)
Claim	7.09(b)
Closing	1.02
Closing Date	1.02
Code	Recitals
Collective Bargaining Agreement	4.10(j)
Confidential DPSG IP	5.19(c)
Confidential Maple Parent IP	4.15(c)
Confidentiality Agreement	7.02(b)
Continuing Director Resignation	7.12
Continuing Directors	7.12
Continuing Employee	7.07(a)
Contract	86
Credit Suisse	5.20
D&O Insurance	7.09(c)
Debt Commitment Letter	4.16(a)
Debt Financing	4.16
Debt Securities	7.08(a)
DGCL	Recitals
Dividend Record Time	7.13(c)
Dividend Stockholders	7.13(c)
DPSG	Preamble
DPSG Benefit Plan	5.12(a)
DPSG Board	5.03(a)
DPSG By-laws	10.03
DPSG Capital Stock	5.02(a)(i)
DPSG Charter	10.03

DPSG Charter Amendment	2.01
DPSG Common Stock	5.02(a)(i)
DPSG Credit Facilities	10.03
DPSG Disclosure Letter	Article V
DPSG Equity Awards	5.02(a)(i)
DPSG Existing Notes	10.03
DPSG Food Products	5.14(d)
DPSG Foreign Benefit Plan	5.12(i)
DPSG IP Rights	5.19(a)
DPSG Leased Real Property	5.16
DPSG Material Adverse Effect	10.03
DPSG Material Contract	5.07(a)
DPSG Owned IP	5.19(a)
DPSG Owned Real Property	5.16
DPSG Payoff Amount	7.08(h)
DPSG Payoff Letter	7.08(h)
DPSG Preferred Stock	5.02(a)(i)
DPSG Product	5.14(c)
DPSG PSUs	5.02(a)(i)
DPSG Recommendation	Recitals
DPSG RSUs	5.02(a)(i)
DPSG SEC Reports	5.05
DPSG Statement Date	5.06(a)
DPSG Stock Issuance	Recitals
DPSG Stock Options	5.02(a)(i)
DPSG Stock Plans	10.03
DPSG Stockholders Approval	5.03(a)
DPSG Stockholders Meeting	5.03(a)
DPSG Subsidiary	4.03(b)
DPSG Voting Debt	5.02(d)
EBITDA	10.03
Effect	10.03
Effective Time	1.03
End Date	9.01(d)
Enforceability Limitations	4.03(a)
Environmental Law	10.03
Equity Commitment Letter	4.16(a)
Equity Financing	4.16(a)
Equity Interests	10.03
ERISA	10.03
Exchange Act	4.14
Exchange Ratio	3.01(b)
FDA	4.11(d)
Financial Statements	4.05(b)
Financing	4.16(a)
Financing Commitments	4.16(a)

Financing Sources	10.03
Forfeitures and Cashless Settlements	10.03
Fraud and Bribery Laws	4.11(g)
Fully Diluted DPSG Shares	10.03
Fully Diluted Maple Parent Shares	10.03
GAAP	10.03
Governmental Entity	4.04
Hazardous Materials	10.03
HSR Act	4.04
Indebtedness	10.03
Indemnified Parties	7.09(a)
Indenture	7.08(i)
Injunction	4.03(b)
Intellectual Property Rights	10.03
Intended Tax Treatment	Recitals
Interim Period	10.03
Intervening Event	6.04(b)
JAB	5.20
KGM	4.05(a)
KGM Financial Statements	4.05(a)
Knowledge	10.03
Law	4.11(a)
Laws	4.11(a)
Legal Proceeding	10.03
Liabilities	10.03
Lien	10.03
Maple	4.02(c)
Maple Common Stock	4.02(c)
Maple Credit Agreement	10.03
Maple Parent	Preamble
Maple Parent Benefit Plan	4.10(a)
Maple Parent By-laws	2.02
Maple Parent Charter	10.03
Maple Parent Class A Shares	3.01(b)
Maple Parent Class B Shares	3.01(b)
Maple Parent Disclosure Letter	Article IV
Maple Parent Dividend	7.13(b)
Maple Parent Dividend Resolutions	7.13(b)
Maple Parent Financial Statements	4.05(a)
Maple Parent Financing Certificate	7.13(c)
Maple Parent Food Products	4.11(d)
Maple Parent Foreign Benefit Plan	4.10(i)
Maple Parent IP Rights	4.15(a)
Maple Parent Leased Real Property	4.13
Maple Parent Material Adverse Effect	10.03
Maple Parent Material Contract	4.06(a)

Maple Parent Owned IP	4.15(a)
Maple Parent Owned Real Property	4.13
Maple Parent Payoff Amount	7.08(j)
Maple Parent Payoff Letter	7.08(j)
Maple Parent Product	4.11(c)
Maple Parent Restructuring	10.03
Maple Parent RSU	7.06
Maple Parent Shares	3.01(b)
Maple Parent Stockholder Consent	Recitals
Maple Parent Subsidiary	4.03(b)
Maple RSU	7.06
Maple Statement Date	4.05(a)
Measurement Time	5.02(a)(i)
Merger	1.01
Merger Consideration	3.01(b)
Merger Sub	Preamble
Merger Sub Stockholder Consent	Recitals
Mondelēz	5.20
Notice Period	6.04(c)(ii)
NYSE	4.04
Order	10.03
Patents	10.03
Paying Agent	7.13(d)
PCBs	10.03
Permits	4.12(a)
Permitted Liens	10.03
Person	10.03
Proxy Statement	4.04
Redemption	7.08(i)
Regulatory Agency	10.03
Replacement 2018 Incentive Compensation Plans	7.07(a)
Representative	10.03
Representatives	6.04(b)
Required Amount	4.16(b)
Required Foreign Regulatory Approvals	10.03
Required Information	10.03
Sarbanes-Oxley Act	5.05
SEC	10.03
Securities Act	4.14
Solvency Advisor	5.21
Solvency Opinion	10.03
Special Dividend	7.13(c)
Special Dividend Per Share Amount	7.13(c)
Subsidiary	4.03(b)
Superior Proposal	6.04(b)
Surviving Corporation	1.01

Takeover Statute	5.18
Tax	10.03
Tax Return	10.03
Tax-Free Opinion	8.02(c)
Termination Fee	9.02(b)(iii)
Trade Secrets	10.03
Trademarks	10.03
Transactions	10.03
Transfer Agent	3.02(a)
Willful Breach	9.02(a)

Exhibit B

[Form of A&R Maple Parent Charter]

[attached]

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAPLE PARENT HOLDINGS CORP.

FIRST:  The name of the Corporation is Maple Parent Holdings Corp.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, DE 19801, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value of $0.01 per share.

FIFTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Fifth nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Fifth shall eliminate or reduce the effect of this Article Fifth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fifth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors of the Corporation is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law of the State of Delaware, this Certificate of Incorporation and the by-laws of the Corporation.

B-1

Exhibit C

[Form of DPSG Charter Amendment]

[attached]

FORM OF CERTIFICATE OF THIRD AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DR PEPPER SNAPPLE GROUP, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DR PEPPER SNAPPLE GROUP, INC., a Delaware corporation (hereinafter referred to as the “Corporation”), does hereby certify as follows:

First:  that ARTICLE FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST: Name. The name of this corporation is Keurig Dr Pepper Inc. (the “Corporation”).

Second: that ARTICLE FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH. Shares, Classes and Series Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,015,000,000 shares, consisting of 15,000,000 shares of Preferred Stock, par value $0.01 per share, as more fully described in Article Fifth, Section A below (the “Preferred Stock”), and 2,000,000,000 shares of Common Stock, par value $0.01 per share, as more fully described in Article Fifth, Section B below (the “Common Stock”).

Third:  that the foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

C-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this [•] day of [•], 2018.

DR PEPPER SNAPPLE GROUP, INC.

By:
Name:
Title:

C-2

Exhibit D

[Form of Investor Rights Agreement]

[attached]

FORM OF INVESTOR RIGHTS AGREEMENT

by and among

DR PEPPER SNAPPLE GROUP, INC.

and

THE HOLDERS LISTED ON SCHEDULE A HERETO

Dated as of [•] [•], 2018

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•] [•], 2018, by and among Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Company”), and the persons listed on Schedule A hereto (such persons, in their capacity as holders of Registrable Securities, including any permitted transferees hereunder, the “Holders” and each a “Holder” and, the Holders together with the Company, the “Parties”).

RECITALS

WHEREAS, Maple Parent Holdings Corp., a Delaware corporation (“Maple Parent”), the Company and Salt Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Sea Salt (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of January 29, 2018 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, on the date of the Closing, subject to certain terms and conditions, Merger Sub shall be merged with and into Maple Parent, with Maple Parent surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Holders will have the right to receive shares of Common Stock representing the Merger Consideration in accordance with Section 3.01 of the Merger Agreement; and

WHEREAS, the Company desires to enter into this Agreement with the Holders in order to provide the Holders the investor rights described herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

1.                                      Definitions and Interpretation.

(a)                                 Definitions. As used in this Agreement, each of the following capitalized terms has the meaning specified in this Section 1(a).

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company; provided, further, that “Affiliate” shall not include the portfolio companies of any of the Holders or any Affiliate of such portfolio companies (other than the Company and its Subsidiaries).

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by Law to close.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.

“Company Securities” means (i) the Common Stock and any other stock or other equity interests or equity-linked interests of the Company or any Subsidiary and (ii) Equity Rights that are directly or indirectly convertible into or exercisable exchangeable for Common Stock or other stock or other equity of the Company or any Subsidiary.

“Company Shares” means the issued and outstanding shares of Common Stock.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” each has a correlative meaning.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increases or decreases in value as the value of any Company Securities increases or decreases, as the case may be, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Company Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Company Security or (c) other transactions hedge the value of such derivative security.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, restricted share units, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor regulator performing comparable functions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Governmental Entity” means any foreign, United States federal or state, regional or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, commission, political subdivision or other governmental entity or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Group Member” means, with respect to any specified Person, any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person and includes any Person with respect to which the specified Person is a direct or indirect Subsidiary.

“JAB” means Maple Holdings B.V..

“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Entity.

“Law” means all laws (including common law), statutes, ordinances, rules, regulations, orders, decrees or legally-binding guidance of any Governmental Entity, or Judgments.

“MDLZ” means Mondelēz International Holdings LLC.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than ordinary course limitations on hours or number of days of trading); (ii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in national or international financial, political or economic conditions; or (iii) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Notice, Agreement and Questionnaire” means a written notice, agreement and questionnaire substantially in the form of Annex A hereto.

“NYSE” means the New York Stock Exchange.

“Participating Shareholder” means, with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Qualified Shareholder” means any Holder that, together with its Affiliates, beneficially owns at least 3% of the Company Shares.

“Registrable Securities” means, at any time, any Company Shares and any securities issued or issuable in respect of such Company Shares or by way of conversion, amalgamation, exchange, share dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise until the earliest to occur of (i) a Registration Statement covering such Company Shares has been declared effective by the SEC and such Shares have been sold or otherwise disposed of pursuant to such effective Registration Statement, (ii) such Company Shares are otherwise transferred (other than by a Qualified Shareholder to an Affiliate thereof), the Company has delivered a new certificate or other evidence of ownership for such Company Shares not bearing any restricted legend and such Company Shares may be resold without subsequent registration under the Securities Act, (iii) such Company Shares are repurchased by the Company or a Subsidiary of the Company or cease to be outstanding or (iv) such Company Shares may be resold pursuant to Rule 144, without regard to volume or manner of sale limitations, whether or not any such sale has occurred, unless such Registrable Securities are held by a Qualified Shareholder.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” Laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any required audits of the financial statements of the Company or any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 7(l)), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one (1) counsel for all Holders participating in the offering, selected by the Holders holding the majority of the Registrable Securities to be sold for the account of all Holders in the offering and reasonable fees and expenses of each additional counsel retained by any Holder for the purpose of rendering a legal opinion on behalf of such Holder in connection with any underwritten Public Offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, provided that the

Company shall not be responsible for any plane chartering fees, (xii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiii) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 7(r). For the avoidance of doubt, “Registration Expenses” shall include expenses of the type described in clauses (i) - (xiii) to the extent incurred in connection with the “take down” of Company Shares pursuant to a Registration Statement previously declared effective. Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of any Holders (or the agents who manage their accounts) or any Selling Expenses.

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant hereto filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, pre- and post-effective amendments and supplements to such registration statement and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, (i) any of such Person’s partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives, Affiliates and investment vehicles managed or advised by such Person, (ii) the partners, stockholders, shareholders, members, directors, officers, employees, agents, counsel, accountants, trustees, equity financing partners, investment advisors or representatives of such Persons listed in clause (i), and (iii) any other Person acting on behalf of such Person with respect to the Company and any of its Subsidiaries.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.

“Rule 415” means Rule 415 (or any successor provisions) under the Securities Act.

“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock or share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of one counsel for the holders of Registrable Securities set forth in clause (viii) of the definition of Registration Expenses.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or a prospectus supplement to an existing Form S-3, or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on

Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable, and which may also cover any other securities of the Company.

“Standstill Period” means the period beginning on the date of this Agreement and ending on the first Business Day following the date that is the six (6) month anniversary of the date of the Closing.

“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person.

“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis.

“Voting Securities” means the Company Shares and any other securities of the Company entitled to vote at any meeting of stockholders of the Company.

(b)                                 Other Definitions. In addition to the defined terms set forth in Section 1(a), as used in this Agreement, each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below.

Term	Section
MDLZ Designee	17(a)
MDLZ Public Filings	18(a)
Agreement	Preamble
Company	Preamble
Company Group	18(a)
Company’s Auditors	18(a)
Damages	8(a)
Demand Notice	2(a)(i)
Demand Period	2(e)
Demand Registration	2(a)(i)
Demand Suspension	2(h)
Director	17(a)
Holder	Preamble
Holder Information	16(b)
Indemnified Party	10

Indemnifying Party	10
Inspectors	7(k)
Long-Form Registration	2(a)(i)
Maple Parent	Recitals
Maximum Offering Size	2(g)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Parties	Preamble
Piggyback Registration	4(a)
Records	7(k)
Requesting Shareholder	2(a)(i)
Shelf Offering Request	3(a)
Shelf Period	3(b)
Shelf Suspension	3(d)
Short-Form Registration	2(a)(i)
Underwritten Shelf Takedown	3(e)(i)
Underwritten Shelf Takedown Notice	3(e)(i)
Underwritten Shelf Takedown Request	3(e)(i)

(c)                                  Interpretation.

(i)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (A) the date that is the reference date in calculating such period shall be excluded and (B) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           When a reference is made herein to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(iii)          Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(iv)          The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v)           The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(vi)          Any law or regulation defined or referred to herein means such law or regulation as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(vii)                           References to a person are also to its successors and permitted assigns.

(viii)        The Annexes to this Agreement are incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized term used in any Annex but not otherwise defined therein shall have the meaning given to such term herein.

2.                                      Demand Registration.

(a)                                 Demand by Holders.

(i)            If, at any time beginning 90 days prior to the expiration of the Standstill Period, the Company does not otherwise have an effective registration statement on Form S-3 covering a Holder’s Registrable Securities on file with the SEC and the Company shall have received a request, subject to Section 16, from any Qualified Shareholder (the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities (x) on Form S-1 or any similar long-form Registration Statement (a “Long-Form Registration”) or (y) on Form S-3 or any similar short-form Registration Statement, which shall include a prospectus supplement to an existing Form S-3 (a “Short-Form Registration”) if the Company qualifies to use such short form Registration Statement (any such requested Long-Form Registration or Short-Form Registration, a “Demand Registration”), and specifying the kind and aggregate amount of Registrable Securities to be registered and the intended method of disposition thereof, then the Company shall promptly, but in no event later than ten (10) Business Days prior to the effective date of the Registration Statement relating to such Demand Registration, give notice of such request (a “Demand Notice”) to the other Holders, specifying the number of Registrable Securities for which the Requesting Shareholder has requested registration under this Section 2(a). During the ten (10) Business Days after receipt of a Demand Notice, all Holders (other than the Requesting Shareholder) may provide a written request to the Company, specifying the aggregate amount of Registrable Securities held by such Holders requested to be registered as part of such Demand Registration and the intended method of distribution thereof; provided that, if, on the date of any request by a Qualified Shareholder, the Company qualifies as a well-known seasoned issuer as defined in Rule 405 under the Securities Act) eligible to file an automatic shelf registration statement on Form S-3 pursuant to Section 3 of this Agreement, the provisions of this Section 2 shall not apply, and the provisions of Section 3 shall apply instead.

(ii)           The Company shall file such Registration Statement with the SEC within ninety (90) days of such request, in the case of a Long-Form Registration, and thirty (30) days of such request, in the case of a Short-Form Registration; provided, however, that in no event shall the Company be obligated to file such Registration Statement prior to the first Business Day after the expiration of the Standstill Period, and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act and the “blue sky” Laws of such jurisdictions as any Participating Shareholder or any underwriter, if any, reasonably requests, as expeditiously as possible, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities so to be registered.

(iii)          Notwithstanding anything to the contrary in this Section 2(a), (A) the Company shall not be obligated to effect more than two (2) Long-Form Registrations over any three (3) year period at the request of any Holder, (B) from and after the time the Company becomes eligible for a Short-Form Registration, the Holders shall be entitled to effect three (3) Short-Form Registrations per calendar year in the aggregate in addition to the Long-Form Registrations to which they are entitled (which Long-Form Registrations, at the election of the Requesting Shareholder, may be effected as Short-Form Registrations, in which case they will count as Long-Form Registrations for purposes of the preceding clause (A)) and (C) the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds five hundred million dollars ($500,000,000) if pursuant to a Long-Form Registration, or three hundred million dollars ($300,000,000) if pursuant to a Short-Form Registration.

(b)           Demand Withdrawal. A Participating Shareholder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of a notice from all of the Participating Shareholders to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement, and such registration shall nonetheless be deemed a Demand Registration for purposes of  Section 2(a) unless (i) the withdrawing Participating Shareholders shall have paid or reimbursed the Company for their pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the registration of the withdrawing Participating Shareholders’ withdrawn Registrable Securities (based on the number of Registrable Securities such withdrawing Participating Shareholders sought to register, as compared to the total number of Company Securities included on such Registration Statement), (ii) the withdrawal is made following the occurrence of a Material Adverse Change, because the registration would require the Company to make an Adverse Disclosure or because the Company otherwise requests withdrawal or (iii) the withdrawal arose out of the fault of the Company (in each such case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request except to the extent otherwise paid pursuant to clause (i)).

(c)           Company Notifications. Within ten (10) Business Days after the receipt by the Participating Shareholders of the Demand Notice, the Company will notify all Participating Shareholders of the identities of the other Participating Shareholders and the number of Registrable Securities requested to be included therein.

(d)           Registration Expenses. The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such registration is effected, subject to reimbursement pursuant to Section 2(b)(i), if applicable.

(e)                                  Effective Registration. A Demand Registration shall be deemed to have occurred if the Registration Statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 180 calendar days (or such shorter period in which all Registrable Securities of the Participating Shareholders included in such registration have actually been sold thereunder or withdrawn) or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”); provided, that a Demand Registration shall not be deemed to have occurred if, (A) during the Demand Period, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity or court, (B) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by any Participating Shareholder or (C) the Maximum Offering Size (as defined below) is reduced in accordance with Section 2(g) such that less than seventy-five percent (75%) of the Registrable Securities that the Requesting Shareholder sought to be included in such registration are included.

(f)                                   Underwritten Offerings. If any Participating Shareholder that is a Qualified Shareholder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering.

(g)                                  Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering advise the Board (or, in the case of a Demand Registration not being underwritten, the Board determines in its reasonable discretion) that, in its view, the number of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without being likely to have an adverse effect on the price, timing or distribution of the shares offered in such offering (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i)                                     (1) if the Requesting Shareholder is JAB, first, all Registrable Securities requested to be registered by JAB and all other Participating Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among JAB and such other Participating Shareholders on the basis of the relative number of Registrable Securities owned by JAB and the other Participating Shareholders; provided, that any securities thereby allocated to JAB or another Participating Shareholder that exceed such Holder’s request shall be reallocated among the remaining Participating Shareholders in like manner), or

(2) if the Requesting Shareholder is MDLZ, (A) first, all Registrable Securities requested to be included in such registration by MDLZ, and (B) second, and only if all the securities referred to in clause 2(A) have been included, all Registrable Securities requested to be registered by the other Participating Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Participating Shareholders on the basis of the relative number of Registrable Securities owned by the Participating

Shareholders; provided, that any securities thereby allocated to a Participating Shareholder that exceed such Participating Shareholder’s request shall be reallocated among the remaining Participating Shareholders in like manner), and

(ii)                                  thereafter, and only if all the securities referred to in clause (i)(1) or (2), as applicable, have been included, any securities proposed to be registered by the Company or any securities proposed to be registered for the account of any other Persons (including the Company), with such priorities among them as the Company shall determine.

(h)                                 Delay in Filing; Suspension of Registration. If, upon the determination of a majority of the disinterested members of the Board, the filing, initial effectiveness or continued use of a Registration Statement in respect of a Demand Registration at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Participating Shareholders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Demand Suspension”); provided, that (x) the Company shall not be permitted to exercise a Demand Suspension (i) more than three (3) times during any 12-month period or (ii) for more than one hundred (100) days in aggregate during any 12-month period and (y) such Demand Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure; and provided, further, that in the event of a Demand Suspension, if a Participating Shareholder has not sold any Company Securities under such Registration Statement, it shall be entitled to withdraw Registrable Securities from such Demand Registration and, if all Participating Shareholders so withdraw, such Demand Registration shall not be counted for purposes of the limit on Long-Form Registrations requested by such Participating Shareholders in Section 2(a). In the case of a Demand Suspension, the Participating Shareholders agree to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Participating Shareholders upon the termination of any Demand Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Participating Shareholders such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Participating Shareholders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the applicable Registration Statement if required by the registration form used by the Company for the applicable Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Participating Shareholder.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to file a registration statement to register for sale, or to conduct any registered securities offerings (including any “take-downs” off of an effective shelf registration statement) of, any of its securities either for its own account or the account of any security holder or holders during any Demand Suspension.

3.                                      Shelf Registration.

(a)                                 Filing. If, at any time beginning 90 days prior to the expiration of the Standstill Period, the Company shall have received a request, subject to Section 16, by a Qualified Shareholder (a “Shelf Offering Request”), for the filing of a Shelf Registration Statement pursuant to this Section 3, and at such time the Company is eligible to file a registration statement on Form S-3, the Company shall, within sixty (60) days of such Shelf Offering Request, but in no event prior to the first Business Day after the expiration of the Standstill Period, file with the SEC a Shelf Registration Statement relating to the offer and sale of all Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act (or if the Company qualifies to do so, it shall file an automatic Shelf Registration Statement in response to any such request). If, on the date of any such Shelf Offering Request, the Company does not qualify to file a Shelf Registration Statement under the Securities Act, the provisions of this Section 3 shall not apply, and the provisions of  Section 2 shall apply instead.

(b)                                 Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act (including, if necessary, by renewing or refiling a Shelf Registration Statement prior to expiration of the existing Shelf Registration Statement or by filing with the SEC a post-effective amendment or a supplement to the Shelf Registration Statement or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky Laws, or any rules and regulations thereunder) in order to permit the prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”). Subject to Section 3(d), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable Law or is in connection with a Shelf Suspension.

(c)                                  Shelf Notice. Promptly upon receipt of any request to file a Shelf Registration Statement pursuant to Section 3(a) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice of any such request to all other Holders.

(d)                                 Suspension of Registration. If, upon the determination of a majority of the disinterested members of the Board, the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving at least 10 calendar days’ prior written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, that (x) the Company shall not be permitted to exercise a Shelf Suspension (i) more than three (3) times during any 12-month period, or (ii) for more than one hundred (100) days in aggregate during any 12-month period and (y) such Shelf Registration shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable prospectus and any issuer free writing prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to file a registration statement to register for sale, or to conduct any registered securities offerings (including any “take-downs” off of an effective shelf registration statement) of, any of its securities either for its own account or the account of any security holder or holders during any Shelf Suspension.

(e)                                  Underwritten Shelf Takedown.

(i)                                     For any offering of Registrable Securities pursuant to the Shelf Registration Statement for which the value of Registrable Securities proposed to be offered is at least three hundred million dollars ($300,000,000), if any Participating Shareholder that is a Qualified Shareholder so elects, such offering shall be in the form of an Underwritten Offering, and the Company shall amend or supplement the Shelf Registration Statement for such purpose. Subject to the immediately preceding sentence, if at any time during which the Shelf Registration Statement is in effect a Participating Shareholder elects to offer Registrable Securities pursuant to the Shelf Registration Statement in the form of an Underwritten Offering, then such Participating Shareholder shall give written notice (which notice may be given by email) to the Company of such intention at least two (2) Business Days prior to the date on which such Underwritten Offering is anticipated to launch, specifying the number of Registrable Securities for which the Participating Shareholder is requesting registration under this Section 3(e) and the other material terms of such Underwritten Offering to the extent known (such request, an “Underwritten Shelf Takedown Request,” and any Underwritten Offering conducted pursuant thereto, an “Underwritten Shelf Takedown”), and the Company shall promptly, but in no event later than the Business Day following the receipt of such Underwritten Shelf Takedown Request, give written notice (which notice may be given by email to the email address for each other

Holder on file with the Company from time to time) of such Underwritten Shelf Takedown Request (such notice, an “Underwritten Shelf Takedown Notice”) to the other Holders and such Underwritten Shelf Takedown Notice shall offer the other Holders the opportunity to register as part of such Underwritten Shelf Takedown such number of Registrable Securities as each such other Holder may request in writing (which request may be made by email to the Company). Subject to Section 3(e)(ii) and Section 3(e)(iii), the Company and the Participating Shareholder(s) making the Underwritten Shelf Takedown Request shall cause the underwriter(s) to include as part of the Underwritten Shelf Takedown all Registrable Securities that are requested to be included therein by any of the other Holders within twenty-four (24) hours after the receipt by such other Holders of any such notice, all to the extent necessary to permit the disposition of the Registrable Securities to be so sold; provided, that all such other Holders requesting to participate in the Underwritten Shelf Takedown must sell their Registrable Securities to the underwriters selected on the same terms and conditions as apply to the Participating Shareholder(s) requesting the Underwritten Shelf Takedown; provided, further, that, if at any time after making an Underwritten Shelf Takedown Request and prior to the launch of the Underwritten Shelf Takedown, the Participating Shareholder(s) requesting the Underwritten Shelf Takedown shall determine for any reason not to proceed with or to delay such Underwritten Shelf Takedown, the Participating Shareholder(s) shall give written notice to the Company of such determination and the Company shall give written notice of the same to each other Holder and, thereupon, (A) in the case of a determination not to proceed, the Company and such Participating Shareholder(s) shall be relieved of their respective obligations to cause the underwriter(s) to include any Registrable Securities of the other Holders as part of such Underwritten Shelf Takedown (but the Company shall not be relieved from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the other registration rights contained herein, and (B) in the case of a determination to delay such Underwritten Shelf Takedown, the Company and such Participating Shareholder(s) shall be relieved of their respective obligations to cause the underwriter(s) to include any Registrable Securities of the other Holders as part of such Underwritten Shelf Takedown for the same period as the Participating Shareholder(s) determine(s) to delay such Underwritten Shelf Takedown.

(ii)                                  If the managing underwriter of an Underwritten Shelf Takedown advises the Company or the Participating Shareholder(s) requesting the Underwritten Shelf Takedown that, in its view, the number of Company Shares that the Participating Shareholder(s) and such other Holders intend to include in such registration exceeds the Maximum Offering Size, the Company and the Participating Shareholder(s) making the Underwritten Shelf Takedown Request shall cause the underwriter(s) to include in such Underwritten Shelf Takedown, in the following priority, up to the Maximum Offering Size:

(A) (1) if the Participating Shareholder requesting the Underwritten Shelf Takedown is JAB, first to JAB and all other Holders who requested to include Registrable Securities in such registration pursuant to Section 3(e)(i) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among JAB and such other Holders on the basis of the relative number of Registrable Securities owned by JAB and such other Holders; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner), or

(2) if the Participating Shareholder requesting the Underwritten Shelf Takedown is MDLZ, (x) first, all Registrable Securities requested to be included in such registration by MDLZ, and (y) second, and only if all of the securities referred to in clause 2(x) have been included, all Registrable Securities requested to be included in such registration by any other Holders pursuant to Section 3(e)(i) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders on the basis of the relative number of Registrable Securities owned by such Holders; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders in like manner), and

(B) thereafter, and only if all of the securities referred to in clause (A)(1) or (2), as applicable, have been included, any securities proposed to be registered for the account of the Company any other Persons with such priorities among them as the Participating Shareholder(s) requesting the Underwritten Shelf Takedown shall determine.

(iii)                               Each Holder shall be permitted to withdraw all or part of its Registrable Securities from an Underwritten Shelf Takedown at any time prior to 7:00 a.m., New York City time, on the date on which the Underwritten Shelf Takedown is anticipated to launch.

(f)                                   Payment of Expenses for Shelf Registrations. The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Registration, regardless of whether such registration is effected.

4.                                      Piggyback Registration.

(a)                                 Participation. If, following the expiration of the Standstill Period, the Company at any time proposes to sell in an underwritten Public Offering (including, for the avoidance of doubt, a “take-down” pursuant to a prospectus supplement to an effective shelf registration statement) or file a Registration Statement with respect to any offering of its Common Stock for its own account or for the account of any other Persons (other than (i) a Registration Statement under Section 2 or 3 (it being understood that this clause (i) does not limit the rights of Holders to make written requests pursuant to Section 2(a)), (ii) a Registration Statement on Form S-4 or Form S-8 or any successor form to such forms, (iii) a registration of Common Stock solely relating to an offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement, or (iv) a registration in connection with a direct or indirect acquisition by the Company or one of its Subsidiaries of another Person or a similar business combination transaction, however structured) then, as soon as practicable (but in no event less than ten (10) calendar days prior to the proposed date of the launch of the underwritten Public Offering or the filing of such Registration Statement, as applicable), the Company shall give written notice of such proposed offering or filing to the Holders, and such notice shall offer the Holders the opportunity to register under such Registration Statement or include in such underwritten Public Offering such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 4(b) and Section 4(c), the Company shall include in such Registration Statement or underwritten Public Offering all such Registrable Securities that are requested to be included therein within five (5) calendar days after the receipt by such Holders of any such notice; provided, that if at any time after giving written notice of its intention to sell any Common Stock in an underwritten Public Offering and prior to the launch date, or to register any Common Stock and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to sell or register or to delay such sale or registration, the Company shall give written notice of such determination to each Holder and, thereupon, (A) in the case of a determination not to sell or register, shall be relieved of its obligation to register any Registrable Securities in connection with such sale or registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders to request that such registration be effected as a Demand Registration (subject to the provisions governing withdrawal set forth in Section 2(b)) or, if applicable, a Shelf Offering Request and any Underwritten Shelf Takedown related thereto (subject to the provisions governing withdrawal set forth in Section 3(e)(i)), and (B) in the case of a determination to delay selling or registering, in the absence of a request for a Demand Registration, Shelf Offering Request or Underwritten Shelf Takedown, shall be permitted to delay selling or registering any Registrable Securities, for the same period as the delay in registering such other Common Stock; provided, that if such registration or sale involves an underwritten Public Offering, all such Holders requesting to be included in the Company’s registration or sale must sell their Registrable Securities to the underwriters selected as provided in Section 7(j) on the same terms and conditions as apply to the Company or the other Person requesting such registration or sale, as applicable, with, in the case of a combined primary and secondary offering, such differences, including any with respect to representations and warranties and indemnification, as may be customary or appropriate in combined primary and secondary offerings, and the Company shall make arrangements with the managing underwriter so that each such Holder may participate in such Underwritten Offering.

(b)                                 Priority of Registrations Pursuant to a Piggyback Registration. If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration or Underwritten Shelf Takedown, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2(g) or Section 3(e)(ii), respectively, shall apply) and the managing underwriter advises the Board in writing (a copy of which shall be provided to each Holder) that, in its view, the number of Company Shares that the Company and such Holders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)                                     first, so much of the Company Securities proposed to be registered for the account of the Company (or for the account of such other initiating Person) as would not cause the offering to exceed the Maximum Offering Size;

(ii)                                  second, and only if all of the securities referred to in clause (i) have been included, all Registrable Securities requested to be included in such registration by any Holders pursuant to this Section 4 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders and such other holders of Registrable Securities on the basis of the relative number of Registrable Securities owned by such Holders and such other holders; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining Holders and other holders in like manner); and

(iii)                               third, and only if all of the securities referred to in clauses (i) and (ii) have been included, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

(c)                                  Piggyback Withdrawal. Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or at any time prior to 7:00 a.m., New York City time, on the date on which the underwritten Public Offering is anticipated to launch, as the case may be. Subject to Section 16, no registration effected under this Section 4 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2 or a Shelf Offering Request or Underwritten Shelf Takedown to the extent required by Section 3.

(d)                                 Payment of Expenses for Piggyback Registrations. The Company shall pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

5.                                      Standstill; Lock-up Agreements.

(a)                                 Standstill.  During the Standstill Period, each Holder shall not, directly or indirectly, and shall cause its Representatives (to the extent acting on behalf of the Holder) and Group Members directly or indirectly not to, without the prior written consent of, or waiver by, the Company, (i) sell or offer to sell any Company Securities (including any Voting Securities, ) or Derivative Instruments, or direct or indirect rights to acquire any Company Securities (including any Voting Securities) or Derivative Instruments, or any securities or indebtedness convertible or exchangeable for any such securities, (ii) cause to be filed or submitted a registration statement, prospectus or prospectus supplement (or amendment or supplement thereto) with respect to any such registration, or (iii) publicly announce any intention to do any of the foregoing.

(b)                                 Lock-up Agreements.

(i)                                     To the extent requested by the lead underwriter in connection with each Underwritten Offering, the Company and each Participating Holder shall agree not to effect any public sale or distribution of any Company Securities or other security of the Company (except as part of such Underwritten Offering) during the period beginning on the date that is estimated by the Company, in good faith and provided in writing to such Holder, to be the seventh (7th) calendar day prior to the effective date of the applicable Registration Statement (or the anticipated launch date in the case of a “take-down” off of an already effective Shelf Registration Statement) until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) sixty (60) calendar days after the effective date of the applicable Registration Statement (or the pricing date in the case of a “take-down” off of an already effective Shelf Registration Statement); provided, that the Company shall cause all directors and executive officers of the Company, and all other Persons with registration rights with respect to the Company’s securities (whether or not pursuant to this Agreement) to enter into agreements similar to those contained in this Section 5(b)(i) (without regard to this proviso), subject to exceptions for gifts, sales pursuant to pre-existing 105-1 plans and other customary exclusions agreed to by such managing underwriter; provided further, that the lead managing underwriter may extend such period as necessary to comply with applicable FINRA rules.

(ii)                                  Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form S-8 or any successor form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement. The Company agrees to use its commercially reasonable efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this Section 5, except as part of any such registration, if permitted.

6.                                      Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement (other than as provided herein) granting registration rights to any other Person with respect to any equity securities of the Company. The Company shall not grant to any Person the right, other than as set forth herein, and except to employees of the Company with respect to registrations on Form S-8, to request the Company to register any Company Securities except such rights as are not more favorable than or inconsistent with the rights granted to the Holders and that do not violate the rights or adversely affect the priorities of the Holders set forth herein.

7.                                      Registration Procedures. In connection with any registration pursuant to Section 2, Section 3 or Section 4, subject to the provisions of such Sections:

(a)                                 Prior to filing a Registration Statement covering Registrable Securities or prospectus or any amendment or supplement thereto, the Company shall furnish to each Participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to such Participating Shareholder and underwriter, if any, without charge such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Participating Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Shareholder. Each Participating Shareholder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to such Participating Shareholder and the Company shall use all reasonable efforts to comply with such request; provided, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)                                  The Company shall promptly notify each Holder of such Registrable Securities and the underwriter(s) and, if requested by such Holder or the underwriter(s), confirm in writing, when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective.

(d)                                 The Company shall furnish counsel for each underwriter, if any, and for the Holders of such Registrable Securities with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally.

(e)                                  After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Participating Shareholders set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Participating Shareholder holding Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the SEC or any state securities commission and use commercially reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

(f)                                   The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as any Participating Shareholder holding such Registrable Securities reasonably (in light of such Participating Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Participating Shareholder to consummate the disposition of the Registrable Securities owned by such Participating Shareholder, provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(g)                                  The Company shall use reasonable best efforts to list such Registrable Securities on the principal securities exchange on which the Company’s common stock is then listed and provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such Registration Statement.

(h)                                 The Company shall use reasonable best efforts to cooperate with each Holder and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each Holder or the underwriter or managing underwriter, if any, may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities.

(i)                                     The Company shall immediately notify each Participating Shareholder holding such Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Participating Shareholder and file with the SEC any such supplement or amendment subject to any suspension rights contained herein.

(j)                                    (1) The requesting Holder(s) shall have the right to select an underwriter or underwriters in connection with any underwritten Public Offering resulting from the exercise of a Demand Registration or Underwritten Shelf Takedown upon consultation with the Company and (2) the Company shall have the right to select an underwriter or underwriters in connection with any other underwritten Public Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required and customary in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(k)                                 Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available during regular business hours for inspection by any Participating Shareholder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 7 and any attorney, accountant or other professional retained by any such Participating Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement (including by participation in a reasonable number of diligence calls). Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is required pursuant to applicable Law or regulation or judicial process. Each Participating Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. Each Participating Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(l)                                     The Company shall furnish to each Participating Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Participating Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent certified public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

(m)                             The Company shall take all commercially reasonable actions to ensure that any free-writing prospectus utilized in connection with any Demand Registration, Underwritten Shelf Takedown or other offering off of a Shelf Registration Statement or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(n)                                 The Company shall otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of  Section 11(a) of the Securities Act and Rule 158 thereunder.

(o)                                 The Company may require each such Participating Shareholder promptly to furnish in writing to the Company the Notice, Agreement and Questionnaire and such other information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or the Company may deem reasonably advisable in connection with such registration and shall not have any obligation to include a Participating Shareholder on any Registration Statement if the Notice, Agreement and Questionnaire or such other information is not promptly provided; provided, that, prior to excluding such Participating Shareholder on the basis of its failure to provide the Notice, Agreement and Questionnaire or such other information, the Company must furnish in writing a reminder to such Participating Shareholder requesting the Notice, Agreement and Questionnaire and such other information at least three (3) days prior to filing the applicable Registration Statement.

(p)                                 Each such Participating Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(i), such

Participating Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Participating Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(i), and, if so directed by the Company, such Participating Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Participating Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 7(i) to the date when the Company shall make available to such Participating Shareholder a prospectus supplemented or amended to conform with the requirements of  Section 7(i).

(q)                                 The Company shall use its commercially reasonable efforts to list all Registrable Securities covered by such Registration Statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.

(r)                                    The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities, including, by executing customary underwriting agreements and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the Holders in the marketing of the Registrable Securities.

8.                                      Indemnification by the Company.

(a)                                 The Company agrees to indemnify and hold harmless each Participating Shareholder holding Registrable Securities covered by a Registration Statement, each member, trustee, limited or general partner thereof, each member, trustee, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, stockholders, shareholders, employees, advisors and agents, each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their Representatives from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), any preliminary prospectus or any “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act) or (B) any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities Laws thereof, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities Laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except in all cases insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon or contained in any information furnished in writing to the Company by such Participating Shareholder expressly for use therein or by such Participating Shareholder’s failure to deliver a copy of the prospectus, the issuer free writing prospectus or any amendments or supplements thereto after the Company has furnished such Participating Shareholder with a sufficient number of copies of the same.

(b)                                 The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Participating Shareholders provided in this Section 8 or otherwise on commercially reasonable terms negotiated on an aim’s length basis with such underwriters.

9.                                      Indemnification by Participating Shareholders. Each Participating Shareholder holding Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company contained in Section 8(a)(i) and Section 8(a)(ii) to such Participating Shareholder, but only with respect to information furnished in writing by such Participating Shareholder or on such Participating Shareholder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, any preliminary prospectus or any “issuer free writing prospectus.” Each such Participating Shareholder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 9. As a condition to including Registrable Securities in any Registration Statement filed in accordance herewith, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Participating Shareholder shall be liable under this Section 9 for any Damages in excess of the gross proceeds realized by such Participating Shareholder in the sale of Registrable Securities of such Participating Shareholder to which such Damages relate.

10.                               Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 8 or Section 9, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, that the failure of any Indemnified Party to so notify the

Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

11.                               Survival. Subject to a Holder delivering a properly completed (as solely determined by the Company), executed and acknowledged Notice, Agreement and Questionnaire to the Company, Section 8, Section 9, Section 10 and Section 12 hereto will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

12.                               Contribution.

(a)                                 If the indemnification provided for herein is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Participating Shareholders holding Registrable Securities covered by a Registration Statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Participating Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Participating Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and each Participating Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Participating Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and Participating Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and Participating Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the applicable prospectus. The relative fault of the Company and Participating Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Participating Shareholders or by such underwriters. The relative fault of the Company on the one hand and of each Participating Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)                                 The Company and the Participating Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 12, no Participating Shareholder shall be required to contribute any amount for Damages in excess of the gross proceeds realized by Participating Shareholder in the sale of Registrable Securities of Participating Shareholder to which such Damages relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Participating Shareholder’s obligation to contribute pursuant to this Section 12 is several in the proportion that the net proceeds of the offering received by Participating Shareholder bears to the total net proceeds of the offering received by all such Participating Shareholders and not joint.

13.                               Participation in Public Offering.

(a)                                 No Person may participate in any Public Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements (provided, that no Holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such Holder has requested the Company include in any Registration Statement) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions set forth herein in respect of registration rights.

(b)                                 Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 7(i) above, such Person shall immediately discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 7(i). In the event the Company has given any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended (provided, that the Company shall not cause any Registration Statement to remain effective beyond the latest date allowed by applicable Law) by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each Holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 7(i).

14.                               Compliance with Rule 144 and Rule 144A. At the request of any Holder who proposes to sell securities in compliance with Rule 144 of the Securities Act, the Company shall (i) cooperate, to the extent commercially reasonable, with such Holder, (ii) forthwith furnish to such Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended from time to time, (iii) make available to the public and such Holders such information, and take such action as is reasonably necessary, to enable the Holders of Registrable Securities to make sales pursuant to Rule 144, and (iv) use its reasonable best efforts to list such Holder’s Company Shares on the NYSE. Unless the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A of the Securities Act, the information described in Rule 144A(d)(4) of the Securities Act.

15.                               Selling Expenses. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the Holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such Holder.

16.                               Prohibition on Requests; Holders’ Obligations.

(a)                                 No Holder shall, without the Company’s consent, be entitled to deliver a request for a Demand Registration or a Shelf Offering Request or Underwritten Shelf Takedown if less than 90 calendar days have elapsed since (A) the effective date of a prior Registration Statement in connection with a Demand Registration, Shelf Registration or Piggyback Registration, (B) the date of withdrawal by the Participating Shareholders of a Demand Registration or Underwritten Shelf Takedown or (C) the pricing date of any Underwritten Offering effected by the Company; provided, in each case, that such Holder has been provided with an opportunity to participate in the prior offering and either (i) has refused or not promptly accepted such opportunity or (ii) has not been cut back to less than 50% of the Registrable Securities requested to be included by such Holder.

(b)                                 No Holder of Registrable Securities shall be entitled to sell any of such Registrable Securities pursuant to this Agreement, unless such Holder has timely furnished the Company with all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not misleading and any other information regarding such Holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request pursuant to Section 7(o). Any sale of any Registrable Securities by any Holder shall constitute a representation and warranty by such Holder that the information of such Holder furnished in writing by or on behalf of such Holder, including in such Holder’s Notice, Agreement and Questionnaire (all such information, “Holder Information”), to the Company does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such Holder Information, in the light of the circumstances under which they were made, not misleading. Furthermore, if the Company is required to file a subsequent Registration Statement upon expiration of effectiveness of the Registration Statement naming a Holder, the Company shall be under no obligation to include such Holder as a selling securityholder if such Holder does not timely deliver an updated properly completed (as solely determined by the Company), executed and acknowledged Notice, Agreement and Questionnaire and other information upon request by the Company therefore pursuant to Section 7(o).

17.                               Corporate Governance.

(a)                                 Composition of the Board.

(i)                                     Subject to Section 17(a)(iv) below, two directors of the Board (each, a “Director”) shall be individuals designated in writing to the Company by MDLZ (each, a “MDLZ Designee”), which individuals shall at all times be executive officers of MDLZ and shall initially be the Executive Vice President and General Counsel and the Executive Vice President and Chief Financial Officer.

(ii)                                  Upon the resignation, retirement or other removal of any MDLZ Designee, MDLZ shall be entitled, subject to Section 17(a)(iv) below, promptly to designate a replacement MDLZ Designee to become a Director.

(iii)                               Each of the Company and the Holders shall use its reasonable best efforts to give effect to Section 17(a)(i); in particular, (A) each Holder shall procure that the directors of the Board nominated by it shall vote in favor of appointing each MDLZ Designee and against the removal of any MDLZ Designee at each relevant meeting of the Board or of any committee of the Board, (B) the Company shall ensure that each MDLZ Designee is proposed to serve as a Director at each annual or special meeting of the Company at which directors are to be elected,  (C) each Holder shall procure that the directors of the Board nominated by it  shall recommend that the Company’s stockholders vote in favor of appointing each MDLZ Designee and against the removal of any MDLZ Designee, (D) each Holder shall vote all the stock that it holds or controls (and shall procure that each of its Affiliates votes all stock that it holds or controls) in favor of appointing each MDLZ Designee as a Director and against the removal of any MDLZ Designee as a Director, and (E) no Holder (other than MDLZ) shall take any action to remove, or oppose the appointment of, a MDLZ Designee as a Director.

(iv)                              If MDLZ and its Affiliates beneficially own less than 8% of the Company Shares, then MDLZ shall promptly cause one of such MDLZ Designees to resign and the number of MDLZ Designees permissible hereunder shall be permanently reduced to one.  If MDLZ and its Affiliates beneficially own less than 5% of the Company Shares, then MDLZ shall promptly cause a second MDLZ Designee to resign and the number of MDLZ Designees permissible hereunder shall be permanently reduced to zero.

(b)                                 Committees.  For so long as MDLZ is permitted to appoint at least one (1) MDLZ Designee pursuant to Section 17(a), to the extent permitted by applicable Laws (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed), each committee of the Board shall include at least one MDLZ Designee.

(c)                                  Board Authority Matters.  For so long as MDLZ is permitted to appoint at least one (1) MDLZ Designee pursuant to Section 17(a), the Company shall not enter into or effectuate any of the following without the prior approval of the Board:

(i)                                     any issuance of shares of the Company or securities convertible or exchangeable for such shares, including options or other equity awards exercisable for such shares (other than options or other equity awards granted to officers or directors of the Company that have been authorized by the Board’s Compensation Committee or Special Award Committee),

(ii)                                  the declaration or payment of any dividend or other distribution with regard to any security of the Company,

(iii)                               a key transaction having material financial implications for the Company Group (as defined below), including material mergers and acquisitions,

(iv)                              the making of a material change in the nature of the Company’s business,

(v)                                 the adoption or amendment of any strategic business plan and annual budget,

(vi)                              the appointment or removal of the Company’s Auditors (as defined below),

(vii)                           the approval of the Company’s quarterly and annual consolidated financial statements,

(viii)                        the approval of a material decision relating to a material portion of the Company Group’s workforce (other than any decision that has been authorized by the Board’s Compensation Committee, Special Award Committee or Corporate Governance and Nominating Committee), or

(ix)                              the approval of a decision which may have a material implication for the reputation of the Company Group.

(d)                                 Certificate of Incorporation and Bylaws to be Consistent.  Each of the Company and each Holder shall use its reasonable best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the Bylaws of the Company contain provisions consistent with the terms of this Agreement (including without limitation this Section 17) and none of the Certificate of Incorporation or the Bylaws of the Company or any of the corresponding constituent documents of the Company’s Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of the Company or any Holder hereunder.

(e)                                  Amendment of Related Party Transaction Policy.  For so long as MDLZ is permitted to appoint at least one (1) MDLZ Designee pursuant to Section 17(a), the Company shall not amend or terminate its related party transaction policy adopted on the Closing Date, unless such amendments are required by applicable Law (including any requirements under the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed), without the prior written consent of MDLZ.

18.                               Information Rights.

(a)                                 For so long as MDLZ accounts for its investment in the Company under the equity method of accounting (determined in accordance with the generally accepted accounting principles as applicable to MDLZ from time to time), the Company agrees that:

(i)                                     The Company shall provide MDLZ (A) within 60 days after the end of each fiscal year, with the consolidated financial results for of the Company’s consolidated group (the “Company Group”) for such fiscal year (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income), (B) promptly upon availability, the annual accounts for each member of the Company Group (except where such accounts or audits are not legally required), (C) within 30 days after the end of each fiscal quarter, unaudited consolidated condensed financial results of the Company Group for such fiscal quarter (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income) and (D) with such financial information or documents in the possession of the Company and any of its Subsidiaries as MDLZ may reasonably request in writing in connection with the preparation of MDLZ’s public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by MDLZ with the SEC or any other Governmental Authority, including MDLZ’s unaudited quarterly financial statements and annual audited financial statements (collectively, the “MDLZ Public Filings”);

(ii)                                  The Company shall cooperate, and use its reasonable best efforts to cause the Company’s independent certified public accounts (the “Company’s Auditors”) to cooperate, with MDLZ to the extent reasonably requested in writing by MDLZ in the preparation of the MDLZ Public Filings. The Company agrees to use its reasonable best efforts to provide to MDLZ all information that MDLZ reasonably requests in writing in connection with any MDLZ Public Filings that, in the reasonable judgment of MDLZ upon consultation with its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable Law. The

Company shall use its reasonable best efforts to provide such information to enable MDLZ to prepare and release all MDLZ Public Filings on a timely basis. To the extent required in such filing, the Company shall use its reasonable best efforts to cause the Company’s Auditors to consent to any reference to them as experts in any MDLZ Public Filings required under applicable Law;

(iii)                               The Company and MDLZ shall share with each other (subject to any agreed protocols) aggregate security position information, within 60 days after the end of each fiscal quarter, for use in their respective compliance programs and shall coordinate share ownership reporting for such purpose; and

(iv)                              The Company will, within 25 days after the end of each fiscal quarter, make the Company’s controller available for a discussion with MDLZ with regards to updates to the Company’s business and financial results with respect to such fiscal quarter.

(b)                                 With respect to any information provided by the Company:

(i)                                     Subject to the requirements of law and to except the extent required to be included in MDLZ Public Filings, MDLZ shall keep confidential, and shall cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 18 unless such information (A) is or becomes publicly available other than as a result of a breach of this Section 18(b) by it or its Representatives; (B) was within its possession prior to being furnished to it by or on behalf of the Company, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such information; (C) is or becomes available to it or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such information; or (D) is independently developed by or on its behalf without violating any of its obligations under this Section 18(b).

(ii)                                  In the event MDLZ believes, upon consultation with its legal counsel, that it is legally required to disclose any information or documents contemplated by Section 18(b)(i) (but not including any information required to be included in MDLZ Public Filings), it shall to the extent possible under the circumstances provide reasonable prior written notice to the Company so that the Company may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

(iii)                               The rights of MDLZ and the obligations of the Company pursuant to this Section 18(b) shall be subject to applicable Laws relating to the exchange of information and other applicable Laws.

19.                               Miscellaneous.

(a)                                 Remedies; Specific Performance.

(i)                                     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(ii)                                  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Section 8(j), the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 8(g), without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b)                                 Amendments and Waivers. The provisions of this Agreement (other than Sections 17 and 18), including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and each Holder of outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders of Registrable Securities whose securities are being sold pursuant to a Shelf Registration Statement and that does not directly or indirectly affect the rights of other Holders of Registrable Securities may be given by each Holder of the Registrable Securities being sold by such Holders pursuant to such Shelf Registration Statement; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. Each Holder of Registrable Securities outstanding at the time of any such amendment, modification, supplement, waiver or consent or thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 8(b), whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Registrable Securities or is delivered to such Holder.  The provisions of Sections 17 and 18 (and the provisions of this sentence) may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and MDLZ.

(c)                                  Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or electronic mail or overnight courier:

(i)                                     if to the Company, to:

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive

P.O. Box 869077

Plano, Texas 75024

Attn:                    Martin M. Ellen, Executive Vice President and CFO
Email:            martin.ellen@dpsg.com

with a copy (which shall not constitute notice) to:

Dr Pepper Snapple Group, Inc.

5301 Legacy Drive

P.O. Box 869077

Plano, Texas 75024

Attn:                    Jim Baldwin, Executive Vice President and General Counsel

Facsimile: (972) 673-8130
Email:            jim.baldwin@dpsg.com

and

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attn:                    Charles E. Engros

Jonathan D. Morris

James Z. Fang

Facsimile: (212) 309-6001

Email:            charles.engros@morganlewis.com

jonathan.morris@morganlewis.com

james.fang@morganlewis.com

(ii)                                  if to a Holder, at the most current address given by such Holder to the Company in a Notice, Agreement and Questionnaire or any amendment thereto or, at the Company’s option, pursuant to the Legal Notice System on DTC, or successor system thereto;

or to such other address as such Person may have furnished to the other Persons identified in this Section 8(c) in writing in accordance herewith.

(d)                                 Majority of Registrable Securities. For purposes of determining what constitutes Holders of a majority of Registrable Securities, as referred to in this Agreement, a majority shall constitute a majority of the shares of Common Stock that constitute Registrable Securities.

(e)                                  Assignability; Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party, and any such assignment shall be null and void. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever.

(f)                                   Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.

(g)                                  Governing Law and Venue; Jurisdiction; WAIVER OF JURY TRIAL.

(i)                                     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION.  Each of the Parties hereby irrevocably and unconditionally consents and submits, for itself and with respect to its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the appropriate respective appellate courts therefrom (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware and the appropriate respective appellate courts therefrom) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject to jurisdiction thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware).  The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(c) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(ii)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR TO THE ACTIONS OF

THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g).

(h)                                 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)                                     Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and the investor rights granted by the Company with respect to the Registrable Securities. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the investor rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and undertakings among the Parties with respect to such investor rights. No Party shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

(j)                                    Termination. This Agreement and the obligations of the Parties hereunder shall terminate upon such time as there are no Registrable Securities, except for the provisions of Sections 2(d), 3(f), 4(d), 8, 9, 10, 11, 12, 15, 17, 18, 19(g) and this 19(j), which shall survive such termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

DR PEPPER SNAPPLE GROUP, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

HOLDER:

MAPLE HOLDINGS B.V.

By:
Name:
Title:

HOLDER:

MAPLE PARENT HOLDINGS CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

SCHEDULE A

HOLDERS OF REGISTRABLE SECURITIES

Maple Holdings B.V.

Mondelēz International Holdings LLC

ANNEX A

FORM OF SELLING SECURITYHOLDER NOTICE, AGREEMENT AND QUESTIONNAIRE

The undersigned (the “Selling Securityholder”) beneficial owner of common stock, par value $0.01 (the “Common Stock”), of Dr Pepper Snapple Group, Inc. (the “Company”) understands that the Company intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or a prospectus supplement to an existing shelf registration statement (as applicable, the “Shelf Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of certain Registrable Securities in accordance with the terms of the Investor Rights Agreement, dated on or about [•], 2018 (the “Investor Rights Agreement”), by and among the Company and the persons listed on Schedule A hereto. Each capitalized term not otherwise defined herein has the meaning given to it in the Investor Rights Agreement.

In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, the Selling Securityholder must be named as a selling securityholder in the related prospectus and deliver a prospectus to the purchasers of Registrable Securities. To facilitate naming of the Selling Securityholder as a selling securityholder in the Shelf Registration Statement, the Selling Securityholder must complete, execute, acknowledge and deliver this Notice, Agreement and Questionnaire prior to filing of the prospectus supplement to the Shelf Registration Statement.

Certain legal consequences arise from being named as Selling Securityholders in the Shelf Registration Statement and the related prospectus. Accordingly, the Selling Securityholder is advised to consult its own legal counsel regarding the consequences of being named or not being named as a Selling Securityholder in the Shelf Registration Statement and the related prospectus.

(a)           The Selling Securityholder hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3(b) pursuant to the Shelf Registration Statement. The Selling Securityholder, by signing and returning this Notice, Agreement and Questionnaire, understands that it shall be bound by the terms and conditions of this Notice, Agreement and Questionnaire.

(b)           The Selling Securityholder hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

Questionnaire

1.                                      (a)           Full Legal Name of Selling Securityholder:

(b)                                 Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in Item (3) below are held:

(c)                                  Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in Item (3) below are held:

2.                                      Address for Notices to Selling Securityholder:

Telephone:

Fax:

Email address:

Contact Person:

3.                                      Beneficial Ownership of Registrable Securities:

This Item (3) covers beneficial ownership of the Company’s securities. Please consult Appendix A to this Notice, Agreement and Questionnaire for information as to the meaning of “beneficial ownership.” Except as set forth below in this Item (3), the Selling Securityholder does not beneficially own any Registrable Securities.

(a)                                 Number of shares of Registrable Securities beneficially owned:

(b)                                 Number of shares of the Registrable Securities which the Selling Securityholder  wishes to be included in the Shelf Registration Statement:

4.                                      Beneficial Ownership of other securities of the Company owned by the Selling Securityholder.

Except as set forth below in this Item (4), the Selling Securityholder is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item (3).

(a)                                 Type and amount of other securities beneficially owned by the Selling Securityholder:

(b)                                 CUSIP No(s). of other securities beneficially owned by the Selling Securityholder:

5.                                      Relationship with the Company:

(a)                                 Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the Selling Securityholder) held any position or office or have you had any other material relationship with the Company (or its predecessors or affiliates) within the past three years?

☐            Yes

☐            No

(b)                                 If so, please state the nature and duration of your relationship with the Company:

6.                                      Broker-Dealer Status:

(a)                                 Is the Selling Securityholder a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐            Yes

☐            No

Note that the Company shall be required to identify any registered broker-dealer as an underwriter in the prospectus.

If so, please answer the remaining questions in this section.

If the Selling Securityholder is a registered broker-dealer, please indicate whether the Selling Securityholder acquired its Registrable Securities for investment or acquired them as transaction-based compensation for investment banking or similar services.

If the Selling Securityholder is a registered broker-dealer and received its Registrable Securities other than as transaction-based compensation, the Company is required to identify you as an underwriter in the Shelf Registration Statement and related prospectus.

(b)                                 Affiliation with Broker-Dealers:

Is the Selling Securityholder an affiliate of a registered broker-dealer? For purposes of this Item 6(b), an “affiliate” of a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

☐            Yes

☐            No

If so, please answer the remaining questions in this section:

(i)                                     Please describe the affiliation between the Selling Securityholder and any registered broker-dealers:

(ii)                                  If the Selling Securityholder, at the time of its acquisition of the Registrable Securities, had any agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities, please describe such agreements or understandings:

Note that if the Selling Securityholder is an affiliate of a broker-dealer and at the time of the acquisition of the Registrable Securities had any agreements or understandings, directly or indirectly, to distribute the securities, the Company must identify the Selling Securityholder as an underwriter in the prospectus.

7.                                      Nature of Beneficial Holding. The purpose of this question is to identify the ultimate natural person(s) or publicly held entity that exercise(s) sole or shared voting or dispositive power over the Registrable Securities.

(a)                                 Is the Selling Securityholder required to file, or is it a wholly-owned subsidiary of a company that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act?

☐            Yes

☐            No

(b)                                 State whether the Selling Securityholder is an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended:

☐            Yes

☐            No

(c)                                  If a subsidiary, please identify the publicly held parent entity:

If you answered “No” to questions (a) and (b) above, please identify the controlling person(s) of the Selling Securityholder (the “Controlling Entity”). If the Controlling Entity is not a natural person or a publicly held entity, please identify each controlling person(s) of such Controlling Entity. This process should be repeated until you reach natural persons or a publicly held entity that exercise sole or shared voting or dispositive power over the Registrable Securities:

***PLEASE NOTE THAT THE SEC REQUIRES THAT THESE NATURAL PERSONS BE NAMED IN THE PROSPECTUS***

If you need more space for this response, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Notice, Agreement and Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the above questions.

8.             Plan of Distribution:

Except as set forth below, the Selling Securityholder (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Shelf Registration Statement only as follows (if at all): such Registrable Securities may be sold from time to time directly by the Selling Securityholder or alternatively through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholder shall be responsible for underwriting discounts or commissions or agent’s commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. The Selling Securityholder may pledge or grant a security interest in some or all of the Registrable Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Registrable Securities from time to time pursuant to the prospectus. The Selling Securityholder also may transfer and donate shares in other circumstances in which certain cases the transferees, donees, pledgees or other successors in interest shall be the selling Securityholder for purposes of the prospectus.

State any exceptions here:

Note: In no event may such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of the Company.

(i)            The Selling Securityholder acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Shelf Registration Statement. The Selling Securityholder agrees that neither it nor any person acting on its behalf shall engage in any transaction in violation of such provisions.

(j)            In accordance with the Selling Securityholder’s obligation under the Investor Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the Selling Securityholder agrees to provide any additional information the Company may reasonably request and to promptly notify the Company of any inaccuracies or changes in the information provided that may occur at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Investor Rights Agreement shall be made in writing by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery as follows:

To the Company :

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive

P.O. Box 869077

Plano, Texas 75024

Attn:       Martin M. Ellen, Executive Vice President and CFO
Email:    martin.ellen@dpsg.com

with a copy (which shall not constitute notice) to:

Dr Pepper Snapple Group, Inc.

5301 Legacy Drive

P.O. Box 869077

Plano, Texas 75024

Attn:       Jim Baldwin, Executive Vice President and General Counsel

Facsimile: (972) 673-8130
Email: jim.baldwin@dpsg.com

(k)           In the event any Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item (3) above after the date on which such information is provided to the Company, the Selling Securityholder shall notify the transferee(s) at the time of transfer of its rights and obligations under this Notice, Agreement and Questionnaire and the Investor Rights Agreement.

(l)            By signing this Notice, Agreement and Questionnaire, the Selling Securityholder consents to the disclosure of the information contained herein in its answers to Items (1) through

(8) above and the inclusion of such information in the Shelf Registration Statement, the related prospectus and any state securities or Blue Sky applications. The Selling Securityholder understands that such information shall be relied upon by the Company without independent investigation or inquiry in connection with the preparation or amendment of the Shelf Registration Statement, the related prospectus and any state securities or Blue Sky applications.

(m)          Once this Notice, Agreement and Questionnaire is executed by the Selling Securityholder and received and acknowledged by the Company, the terms of this Notice, Agreement and Questionnaire and the representations, warranties and indemnification contained herein shall be binding on, shall inure to the benefit of, and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the Selling Securityholder with respect to the Registrable Securities beneficially owned by such Selling Securityholder and listed in Item (3) above. This Notice, Agreement and Questionnaire shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts-of-laws provisions thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice, Agreement and Questionnaire to be executed and delivered either in person or by its authorized agent.

Dated:

Selling Securityholder:

By:
Name:
Title:

Please return the completed and executed Notice, Agreement and Questionnaire to:

Dr Pepper Snapple Group, Inc.

5301 Legacy Drive

P.O. Box 869077

Plano, Texas 75024

Attn: Martin M. Ellen, Executive Vice President and CFO

Email: martin.ellen@dpsg.com

The Company hereby acknowledges that it has received and read and understands this Notice, Agreement and Questionnaire and agrees to be bound by the obligations and terms contained herein.

Dr Pepper Snapple Group, Inc.:

By:
Name:
Title:

[SIGNATURE PAGE TO SELLING SECURITYHOLDER NOTICE, AGREEMENT AND QUESTIONNAIRE]

Appendix A

DEFINITION OF “BENEFICIAL OWNERSHIP”

1.                                      A “Beneficial Owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(a) Voting power which includes the power to vote, or to direct the voting of, such security; and/or

(b) Investment power which includes the power to dispose, or direct the disposition of, such security.

Please note that either voting power or investment power, or both, is sufficient for you to be considered the beneficial owner of shares.

2.                                      Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the federal securities acts shall be deemed to be the beneficial owner of such security.

3.                                      Notwithstanding the provisions of paragraph (1), a person is deemed to be the “beneficial owner” of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including but not limited to any right to acquire: (a) through the exercise of any option, warrant or right; (b) through the conversion of a security; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in (a), (b) or (c) above, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power.

Exhibit E-1

[Form of Maple Parent Tax Representation Letter]

[attached]

MAPLE PARENT HOLDINGS CORP.

FORM OF TAX REPRESENTATION LETTER

January 29, 2018

McDermott Will & Emery LLP

500 North Capitol Street, N.W.

Washington, D.C. 20001

Ladies and Gentlemen:

In connection with the opinion (the “Tax Opinion”) to be delivered by McDermott Will & Emery LLP, an Illinois limited liability partnership (“McDermott”), pursuant to Section 8.02(c) of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 29, 2018 among Dr Pepper Snapple Group, Inc., a Delaware corporation (“DPSG”), Salt Merger Sub, a Delaware corporation (“Merger Sub”), and Maple Parent Holdings Corp., a Delaware corporation (“Maple Parent”), the undersigned, an officer of Maple Parent, is making representations in this letter on behalf of Maple Parent.  Pursuant to the Merger Agreement,(1) Merger Sub will merge with and into Maple Parent with Maple Parent surviving as a wholly-owned direct subsidiary of DPSG (the “Merger”).  Recognizing that (i) McDermott will rely on the following representations in delivering the Tax Opinion and (ii) the Tax Opinion may not accurately describe the consequences of the Merger if any of the following representations are not accurate in all respects as of the Closing, Maple Parent hereby represents and certifies after due inquiry and investigation that (1) to the extent the following representations relate to Maple Parent, such representations are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects at all times up to and including the Effective Time, and (2) to the extent the following representations relate to DPSG and Merger Sub, Maple Parent believes such representations are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects at all times up to and including the Effective Time:

1.              Determination of the consideration to be issued in the Merger to the shareholders of Maple Parent was the result of an arm’s-length negotiation between the managements of DPSG and Maple Parent.  The fair market value of the DPSG Common Stock to be received by each shareholder of Maple Parent will be approximately equal to the fair market value of the outstanding common stock of Maple Parent (“Maple Parent Common Stock”) surrendered by such shareholder in the Merger.

(1)  References to the Merger Agreement contained in this “Tax Representation Letter” include, unless the context otherwise requires, each document attached thereto as an exhibit or annex.  All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

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2.              In connection with the Merger, no Maple Parent Common Stock will be acquired by DPSG, any Person related to DPSG (within the meaning of Treasury Regulations Section 1.368-1(e)(4)) (a “DPSG Related Person”) or any Person acting as agent or intermediary for any of them for any consideration other than DPSG Common Stock and, where applicable, cash in lieu of fractional share interests.

3.              In the Merger, all of the shares of Maple Parent Common Stock will be exchanged solely for DPSG Common Stock.  At the time of the Merger, Maple Parent will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Maple Parent, or, following the Merger, stock in DPSG that, if exercised or converted, would affect DPSG’s acquisition or retention of 100% ownership of Maple Parent. Further, no liabilities of Maple Parent or of the holders of Maple Parent Common Stock immediately prior to the Merger (the “Maple Parent Shareholders”) will be assumed by DPSG, nor, to the best knowledge of the management of Maple Parent, will any Maple Parent Common Stock be subject to any liabilities.

4.              Following the Merger, DPSG will cause Maple Parent to hold within the meaning of Treasury Regulations Section 1.368-2(j)(3)(iii) at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger (in each case, for the avoidance of doubt, without regard to cash of Maple Parent acquired pursuant to the Maple Parent Restructuring that is distributed in transfers described in Treasury Regulations Section 1.368-2(k)) and at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, of Merger Sub held immediately prior to the Merger.  For purposes of this representation, amounts paid by Maple Parent or Merger Sub to the Maple Parent Shareholders who receive cash or other property, amounts used by Maple Parent or Merger Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends to the Maple Parent Shareholders) made by Maple Parent will be included as assets of Maple Parent or Merger Sub, respectively, immediately prior to the Merger.

5.              Following the Merger, DPSG will continue, or cause to be continued, Maple Parent’s historic business or use, or cause to be used, a significant portion of Maple Parent’s historic business assets in a business either directly or through one or more members of DPSG’s qualified group (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) or one or more partnerships in which DPSG and members of its qualified group own an aggregate interest representing a significant interest in such business or have active and substantial management functions as partners in such business (each within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii)(B)).

6.              DPSG has no plan or intention to (a) cause Maple Parent (i) to liquidate, (ii) to merge with or into another corporation (or to convert Maple Parent into a

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“disregarded entity” within the meaning of Treasury Regulations Section 301.7701-3) after the Effective Time or (iii) to sell, distribute or otherwise dispose of any of its assets or the assets of Merger Sub (other than dispositions made in the ordinary course of business or described in Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k)); or (b) sell or otherwise dispose of the stock of Maple Parent (or cause such sale or disposition), provided that, in the case of any disposition described in Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k), the foregoing representations in this Representation #6 shall apply to any transferee that is a member of DPSG’s qualified group (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)).

7.              Except pursuant to share repurchases that are made on the open market, through a broker at the then-prevailing market price pursuant to a stock repurchase program described in Revenue Ruling 99-58, 1999-2 C.B. 701, there is no plan or intention in connection with the Merger, for DPSG, any DPSG Related Person or any Person acting as agent or intermediary for any of them to purchase, exchange, redeem or otherwise acquire (directly or indirectly and including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) any DPSG Common Stock issued to holders of Maple Parent Common Stock in the Merger, including, for example, in transactions that would reduce the ownership of the Maple Parent Shareholders of DPSG Common Stock issued in the Merger to a number of shares having an aggregate fair market value, as of the Effective Time, of less than 40% of the total fair market value of all of the shares of Maple Parent Common Stock immediately prior to the Effective Time.

8.              Except as otherwise provided in the Merger Agreement or any agreement or document described therein (collectively, the “Transaction Documents”), each of Maple Parent and, to the best knowledge of the management of Maple Parent, the Maple Parent Shareholders, DPSG, DPSG’s shareholders and Merger Sub will pay its respective expenses, if any, incurred in connection with the Merger. All expenses of the Maple Parent Shareholders, determined as of immediately before the Merger, that are paid by DPSG, if any, will be “solely and directly related” (within the meaning of Revenue Ruling 73-54, 1973-1 C.B. 187) to the Merger.

9.              Neither DPSG nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code or under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

10.       At the Effective Time of the Merger, DPSG will own all of the issued and outstanding stock Merger Sub.  Prior to the Merger, Merger Sub will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Merger Sub, or, following the Merger, stock in Maple Parent that, if exercised or converted, would affect DPSG’s acquisition or retention of 100% ownership of Maple Parent.  Merger Sub was formed by DPSG solely for the purpose of engaging in the Merger and has not, since its formation, owned any assets, other than assets with

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nominal value, incurred any indebtedness for money borrowed, issued stock or any other equity to any Person other than DPSG, or engaged in any trade or business activities or operations (other than entering into the Merger Agreement or executing any Transaction Document).

11.       DPSG has no plan or intention to cause or permit Maple Parent to alter the terms of the Maple Parent Common Stock, to issue additional shares of Maple Parent stock or to grant any warrants, options, convertible securities or any other type of right pursuant to which any Person could acquire stock of Maple Parent that, if exercised or converted, would result in DPSG not having 100% ownership of Maple Parent.

12.       There is no intercorporate indebtedness existing between DPSG and Maple Parent or between Merger Sub and Maple Parent.

13.       Merger Sub will have no liabilities assumed by Maple Parent, and will not transfer to Maple Parent any assets subject to liabilities, in the Merger.

14.       None of the compensation to be received by any shareholder-employee of Maple Parent will be separate consideration for, or allocable to, any of such Person’s shares of Maple Parent Common Stock; none of the shares of DPSG Common Stock to be received by any shareholder-employee of Maple Parent in the Merger will be separate consideration for, or allocable to, any past or future services; and the compensation to be paid to any shareholder-employee after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

15.       The Merger is being effected for bona fide business reasons, as described in the Form 8-K, Current Report, of DPSG filed on January 29, 2018 (with the Transaction Documents, collectively, the “Project Sea Salt Documents”).

16.       The information relating to the Merger and all related transactions (including, but not limited to, all representations, warranties, covenants and undertakings) set forth in the Project Sea Salt Documents, insofar as such information relates to Maple Parent or the plans or intentions of Maple Parent set forth in the Project Sea Salt Documents are true, correct and complete in all material respects.

17.       The Transaction Documents (including all exhibits and attachments thereto) represent the full and complete agreement between DPSG, Merger Sub, and Maple Parent regarding the Merger, and there are no other written or oral agreements regarding the Merger between Maple Parent, on the one hand, and DPSG and/or Merger Sub, on the other.  The Merger will be consummated pursuant to the terms of the Merger Agreement, and none of the material terms and conditions thereof has been or will be waived or modified.

18.       The payment of cash in lieu of fractional shares of DPSG Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to DPSG of issuing fractional shares, if any, and does not represent separately

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bargained-for consideration, and the total cash consideration that will be paid to the shareholders of Maple Parent in lieu of fractional shares of DPSG Common Stock will represent less than 1 percent of the total value of the consideration to be issued in the Merger to the Maple Parent Shareholders.  The fractional share interests of each Maple Parent Shareholder will be aggregated, and no Maple Parent Shareholder will receive cash in an amount equal to or greater than the value of one full share of DPSG Common Stock.

19.       DPSG Common Stock entitles the holder to vote for the election and the removal of the board of directors of DPSG.

20.       Following the Merger, DPSG will comply, and will cause Maple Parent to comply, with the record-keeping and information filing requirements of Treasury Regulations Sections 1.351-3 and 1.368-3.

21.       DPSG will not take any position on any federal, state or local income or franchise Tax Return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and an exchange described in Section 351(a) of the Code.

22.       None of the stock of Maple Parent to be transferred in connection with the Merger is “section 306 stock” within the meaning of section 306(c).

23.       The Maple Parent Shareholders will not retain any rights in the Maple Parent Common Stock transferred to Sea Salt pursuant to the Merger.

24.       There will be no indebtedness created in favor of the Maple Parent Shareholders as a result of the Merger.

25.       There is no plan or intention on the part of DPSG to redeem or otherwise reacquire any DPSG stock issued to the Maple Parent Shareholders pursuant with the Merger.

26.       The transfer of the property to DPSG in the Merger will occur pursuant to a plan agreed upon before the Merger in which the rights of the parties are defined.

27.       Taking into account any issuance of additional DPSG stock; any issuance of DPSG stock for services; the exercise of any stock rights, warrants, or subscriptions; and the sale, exchange, transfer by gift, or other disposition of any of the stock in DPSG received in the Merger, the Maple Parent Shareholders will be in “control” of DPSG within the meaning of section 368(c) immediately after the Merger.

28.       DPSG will not be an investment company within the meaning of section 351(e)(1) and Treasury Regulations Section 1.351-1(c)(1)(ii).  Specifically, at the time of the Merger, DPSG will not be regulated investment company, a real estate investment trust, or a corporation more than 80 percent of the assets of which are

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stock or securities held for investment or are interests in regulated investment companies or real estate investment trusts.

29.       The aggregate fair market value of the Maple Parent Common Stock that will be transferred by the Maple Parent Shareholders to DPSG will equal or exceed the aggregate adjusted basis of such stock immediately after the Merger.

30.       The total fair market value of the Maple Parent Common Stock that will be transferred by the Maple Parent Shareholders to DPSG pursuant to the Merger will exceed zero.  The fair market value of the assets of DPSG will exceed the amount of its liabilities immediately after the Merger.

31.       At the time of the Merger, no Maple Parent Shareholder will be under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(a)(3)(A)), and the stock or securities received in the exchange will not be used to satisfy indebtedness of any Maple Parent Shareholder.

32.       At the time of the Merger, DPSG will not be a “personal service corporation” within the meaning of section 269A.

33.       The Merger is not the result of the solicitation by a promoter, broker or investment house.

34.       No stock of DPSG or of Merger Sub will be placed in escrow or issued under a contingent stock arrangement.

35.       To the best knowledge of Maple Parent, no Maple Parent Shareholder will own any stock of DPSG at the time the Special Dividend is declared and, consequently, no portion of the Special Dividend will be paid to any Maple Parent Shareholder.

36.       The individual executing this letter is authorized to make all of the representations set forth herein on behalf of Maple Parent.

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We understand that McDermott will rely, without further inquiry, on this representation letter in rendering its opinion as to certain U.S. federal income tax consequences of the Merger.  We will promptly and timely inform you if, after signing this representation letter, we have reason to believe that any of the facts described herein or any of the representations made in this representation letter are or have become untrue, incorrect or incomplete in any respect.

Maple Parent Holdings Corp.

By:
Name:
Title:

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Exhibit E-2

[Form of DPSG and Merger Sub Tax Representation Letter]

[attached]

DR PEPPER SNAPPLE GROUP, INC. AND SALT MERGER SUB, INC.

FORM OF TAX REPRESENTATION LETTER

January 29, 2018

McDermott Will & Emery LLP

500 North Capitol Street, N.W.

Washington, D.C. 20001

Ladies and Gentlemen:

In connection with the opinion (the “Tax Opinion”) to be delivered by McDermott Will & Emery LLP, an Illinois limited liability partnership (“McDermott”), pursuant to Section 8.02(c) of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 29, 2018 among Dr Pepper Snapple Group, Inc., a Delaware corporation (“DPSG”), Salt Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Maple Parent Holdings Corp., a Delaware corporation (“Maple Parent”), the undersigned, officers of DPSG and Merger Sub, respectively, are making representations in this letter on behalf of DPSG and Merger Sub, respectively.  Pursuant to the Merger Agreement,(1) Merger Sub will merge with and into Maple Parent with Maple Parent surviving as a wholly-owned direct subsidiary of DPSG (the “Merger”).  Recognizing that (i) McDermott will rely on the following representations in delivering the Tax Opinion and (ii) the Tax Opinion may not accurately describe the consequences of the Merger if any of the following representations are not accurate in all respects as of the Closing, DPSG and Merger Sub hereby represent and certify after due inquiry and investigation that (1) to the extent the following representations relate to DPSG and Merger Sub, such representations are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects at all times up to and including the Effective Time, and (2) to the extent the following representations relate to Maple Parent, DPSG and Merger Sub each believes such representations are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects at all times up to and including the Effective Time:

1.              Determination of the consideration to be issued in the Merger to the shareholders of Maple Parent was the result of an arm’s-length negotiation between the managements of DPSG and Maple Parent.  The fair market value of the DPSG Common Stock to be received by each shareholder of Maple Parent will be approximately equal to the fair market value of the outstanding common stock of

(1)  References to the Merger Agreement contained in this “Tax Representation Letter” include, unless the context otherwise requires, each document attached thereto as an exhibit or annex.  All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

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Maple Parent (“Maple Parent Common Stock”) surrendered by such shareholder in the Merger.

2.              In connection with the Merger, no Maple Parent Common Stock will be acquired by DPSG, any Person related to DPSG (within the meaning of Treasury Regulations Section 1.368-1(e)(4)) (an “DPSG Related Person”) or any Person acting as agent or intermediary for any of them for any consideration other than DPSG Common Stock and, where applicable, cash in lieu of fractional share interests.

3.              In the Merger, all of the shares of Maple Parent Common Stock will be exchanged solely for DPSG Common Stock.  At the time of the Merger, Maple Parent will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Maple Parent, or, following the Merger, stock in DPSG that, if exercised or converted, would affect DPSG’s acquisition or retention of 100% ownership of Maple Parent. Further, no liabilities of Maple Parent or of the holders of Maple Parent Common Stock immediately prior to the Merger (the “Maple Parent Shareholders”) will be assumed by DPSG, nor, to the best knowledge of the management of DPSG and Merger Sub, will any Maple Parent Common Stock be subject to any liabilities.

4.              Following the Merger, DPSG will cause Maple Parent to hold within the meaning of Treasury Regulations Section 1.368-2(j)(3)(iii) at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger (in each case, for the avoidance of doubt, without regard to cash of Maple Parent acquired pursuant to the Maple Parent Restructuring that is distributed in transfers described in Treasury Regulations Section 1.368-2(k)) and at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, of Merger Sub held immediately prior to the Merger.  For purposes of this representation, amounts paid by Maple Parent or Merger Sub to the Maple Parent Shareholders who receive cash or other property, amounts used by Maple Parent or Merger Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends to the Maple Parent Shareholders) made by Maple Parent will be included as assets of Maple Parent or Merger Sub, respectively, immediately prior to the Merger.

5.              Following the Merger, DPSG will continue, or cause to be continued, Maple Parent’s historic business or use, or cause to be used, a significant portion of Maple Parent’s historic business assets in a business either directly or through one or more members of DPSG’s qualified group (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) or one or more partnerships in which DPSG and members of its qualified group own an aggregate interest representing a significant interest in such business or have active and substantial management functions as partners in such business (each within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii)(B)).

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6.              DPSG has no plan or intention to (a) cause Maple Parent (i) to liquidate, (ii) to merge with or into another corporation (or to convert Maple Parent into a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-3) after the Effective Time or (iii) to sell, distribute or otherwise dispose of any of its assets or the assets of Merger Sub (other than dispositions made in the ordinary course of business or described in Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k)); or (b) sell or otherwise dispose of the stock of Maple Parent (or cause such sale or disposition), provided that, in the case of any disposition described in Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k), the foregoing representations in this Representation #6 shall apply to any transferee that is a member of DPSG’s qualified group (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)).

7.              Except pursuant to share repurchases that are made on the open market, through a broker at the then-prevailing market price pursuant to a stock repurchase program described in Revenue Ruling 99-58, 1999-2 C.B. 701, there is no plan or intention in connection with the Merger, for DPSG, any DPSG Related Person or any Person acting as agent or intermediary for any of them to purchase, exchange, redeem or otherwise acquire (directly or indirectly and including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) any DPSG Common Stock issued to holders of Maple Parent Common Stock in the Merger, including, for example, in transactions that would reduce the ownership of the Maple Parent Shareholders of DPSG Common Stock issued in the Merger to a number of shares having an aggregate fair market value, as of the Effective Time, of less than 40% of the total fair market value of all of the shares of Maple Parent Common Stock immediately prior to the Effective Time.

8.              Except as otherwise provided in the Merger Agreement or any agreement or document described therein (collectively, the “Transaction Documents”), each of DPSG and Merger Sub and, to the best knowledge of the management of DPSG and Merger Sub, DPSG’s shareholders, Maple Parent and the Maple Parent Shareholders will pay its respective expenses, if any, incurred in connection with the Merger. All expenses of the Maple Parent Shareholders, determined as of immediately before the Merger, that are paid by DPSG, if any, will be “solely and directly related” (within the meaning of Revenue Ruling 73-54, 1973-1 C.B. 187) to the Merger.

9.              Neither DPSG nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code or under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

10.       At the Effective Time of the Merger, DPSG will own all of the issued and outstanding stock Merger Sub.  Prior to the Merger, Merger Sub will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Merger Sub, or, following the Merger, stock in Maple Parent that, if exercised or converted, would

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affect DPSG’s acquisition or retention of 100% ownership of Maple Parent.  Merger Sub was formed by DPSG solely for the purpose of engaging in the Merger and has not, since its formation, owned any assets, other than assets with nominal value, incurred any indebtedness for money borrowed, issued stock or any other equity to any Person other than DPSG, or engaged in any trade or business activities or operations (other than entering into the Merger Agreement or executing any Transaction Document).

11.       DPSG has no plan or intention to cause or permit Maple Parent to alter the terms of the Maple Parent Common Stock, to issue additional shares of Maple Parent stock or to grant any warrants, options, convertible securities or any other type of right pursuant to which any Person could acquire stock of Maple Parent that, if exercised or converted, would result in DPSG not having 100% ownership of Maple Parent.

12.       There is no intercorporate indebtedness existing between DPSG and Maple Parent or between Merger Sub and Maple Parent.

13.       Merger Sub will have no liabilities assumed by Maple Parent, and will not transfer to Maple Parent any assets subject to liabilities, in the Merger.

14.       None of the compensation to be received by any shareholder-employee of Maple Parent will be separate consideration for, or allocable to, any of such Person’s shares of Maple Parent Common Stock; none of the shares of DPSG Common Stock to be received by any shareholder-employee of Maple Parent in the Merger will be separate consideration for, or allocable to, any past or future services; and the compensation to be paid to any shareholder-employee after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

15.       The Merger is being effected for bona fide business reasons, as described in the Form 8-K, Current Report, of DPSG filed on January 29, 2018 (with the Transaction Documents, collectively, the “Project Sea Salt Documents”).

16.       The information relating to the Merger and all related transactions (including, but not limited to, all representations, warranties, covenants and undertakings) set forth in the Project Sea Salt Documents, insofar as such information relates to Maple Parent or the plans or intentions of Maple Parent set forth in the Project Sea Salt Documents are true, correct and complete in all material respects.

17.       The Transaction Documents (including all exhibits and attachments thereto) represent the full and complete agreement between DPSG, Merger Sub, and Maple Parent regarding the Merger, and there are no other written or oral agreements regarding the Merger between Maple Parent, on the one hand, and DPSG and/or Merger Sub, on the other.  The Merger will be consummated pursuant to the terms of the Merger Agreement, and none of the material terms and conditions thereof has been or will be waived or modified.

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18.       The payment of cash in lieu of fractional shares of DPSG Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to DPSG of issuing fractional shares, if any, and does not represent separately bargained-for consideration, and the total cash consideration that will be paid to the shareholders of Maple Parent in lieu of fractional shares of DPSG Common Stock will represent less than 1 percent of the total value of the consideration to be issued in the Merger to the Maple Parent Shareholders.  The fractional share interests of each Maple Parent Shareholder will be aggregated, and no Maple Parent Shareholder will receive cash in an amount equal to or greater than the value of one full share of DPSG Common Stock

19.       DPSG Common Stock entitles the holder to vote for the election and the removal of the board of directors of DPSG.

20.       Following the Merger, DPSG will comply, and will cause Maple Parent to comply, with the record-keeping and information filing requirements of Treasury Regulations Sections 1.351-3 and 1.368-3.

21.       DPSG will not take any position on any federal, state or local income or franchise Tax Return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and an exchange described in Section 351(a) of the Code.

22.       None of the stock of Maple Parent to be transferred in connection with the Merger is “section 306 stock” within the meaning of section 306(c).

23.       The Maple Parent Shareholders will not retain any rights in the Maple Parent Common Stock transferred to DPSG pursuant to the Merger.

24.       There will be no indebtedness created in favor of the Maple Parent Shareholders as a result of the Merger.

25.       There is no plan or intention on the part of DPSG to redeem or otherwise reacquire any DPSG stock issued to the Maple Parent Shareholders pursuant with the Merger.

26.       The transfer of the property to DPSG in the Merger will occur pursuant to a plan agreed upon before the Merger in which the rights of the parties are defined.

27.       Taking into account any issuance of additional DPSG stock; any issuance of DPSG stock for services; the exercise of any stock rights, warrants, or subscriptions; and the sale, exchange, transfer by gift, or other disposition of any of the stock in DPSG received in the Merger, the Maple Parent Shareholders will be in “control” of DPSG within the meaning of section 368(c) immediately after the Merger.

28.       DPSG will not be an investment company within the meaning of section 351(e)(1) and Treasury Regulations Section 1.351-1(c)(1)(ii).  Specifically, at the time of

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the Merger, DPSG will not be regulated investment company, a real estate investment trust, or a corporation more than 80 percent of the assets of which are stock or securities held for investment or are interests in regulated investment companies or real estate investment trusts.

29.       The aggregate fair market value of the Maple Parent Common Stock that will be transferred by the Maple Parent Shareholders to DPSG will equal or exceed the aggregate adjusted basis of such stock immediately after the Merger.

30.       The total fair market value of the Maple Parent Common Stock that will be transferred by the Maple Parent Shareholders to DPSG pursuant to the Merger will exceed zero.  The fair market value of the assets of DPSG will exceed the amount of its liabilities immediately after the Merger.

31.       At the time of the Merger, no Maple Parent Shareholder will be under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(a)(3)(A)), and the stock or securities received in the exchange will not be used to satisfy indebtedness of any Maple Parent Shareholder.

32.       At the time of the Merger, DPSG will not be a “personal service corporation” within the meaning of section 269A.

33.       The Merger is not the result of the solicitation by a promoter, broker or investment house.

34.       No stock of DPSG or of Merger Sub will be placed in escrow or issued under a contingent stock arrangement.

35.       To the best knowledge of DPSG and Merger Sub, no Maple Parent Shareholder will own any stock of DPSG at the time the Special Dividend is declared and, consequently, no portion of the Special Dividend will be paid to any Maple Parent Shareholder.

36.       The individuals executing this letter are authorized to make all of the representations set forth herein on behalf of DPSG and Merger Sub, respectively.

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We understand that McDermott will rely, without further inquiry, on this representation letter in rendering its opinion as to certain U.S. federal income tax consequences of the Merger.  We will promptly and timely inform you if, after signing this representation letter, we have reason to believe that any of the facts described herein or any of the representations made in this representation letter are or have become untrue, incorrect or incomplete in any respect.

Dr Pepper Snapple Group, Inc.

By:
Name:
Title:

Salt Merger Sub, Inc.

By:
Name:
Title:

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